Exhibit 10.1

Execution Version

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION TERM LOAN CREDIT AGREEMENT

dated as of May 18, 2023,

among

VENATOR FINANCE S.À R.L. and

VENATOR MATERIALS LLC,

each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Borrowers,

VENATOR MATERIALS PLC,

a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Holdings

THE LENDERS PARTY HERETO,

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Administrative Agent and Collateral Agent

_____________________________

(i)

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION TERM LOAN CREDIT AGREEMENT, dated as of May 18, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement” or the “Term Loan Credit Agreement”), among VENATOR MATERIALS PLC, a public limited company incorporated in England and Wales with company number 10747130 and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Holdings”), VENATOR FINANCE S.À R.L., a private limited liability company (société à responsabilité limitée) organized under the laws of Luxembourg, with its registered office at 8-10, avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg register of commerce and companies (R.C.S. Luxembourg) under number B 215.641 and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Lux Borrower”), VENATOR MATERIALS LLC, a Delaware limited liability company and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “US Borrower” and together with the Lux Borrower, the “Borrowers”), the Lenders party hereto from time to time and WILMINGTON SAVINGS FUND SOCIETY, FSB, as administrative agent (in such capacity, and as further defined in Section 1.01, the “Administrative Agent”), and as collateral agent (in such capacity, and as further defined in Section 1.01, the “Collateral Agent”).

RECITALS

(1)	The Borrowers, Holdings and certain of their Affiliates (as hereinafter defined) have commenced voluntary cases (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code (as hereinafter defined) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), and the Loan Parties (as hereinafter defined) continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

(2)	The Borrowers have asked the Lenders (as hereinafter defined) to provide them with a senior secured superpriority debtor-in-possession term loan credit agreement facility, comprised of multi-draw term loans (the “Term Facility”) in an aggregate principal amount of $275,000,000. All of the Borrowers’ obligations under the Term Facility are to be guaranteed by the Guarantors (as hereinafter defined).

(3)	To provide for the repayment of the Term Loans (as hereinafter defined), and the payment of the other Obligations (as hereinafter defined) of the Loan Parties hereunder and under the Loan Documents (as hereinafter defined), the Loan Parties will provide and grant to the Administrative Agent, for its benefit and the benefit of the other Secured Parties, certain rights and protections pursuant to the terms hereof, security interests and liens pursuant to Sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code and superpriority administrative expense claims pursuant to Section 364(c)(1) of the Bankruptcy Code, in each case having the relative priorities as set forth in the DIP Financing Orders, and other rights and protections as more fully described herein and in the DIP Financing Orders.

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

Definitions

Section 1.01      Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABL Agent” means JPMCB, in its capacity as administrative agent and collateral agent in respect of the ABL Credit Agreement, together with its successors and assigns in such capacity.

“ABL Credit Agreement” means that certain amendment and restatement agreement, dated as of October 15, 2021, among Holdings, the Borrowers, the borrowers party thereto, the lenders party thereto and the ABL Agent, as such document may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“ABL Obligations” means the “ABL Roll-Up Obligations” as defined in the Interim DIP Financing Order or the Final DIP Financing Order, as applicable.

“ABR” means, for any day, a rate per annum equal to the greatest of:

(1)	the NYFRB Rate in effect on such day plus 1/2 of 1%;

(2)	the Prime Rate in effect on such day; and

(3)	the Term SOFR Rate for a one-month tenor in effect on such day plus 1.00%;

provided that for the purpose of this definition, any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Term Loan bearing interest at a rate determined by reference to the ABR.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR Rate”.

“Acceptable Plan” means a Plan of Reorganization that is in form and substance consistent with the RSA and the Chapter 11 Plan, and otherwise satisfactory to the Required Lenders and the Loan Parties in their reasonable discretion.

“Actual Cash Receipts” means the sum of all cash receipts received by the Loan Parties and their Subsidiaries during the relevant period of determination (other than proceeds of the Term Loans and, except to the extent consistent with the Approved Budget, sales, leases or other dispositions outside of the ordinary course of business of the Loan Parties and their Subsidiaries), as determined in a manner consistent with the Approved Budget. For the avoidance of doubt, “Actual Cash Receipts” shall exclude any discounts, holdbacks or other reductions.

“Actual Disbursements” means the sum of all cash disbursements made by the Loan Parties and their Subsidiaries (in all cases excluding payment of amounts which constitute professional fees) during the relevant period of determination, as determined in a manner consistent with the Approved Budget.

“Administrative Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent for itself and the Lenders hereunder, and any duly appointed successor in such capacity.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.09(1).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to such term in Section 9.02(2).

“Agents” means the Administrative Agent and the Collateral Agent, in their respective capacities as such.

“Agreement” has the meaning assigned to such term in the preamble of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable Holdings or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any applicable law relating to terrorism, trade sanctions programs and embargoes, money laundering or bribery, including Canadian Anti-Money Laundering and Anti-Terrorism Legislation, and any regulation, or order promulgated, issued or enforced pursuant to such laws by an applicable Governmental Authority, all as amended, supplemented or replaced from time to time.

“Applicable Margin” means (a) for ABR Loans, 11.00% and (b) for SOFR Loans, 10.00%.

“Approved Budget” means the 13-week operating cash flow budget for the Loan Parties attached as Schedule 1 to the Interim DIP Financing Order filed with the Bankruptcy Court on May 16, 2023, as the same may be updated from time to time in accordance with Section 5.04(8), provided that such Approved Budget shall include a line-item for weekly professional fee forecasts for each professional in the budget.

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.03(1).

“Approved Fund” has the meaning assigned to such term in Section 10.04(2).

“Asset Sale” means any loss, damage, destruction or condemnation of, or any sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) to any Person of any asset or assets (including by way of a Sale-Leaseback Transaction) of Holdings, the Borrowers or any Subsidiary.

“Assignee” has the meaning assigned to such term in Section 10.04(2).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrowers (if required by Section 10.04), substantially in the form of Exhibit A or such other form that is approved by the Administrative Agent and reasonably satisfactory to the Borrowers.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.22(4).

“Backstop Fee” means a fee in an amount equal to 10.0% of the Commitments, which fee shall be permitted to be Paid in Kind.

“Backstop Parties” has the meaning assigned to such term in the Chapter 11 Plan and Backstop Party means each member of Term Lender Group and the Cross-Holder Group that are Backstop Parties.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part 1 of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 – 1532, as amended.

“Bankruptcy Court” has the meaning assigned to such term in the recitals.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.22(1).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent (acting at the direction of the Required Lenders) for the applicable Benchmark Replacement Date:

(a) the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a Resolution Authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or Resolution Authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrower Materials” has the meaning assigned to such term in Section 9.03(1).

“Borrower Supplemental Budget Election” shall have the meaning assigned to such term in Section 5.04(9).

“Borrowers” has the meaning assigned to such term in the recitals hereto. Unless the context requires otherwise, each reference herein or in any other Loan Document to a determination may be a Borrower or the Borrowers, means and is a reference to a determination by Holdings.

“Borrowing” means a group of Term Loans of a single Type made on a single date under a single Term Facility and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrowers in accordance with the terms of Section 2.02 and substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City and Luxembourg are authorized or required by law to close; provided that when used in connection with a SOFR Loan, the term “Business Day” also excludes any day that is not a U.S. Government Securities Business Day.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means the Criminal Code, R.S.C. 1985, c. C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 (the “Proceeds of Crime Act”) and the United Nations Act, R.S.C. 1985, c. U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Blocked Person” means any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws.

“Canadian Defined Benefit Plan” shall mean a pension plan for the purposes of any applicable pension benefits standards statute or regulation in Canada, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Pension Plan” shall mean a pension plan that is covered by the applicable pension standards laws of any jurisdiction in Canada including the PBA and the Income Tax Act (Canada) and that is either (a) maintained or sponsored by a Canadian Subsidiary for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which any Canadian Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation or a company, corporate stock or share capital;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Company” means a Subsidiary of the Borrowers created solely for providing self-insurance for Holdings and its Subsidiaries and engaging in no other activities other than activities ancillary thereto and necessary for the maintenance of corporate existence.

“Carve Out” has the meaning assigned to such term in the Interim DIP Financing Order or the Final DIP Financing Order, as applicable.

“Cash Collateral” has the meaning assigned to such term in the Interim DIP Financing Order or the Final DIP Financing Order, as applicable.

“Cash Equivalents” means:

(1)	Dollars, Canadian dollars, Japanese yen, pounds sterling, euros or any other national currency of any participating member of the European Union or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;

(2)	direct obligations of the United States of America, the United Kingdom or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, the United Kingdom or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;

(3)	time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250,000,000;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with a bank meeting the qualifications described in clause (3) above;

(5)	commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by a corporation rated at least “P-1” by Moody’s or “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(6)	securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(7)	Indebtedness issued by Persons with a rating of at least “A 2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(8)	Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(9)	instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Subsidiary is located or in which such Investment is made; and

(10)	shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (1) through (9) above.

“CFC” means any “controlled foreign corporation” within the meaning of Section 957 of the Code owned by a Domestic Subsidiary.

A “Change in Control” will be deemed to occur if, at any time,

(1)	any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, acquires Beneficial Ownership of Voting Stock of Holdings representing more than 40% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Holdings (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested), unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of the Borrower;

(2)	Holdings ceases to Beneficially Own, directly or indirectly, 100% of the issued and outstanding Equity Interests of any Borrower, other than as a result of a transaction expressly permitted hereunder.

“Change in Law” means:

(1)	the adoption of any law, rule or regulation after the Closing Date;

(2)	any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date; or

(3)	compliance by any Lender (or, for purposes of Section 2.12(2), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case will be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals.

“Chapter 11 Plan” means the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and its Debtor Affiliates pursuant to Chapter 11 of the Bankruptcy Code attached as Exhibit B to the Restructuring Support Agreement.

“Charges” has the meaning assigned to such term in Section 10.09.

“Clariant” means Clariant Ltd, a Swiss corporation, and any successors thereto.

“Class” means, with respect to a Term Facility, (a) when used with respect to Lenders, the Lenders under such Term Facility, and (b) when used with respect to Term Loans, Borrowings or Commitments, Term Loans, Borrowings or Commitments under such Term Facility.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 are satisfied (or waived in accordance with Section 10.08).

“Code” means the Internal Revenue Code of 1986, as amended (unless as specifically provided otherwise).

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the DIP Financing Orders and all property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties (including in accordance with Section 6 (Parallel Debt, Covenants to pay the Common Collateral Agent) of the Prepetition Intercreditor Agreement) pursuant to any Security Document; provided, however, that the Collateral (other than any assets subject to an English law floating charge) shall not include any Excluded Collateral.

“Collateral Agent” means Wilmington Savings Fund Society, FSB, in its capacity as Collateral Agent for itself and the other Secured Parties (including in accordance with Section 6 (Parallel Debt, Covenants to pay the Common Collateral Agent) of the Prepetition Intercreditor Agreement), and any duly appointed successor in that capacity.

“COMI” means the centre of main interests (as that term is used in Article 3(1) of the EU Insolvency Regulation).

“Commitment” means the commitment of such Commitment Lender to make Term Loans pursuant to Section 2.01, as set forth on Schedule 2.01, which Schedule 2.01 will be modified on or prior to the Final Order Availability Date in accordance with Section 2.01(4), or in any applicable Assignment and Acceptance. The aggregate amount of all the Commitment Lenders’ Commitments on the Closing Date immediately before the funding of the Interim Order Term Loans is $275,000,000 (the “Total Commitment”).

“Commitment Fee” has the meaning assigned to such term in Section 2.09(2).

“Commitment Lender” means such Lender holding the Commitment.

“Commitment Termination Date” means the date that is ten (10) days prior to the Original Maturity Date.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conforming Changes” means, with respect to either the use or administration of the Term SOFR Rate or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.13 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (UK).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” will have correlative meanings, it being specified that the “Control” of the French Loan Parties and their Affiliates will be determined in accordance with article L.233-3 I and II of the French Code de commerce.

“Credit Date” means the date a Term Loan is made.

“Cross-Holder Group Advisors” has the meaning assigned to such term in the RSA.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Title 11 of the United States Code, the Insolvency Act 1986 (UK), the EU Insolvency Regulation, the provisions of the Livre VI and other relevant provisions related thereto of the French Code de commerce, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada, United Kingdom, Luxembourg, France, Germany, Spain, Finland or other applicable jurisdictions from time to time in effect.

“Debtors” has the meaning assigned to such term in the DIP Financing Orders.

“Default” means any event or condition which, but for the giving of notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means (1) any Lender whose acts or failure to act, whether directly or indirectly, constitutes a Lender Default and (2) any Lender that has become the subject of a Bail-In Action.

“DIP Account” means a deposit account in the name of the Administrative Agent, on behalf of the Secured Parties, in which the proceeds of the Term Loans shall be deposited and held and used solely for the purposes permitted hereunder; provided that, until the date the DIP Account is opened with the Administrative Agent, the DIP Account shall be a segregated account held by the Debtors.

“DIP Account Withdrawal Notice” means a DIP Account Withdrawal Notice substantially in the form delivered prior to the Closing Date (or such other form as may be approved by the Required Lenders). Each DIP Account Withdrawal Notice shall contain a line item or line items for any disbursements to be made, directly or indirectly, to or for the benefit of non-Debtors.

“DIP Financing Orders” means the Interim DIP Financing Order and the Final DIP Financing Order.

“Disqualified Institution” means (a) competitors of Holdings, Huntsman and their respective subsidiaries, in each case identified in writing by the Borrowers to the Administrative Agent from time to time, (b) [reserved] and (c) any affiliates of any such competitors reasonably identifiable as affiliates solely on the basis of the similarity of their names (other than bona fide fixed income investors or debt funds) or identified by the Borrowers in writing to the Administrative Agent from time to time (it being understood that any update pursuant to clause (a) or clause (c) above shall not become effective until the Business Day following the Administrative Agent’s receipt of such notice, and, in any event, shall not apply retroactively or to any entity that (i) has previously acquired commitments, loans or participation otherwise permitted under the Term Facility, (ii) is party to a pending trade with respect to commitments, loans or participation under the Term Facility as of the date of such notice or (iii) that becomes a competitor of Huntsman or Holdings or their respective subsidiaries before becoming a Disqualified Institution).

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are redeemable or exchangeable at the option of the holder thereof), or upon the happening of any event or condition:

(1)	mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or Asset Sale so long as any rights of the holders thereof upon the occurrence of a change of control or Asset Sale are subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments);

(2)	are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;

(3)	provide for the scheduled payments of dividends in cash; or

(4)	either mandatorily or at the option of the holders thereof, are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the earlier of:

(a)	the Maturity Date; and

(b)	the date on which the Term Loans and all other Obligations (other than Obligations in respect of contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are repaid in full and the Commitments are terminated;

provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests will not constitute Disqualified Stock solely because they may be required to be repurchased by Holdings or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Distressed Person” has the meaning assigned to such term in the definition of “Lender-Related Distress Event.”

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Holdings that is organized under the laws of the United States or any political subdivision thereof, and “Domestic Subsidiaries” means any two or more of them. Unless otherwise indicated in this Agreement, all references to Domestic Subsidiaries will mean Domestic Subsidiaries of Holdings.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environment” means the indoor and outdoor environment, including ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, and natural resources such as flora and fauna.

“Environmental Laws” means all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, binding agreements and final, binding decrees or judgments, in each case, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any harmful or deleterious substance or to occupational health and safety matters (to the extent relating to the Environment or exposure to harmful or deleterious substances).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means:

(1)	a Reportable Event, or the requirements of Section 4043(b) of ERISA apply, with respect to a Plan;

(2)	a withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrowers, any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrowers, any ERISA Affiliate that is treated as a termination under Section 4062(e) of ERISA;

(3)	a complete or partial withdrawal by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrowers, any ERISA Affiliate from a Multiemployer Plan, receipt of written notification by Holdings or any of its Subsidiaries or, to the knowledge of Holdings the Borrowers, any ERISA Affiliate concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or endangered or in critical status within the meaning of Section 305 of ERISA;

(4)	the provision by a Plan administrator or the PBGC of notice of intent to terminate a Plan, to appoint a trustee to administer a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan;

(5)	the incurrence by Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrowers, any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA;

(6)	the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Plan; 25

(7)	the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; and

(8)	a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Insolvency Regulation” means Regulation 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Collateral” means “Excluded Collateral” as defined in the Interim DIP Financing Order or the Final DIP Financing Order, as applicable.

“Excluded Indebtedness” means all Indebtedness (other than Credit Agreement Refinancing Indebtedness) permitted under Section 6.01.

“Excluded Subsidiary” means any:

(1)	Subsidiary that is not a Wholly Owned Subsidiary of Holdings;

(2)	[reserved];

(3)	CFC;

(4)	FSHCO;

(5)	Subsidiary of a CFC or FSHCO;

(6)	Subsidiary that is not either (i) a Domestic Subsidiary or (ii) organized under the laws of a Specified Foreign Jurisdiction or required by the terms of Section 5.10 to become a Guarantor;

(7)	Subsidiary if acting as a Guarantor, or its Guarantee, would, and only so long as it would, (a) be prohibited by law or regulation or by any contractual obligation existing on the (but not incurred in anticipation of) Closing Date or on the date such subsidiary is acquired or organized (as long as, in the case of an acquisition of a subsidiary, such prohibition did not arise as part of such acquisition) or (b) require a governmental or regulatory consent, approval, license or authorization (unless such consent, approval, license or authorization has been received);

(8)	Subsidiary that is a Captive Insurance Company, not-for-profit Subsidiary or Subsidiary which is a special purpose entity for securitization transaction or like special purposes; and

(9)	any Subsidiary that would be excluded by the Guaranty and Security Principles;

in each case, (x) unless Holdings determines in its sole discretion, upon notice to the Administrative Agent, that any of the foregoing Persons (other than a Subsidiary that is not a Wholly Owned Subsidiary of Holdings (other than Brockhues GmbH & Co. KG)) should not be an Excluded Subsidiary or (y) except to the extent granted pursuant to the DIP Financings Orders; provided that in the case of any Subsidiary that is a Foreign Subsidiary not organized in a Specified Foreign Jurisdiction, the jurisdiction of such Foreign Subsidiary is acceptable to the Administrative Agent (acting at the direction of the Required Lenders) in its reasonable discretion unless the Guarantee to be provided by such Foreign Subsidiary is consistent with the credit support provided by the other Guarantors (or as otherwise may be acceptable to the Administrative Agent (acting at the direction of the Required Lenders) in its reasonable discretion). Notwithstanding the foregoing, a Subsidiary may be an Excluded Subsidiary in circumstances where Holdings and the Administrative Agent (acting at the direction of the Required Lenders) reasonably agree that any of the cost, difficulty, burden or consequences of such Subsidiary providing a Guarantee of the Obligations is excessive in relation to the value afforded thereby.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, or, with respect to clause (4) below, on account of any obligation of a French Guarantor:

(1)	Taxes imposed on or measured by its net income (however denominated) or franchise Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes;

(2)	any U.S. federal withholding Tax imposed on amounts payable hereunder to or for the account of a Recipient under any law applicable at the time such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.16), (or in the case of a Lender, under any law applicable at the time such Lender changes its Lending Office), except to the extent that the Recipient’s assignor (if any), at the time of assignment (or such Lender immediately before it changed its Lending Office), was entitled to receive additional amounts from the applicable Loan Party with respect to such withholding Tax pursuant to Section 2.14(1) or Section 2.14(3);

(3)	Taxes that are attributable to such Recipient’s failure to comply with Section 2.14(5) or Section 2.14(6);

(4)	any Taxes imposed by France on amounts payable to a Lender if such Taxes are imposed solely because this payment is made to (i) an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction or (ii) a Lender acting through a Lending Office (or the office of the Administrative Agent) situated in a Non-Cooperative Jurisdiction; and

(5)	any U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” has the meaning assigned to such term in Section 2.09(3).

“Extended Maturity Date” means, subject to Section 2.18, October 14, 2023, November 14, 2023 or December 14, 2023, as the context so requires.

“Extension Fee” has the meaning assigned to such term in Section 2.09(4).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement with respect to the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” has the meaning assigned to such term in Section 3.19(3).

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds rate, provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” means the Fee Letter, dated as of the Closing Date (as amended, restated, modified or otherwise supplemented from time to time) by and among the Administrative Agent and the Borrowers.

“Fees” means the (i) Administrative Agent Fees and all other fees set forth in the Fee Letter or as otherwise agreed payable to the Administrative Agent with respect to Term Loans, (ii) the Commitment Fees, (iii) the Backstop Fees, (iv) the Exit Fees and (v) such other fees as set forth in Section 2.09.

“Final DIP Financing Order” means the order of the Bankruptcy Court approving this Agreement on a final basis in form and substance satisfactory to the Administrative Agent and the Required Lenders in their sole discretion, as the same may be amended, modified or supplemented from time to time with, the consent of the Required Lenders (and with respect to amendments, modifications or supplements that adversely affect the rights or duties of the Administrative Agent in any respect, the Administrative Agent).

“Final Order Availability Amount” shall mean $275,000,000 less the Interim Order Availability Amount.

“Final Order Availability Date” shall mean the date of the first Borrowing on which the conditions precedent set forth in Sections 4.02 and 4.03 have been satisfied or waived, which date shall be on or after one Business Day following the Final Order Entry Date.

“Final Order Entry Date” shall mean the date of which the Final DIP Financing Order is entered by the Bankruptcy Court.

“Final Order Term Loan” shall have the meaning assigned to such term in Section 2.01(1).

“Finance Parties” means the Administrative Agent, the Collateral Agent and the Lenders.

“Financial Officer” means, with respect to any Person, the chief financial officer, a chief restructuring officer appointed during the pendency of the Chapter 11 Cases, if any, president, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such Person or any other senior officer or director with equivalent responsibilities.

“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004 (UK).

“First and Second Day Orders” means all First Day Orders and Second Day Orders.

“First Day Orders” means all interim and final orders (other than the Interim DIP Order), as applicable, entered in respect of “first day” motions and other pleadings the Loan Parties file in the Chapter 11 Cases, including (i) trade claimants, (ii) customer programs, (iii) insurance, (iv) tax claims, (v) tax attributes, (vi) utilities, (vii) wages and employee benefits, (viii) cash management, (ix) joint administration, (x) redaction of creditor personally identifiable information, and (xi) any other pleading the Loan Parties deem necessary or advisable to file the Chapter 11 Cases, which shall in each case be consistent with the Approved Budget and otherwise in form and substance reasonably acceptable to the Required Lenders.

“Fitch” means Fitch Ratings Inc.

“Flood Certificate” means a completed “Life-of-Loan”, “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency or any successor Governmental Authority performing a similar function (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable property owner relating thereto).

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004 and the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as amended from time to time, and any successor statutes, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended and modified from time to time.

“Flood Zone” means areas having special flood hazards as described in the Flood Program.

“Floor” means a rate of interest equal to 0.00% per annum.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each state thereof and the District of Columbia will be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“French Guarantor” means a Guarantor incorporated in France.

“French Loan Party” means any Loan Party incorporated in France.

“French Security Document” means the documents referred to as such in Schedule 1.01(3) or Schedule 5.16 and any other any Security Document governed by French law to be entered into by a Loan Party pursuant to or in connection with this Agreement.

“FSHCO” means any Subsidiary of Holdings, substantially all of the assets of which consist of Equity Interests (including, for this purpose, any indebtedness or other instrument treated as equity for U.S. federal income tax purposes) or Equity Interests and Indebtedness of one or more CFCs or one or more FSHCOs, and cash or Cash Equivalents incidental to the ownership thereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).

Notwithstanding anything to the contrary above or in the definition of Capital Lease Obligations, in the event of a change under GAAP (or the application thereof) requiring any leases to be capitalized that are not required to be capitalized as of the Closing Date, only those leases that would result or would have resulted in Capital Lease Obligations on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) will be considered capital leases and all calculations under this Agreement will be made in accordance therewith.

“German Loan Party” means any Loan Party that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of Section 2 paragraph 15 of the German Foreign Trade Act (Außenwirtschaftsgesetz) (including its directors, managers, officers, agents and employees).

“Governmental Authority” means any federal, state, provincial, municipal, local, national, transnational, foreign or other governmental department, commission, board, tribunal, bureau, ministry, court, agency, authority, instrumentality or regulatory, legislative, judicial or arbitral body, or other law, rule or regulation-making entity, or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court.

“Guarantee” of or by any Person (the “guarantor”) means:

(1)	any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations;

(b)	to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(c)	to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;

(d)	entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or

(e)	as an account party in respect of any Letter of Credit, bank guarantee or other Letter of Credit Guaranty issued to support such Indebtedness or other obligation; or

(2)	any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor;

provided, that the term “Guarantee” will not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness).

The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith, subject to any local limitations as set forth in this Agreement or to the extent not conflicting with the DIP Financings Orders.

“Guarantor” means (1) Holdings; (2) the Lux Borrower (solely with respect to Obligations of the US Borrower); (3) the US Borrower (solely with respect to Obligations of the Lux Borrower); (4) each Subsidiary Loan Party and (5) each Parent Entity or Subsidiary (other than any Subsidiary that is not a Wholly Owned Subsidiary) that Holdings may elect in its sole discretion, from time to time, upon written notice to the Administrative Agent, to cause to Guarantee the Obligations; provided that, in the case of this clause (5), the Guarantee and the security interest provided by such Person is consistent with the credit support provided by the other Guarantors (or as otherwise may be acceptable to the Administrative Agent in its reasonable discretion acting at the direction of the Required Lenders), in each case subject to the DIP Financings Orders.

“Guaranty” means the guaranty made by Holdings and the other Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, dated as of the Closing Date, as amended, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum byproducts or distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls or radon gas, in each case, that are regulated or would reasonably be expected to give rise to liability under any Environmental Law.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries will be a Hedge Agreement.

“Holdings” has the meaning assigned to such term in the recitals hereto.

“Huntsman” means Huntsman International LLC, a Delaware limited liability company.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	all obligations of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3)	all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person;

(4)	all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(5)	all Capital Lease Obligations of such Person;

(6)	all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements;

(7)	the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of Letters of Credit and bank guarantees;

(8)	the principal component of all obligations of such Person in respect of bankers’ acceptances;

(9)	all Guarantees by such Person of Indebtedness described in clauses (1) through (8) above;

(10)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); and

(11)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

provided that Indebtedness will not include:

(a)	trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business;

(b)	prepaid or deferred revenue arising in the ordinary course of business;

(c)	purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset; or

(d)	earn-out obligations until such obligations are not paid after becoming due and payable.

The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” means (1) all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (2) to the extent not otherwise described in clause (1), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.05(2).

“Intellectual Property Rights” has the meaning assigned to such term in the US Collateral Agreement.

“Intellectual Property Security Agreements” shall mean (i) any “Intellectual Property Security Agreement” as defined in the US Collateral Agreement and each other intellectual property security agreement or supplement thereto executed and delivered pursuant to Section 5.10 or Schedule 1.01(3) (as such schedule may be amended or supplemented from time to time as requested by the Required Lenders in accordance with the DIP Financing Orders).

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (1) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing; (2) with respect to any ABR Loan, the last Business Day of each fiscal quarter of Holdings; and (3) to the extent necessary to create a fungible Class of Term Loans and solely with respect to the first Interest Payment Date of a new Class of Term Loans, on any Business Day that any additional Term Loans are incurred.

“Interest Period” means, as to any SOFR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or six months thereafter, as the applicable Borrower may elect, or the date any SOFR Borrowing is converted to an ABR Borrowing in accordance with Section 2.04 or repaid or prepaid in accordance with Section 2.06, 2.07 or 2.08; provided that:

(1)	if any Interest Period would end on a day other than a Business Day, such Interest Period will be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period will end on the next preceding Business Day;

(2)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will end on the last Business Day of the calendar month at the end of such Interest Period; and

(3)	no Interest Period will extend beyond the applicable Maturity Date. Interest will accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

Notwithstanding the foregoing, solely with respect to the initial Interest Period for a new Class of Term Loans, such Interest Period may be adjusted by the Administrative Agent to the extent necessary to create a fungible Class of Term Loans.

“Interim DIP Financing Order” means the order of the Bankruptcy Court approving this Agreement on an interim basis, in the form of Exhibit B hereto or otherwise satisfactory to the Administrative Agent and the Required Lenders in their sole discretion, as the same may be amended, modified or supplemented from time to time with the consent of the Required Lenders (and with respect to amendments, modifications or supplements that affect the rights or duties of the Administrative Agent, the Administrative Agent).

“Interim Order Availability Amount” means $100,000,000 or such lesser amount approved by the Bankruptcy Court in the Interim DIP Financing Order.

“Interim Order Term Loan” has the meaning assigned to such term in Section 2.01(1).

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	[reserved];

(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and

(4)	investments in any fund that invests at least 95.0% of its assets in investments of the type described in clause (1) above which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrowers or any of the Subsidiaries and (b) any Person in whom the Borrowers or any of the Subsidiaries Beneficially Owns any Equity Interest that is not a Subsidiary.

“Lake Charles JV” means Louisiana Pigment Company, L.P.

“Legal Reservations” means:

(1)	the principle that enforceability may be limited by applicable bankruptcy, insolvency, pre-insolvency proceedings (including, insofar as it refers to Spanish Loan Parties, transactions that may derive from articles 5 bis, 71 and 71 bis, as well as Additional Provision 4th of the Spanish Insolvency Law), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(2)	the time barring of claims under any applicable law of any Relevant Jurisdiction, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons and defenses of set-off or counterclaim and similar principles, rights, defenses and limitations under the laws of any applicable jurisdiction;

(3)	the principle that in certain circumstances Liens granted by way of fixed charge may be re-characterized as a floating charge or that Liens purported to be constituted as an assignment may be re-characterized as a charge;

(4)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and therefore void;

(5)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(6)	the principle that the creation or purported creation of a Lien over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which a Lien has purportedly been created;

(7)	implied covenants of good faith and fair dealing;

(8)	similar principles, rights and defenses under the laws of any Relevant Jurisdiction; and

(9)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions delivered pursuant to this Agreement.

“Lender” means each financial institution listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any Person that becomes a Lender hereunder pursuant to Section 2.01(4) or 10.04 by assignment of any Term Loans.

“Lender Advisors” means the Cross-Holder Group Advisors and Term Lender Group Advisors.

“Lender Default” means:

(1)	the refusal (which has not been retracted) or failure of any Lender to make available its portion of any Borrowing, unless such Lender notifies the Administrative Agent and Holdings in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied;

(2)	any Lender has notified Holdings or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Term Facility or under other similar agreements in which it commits to extend credit;

(3)	any Lender has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; or

(4)	the admission by any Lender in writing that it is insolvent or such Lender becoming subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls a Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, administrator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation or Bail-In Action, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event will not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lending Office” means, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Term Loans.

“Letter of Credit” has the meaning assigned to such term in the ABL Credit Agreement.

“Lien” means, with respect to any asset (1) any mortgage, deed of trust, lien, hypothecation, pledge, charge, license, security interest or similar encumbrance in or on such asset; or (2) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event will an operating lease, any capital lease in respect of Real Property permitted hereunder or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” means this Agreement, the Guaranty, the Security Documents, the DIP Financing Orders, the Fee Letter, any Note and any other amendment or other agreement or document evidencing or governing the Obligations hereunder.

“Loan Parties” means Holdings, the Borrowers and the Subsidiary Loan Parties.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Loan Party” means Lux Borrower and any other Loan Party incorporated in Luxembourg.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(1)	the business, financial condition or results of operations, in each case, of Holdings and the Subsidiaries (taken as a whole), excluding in any event (i) the effect of filing the Chapter 11 Cases, the events and conditions leading up to and customarily resulting from the commencement and continuation of the Chapter 11 Cases, the effects thereof and any action required to be taken under the Loan Documents or the DIP Financing Orders, and the Chapter 11 Cases themselves, (ii) any matters publicly disclosed prior to the filing of the Chapter 11 Cases and (iii) any matters or transactions disclosed, contemplated or required to be taken in any First Day Order or Second Day Order, motions related thereto or in any supporting declarations thereof;

(2)	the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents; or

(3)	the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents and the DIP Financing Orders.

“Material Indebtedness” means Indebtedness (other than the Term Loans) of Holdings, the Borrowers or any Subsidiary Loan Party in an aggregate outstanding principal amount exceeding $1,000,000.

“Maturity Date” means, the date that is the earliest of (i) September 14, 2023 (the “Original Maturity Date”), or, if such date has been extended pursuant to Section 2.18, the applicable Extended Maturity Date (ii) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of an Acceptable Plan, (iii) the date the Bankruptcy Court converts any of the Chapter 11 Cases to a Chapter 7 case, (iv) the date the Bankruptcy Court dismisses any of the Chapter 11 Cases, (v) the date on which the Loan Parties consummate a sale of all or substantially all of the assets of the Loan Parties pursuant to section 363 of the Bankruptcy Code or otherwise and (vi) such earlier date on which the Term Loans shall become due and payable by acceleration or otherwise in accordance with the terms of this Agreement and the other Loan Documents.

“Maximum Liability” has the meaning assigned to such term in Section 1.09.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“MIRE Event” means if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Term Loans (excluding (i) any continuation or conversion of borrowings, (ii) the making of any Term Loan or (iii) the issuance, renewal or extension of Letters of Credit).

“MNPI” means any material Nonpublic Information regarding Holdings and the Subsidiaries that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” means Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Term Loans or to enter into any of the transactions contemplated thereby.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means, all Owned Material Real Property, as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages” means each of the mortgages, deeds of trust and deeds to secure debt or other security document made by any Loan Party, reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders), in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrowers or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means the aggregate cash proceeds (using the fair market value of any Cash Equivalents) received by Holdings or any Subsidiary in respect of any Asset Sale (including any cash received in respect of or upon the sale or other disposition received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedge Agreements in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale (including legal, accounting and investment banking fees, and brokerage and sales commissions approved by the Required Lenders), and any reasonable relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), any costs associated with unwinding any related Hedge Agreements in connection with such transaction and any deduction of appropriate amounts to be provided by Holdings or any of the Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any of the Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that such reserved amounts will be deemed to be Net Cash Proceeds to the extent and at the time of any reversal thereof (to the extent not applied to the satisfaction of any applicable liabilities in cash in a corresponding amount).

“New York Courts” has the meaning assigned to such term in Section 10.15(1).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(3).

“Non-Cooperative Jurisdiction” means, with respect to a French Guarantor, a “non-cooperative state or territory” (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.

“Note” has the meaning assigned to such term in Section 2.05(5).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all amounts owing to any Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document (including principal (including principal of Term Loans resulting from and/or deemed made in connection with payment of PIK Interest), Backstop Fees that have been Paid in Kind, and any other obligations or liabilities Paid in Kind hereunder, as applicable), interest, any contingent indemnification and reimbursement obligations, or other payments required under Section 10.05, and all fees required to be paid pursuant to the Loan Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Original Maturity Date” has the meaning assigned to such term in the definition of Maturity Date.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(2)) and Taxes due as a result of registration or other action by the Administrative Agent or any Lender where such registration or action is not (a) necessary to maintain, preserve, establish, enforce, perfect or protect the rights of the Administrative Agent or any Lender under the Loan Documents; or (b) required by any competent tax administration or supervisor body.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of overnight federal funds borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Owned Material Real Property” means any Real Property owned in fee by any of the Loan Parties that has a fair market value (as determined in good faith by a Responsible Officer of Holdings) of $1,000,000 or more.

“Paid in Kind” as used with respect to payment of any accrued interest on any Loan, or the payment of any fee or any other amount hereunder that is expressly specified as being required to or permitted to be Paid in Kind (or payable in kind, capitalized or similar) (including PIK Interest and Backstop Fees) (the applicable interest, fee or other amount, the “Reference Obligation”), means that such Reference Obligation shall (automatically, by operation of the terms hereof, without the requirement for any Person to take any action or cause anything to be done in order to effectuate such payment), be deemed paid at 12:01 a.m. (New York City time) on due date therefor, by deeming the equivalent Dollar amount of such Reference Obligation (calculated in accordance with Section 2.10 and as otherwise provided in this Agreement) to be automatically capitalized as an equivalent principal amount of the Term Loans due in respect of (as determined in accordance with this Agreement), and, accordingly, such amount shall be compounded onto, and added to the aggregate principal amount of the Term Loans outstanding immediately prior to such payment, such that, immediately after giving effect to the payment of the applicable Reference Obligation as described herein, the aggregate outstanding principal amount of the Term Loans shall include the amount of such Reference Obligation. For the avoidance of doubt, without limiting the foregoing, (i) with respect to any Reference Obligation owing with respect to any Term Loans, once such Reference Obligation has been Paid in Kind in accordance with the foregoing, the amount of such Reference Obligation shall constitute, for all purposes hereunder, Term Loans incurred as of such time, which shall thereupon accrue interest in accordance with Section 2.10 and (ii) the aggregate principal amount of Term Loans outstanding as of any time shall be calculated to include (without duplication) (x) the original principal amount thereof, (y) the aggregate amount of PIK Interest through the time of determination and the amount of the Backstop Fee and (z) any other amounts previously Paid in Kind hereunder.

“Parent Entity” means any direct or indirect parent of the Borrowers, including, for the avoidance of doubt, Holdings.

“Participant” has the meaning assigned to such term in Section 10.04(4)(a).

“Participant Register” has the meaning assigned to such term in Section 10.04(4)(a).

“Payment Office” means the office of the Administrative Agent located at 500 Delaware Avenue, 11th Floor, Wilmington, Delaware (USA) 19801, Attention of John McNichol, or such other office as the Administrative Agent may hereafter designate to the Borrowers and the Lenders from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Debt” has the meaning assigned thereto in Section 6.01.

“Permitted Holders” means each of:

(1)	(i) Huntsman Corporation and (ii) Clariant, and, in each case, any of their Affiliates and successors-in-interest; and

(2)	any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the Persons described in clause (1) above are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clause (1), collectively, beneficially own Voting Stock representing 50% or more of the total voting power of the Voting Stock of Holdings then held by such group.

“Permitted Investment” has the meaning assigned to such term in Section 6.04.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Variance” means any variance permitted under clauses (x) or (y) of Section 6.14.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, unlimited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“Petition Date” means May 14, 2023.

“PIK Election” has the meaning set forth in Section 2.10(3).

“PIK Interest” has the meaning set forth in Section 2.10(3).

“PIK Interest Period” means (x) in the case of a Term SOFR Rate Loan, the Interest Period with respect thereto and (y) in the case of an ABR Loan, the period commencing on the date of such borrowing, conversion into or continuation of such ABR Loan and ending on the earlier of (i) March 31, June 30, September 30 and December 31 of the applicable year and (ii) the date on which such ABR Loan is converted into a Term SOFR Rate Loan in accordance with Section 2.04.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is (1) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; and (2) either (a) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings or any of its Subsidiaries or any ERISA Affiliate or (b) in respect of which Holdings or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Effective Date” means the date on which all conditions to the effectiveness of the Approved Plan have been satisfied or waived in accordance with its terms and the Restructuring Support Agreement, and the Approved Plan has been substantially consummated.

“Plan of Reorganization” means a plan of reorganization with respect to the Loan Parties and their Subsidiaries pursuant to the Chapter 11 Cases.

“PPSA” means mean the Personal Property Security Act (Ontario) and the Regulations and Orders made thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of Collateral Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prepetition Agents/Trustees” has the meaning assigned to such term in the RSA.

“Prepetition Credit Documents” means any credit agreement, indenture, guarantees and security documents executed in connection with Prepetition Indebtedness.

“Prepetition Indebtedness” means all Indebtedness and obligations of the Loan Parties under the ABL Credit Agreement, the Prepetition Term Loan Credit Agreement, the Senior Secured Notes Indenture and the Senior Unsecured Notes Indenture.

“Prepetition Intercreditor Agreement” means the “ABL Intercreditor Agreement” as defined in the Interim DIP Financing Order or the Final DIP Financing Order, as applicable.

“Prepetition Secured Parties” has the meaning assigned to such term in the RSA.

“Prepetition Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of August 8, 2017 (as amended, supplemented or otherwise modified prior to the date hereof), by and among Holdings, the Borrowers, JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent, and the lenders party thereto from time to time.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent acting at the direction of the Required Lenders) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent acting at the direction of the Required Lenders). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Process Agent” has the meaning specified in Section 10.15.

“Professional Retention Applications” shall mean any retention application to retain any professional employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the date of confirmation of the Chapter 11 Cases, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

“Projections” means all projections (including financial estimates, financial models, forecasts and other forward-looking information and including the Approved Budget) furnished to the Lenders or the Administrative Agent by or on behalf of Holdings or any of the Subsidiaries on or prior to the Closing Date or, solely with respect to any supplements or proposed supplements to the Approved Budget following the Closing Date, thereafter.

“Public Lender” has the meaning assigned to such term in Section 9.03(1).

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased, subleased or licensed by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership, lease, sublease or license thereof.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Register” has the meaning assigned to such term in Section 10.04(2)(d).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Consent” means a written consent of the Required Lenders to the reinvestment of Net Cash Proceeds as requested in any Reinvestment Notice. For the avoidance of doubt, no Reinvestment Consent shall be necessary with respect to a Reinvestment Notice relating to any Replacement Asset Reinvestment Event.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by Holdings or a Subsidiary in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice and, other than in the case of a Replacement Asset Reinvestment, receipt of a Reinvestment Consent.

“Reinvestment Event” means any Asset Sale in respect of which Holdings has delivered a Reinvestment Notice in accordance with Section 2.08(1) and, other than in the case of a Replacement Asset Reinvestment Event, received a Reinvestment Consent.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of Holdings requesting the Required Lenders permit Holdings or any Subsidiary (or in the case of any Replacement Asset Reinvestment Event, indicating that Holdings or any Subsidiary intend, in good faith, within 90 days following the relevant Asset Sale) to use an amount of funds not to exceed the amount of Net Cash Proceeds of an Asset Sale to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets used or useful in Holdings’ or a Subsidiary’s business (or in the case, of any Replacement Asset Reinvestment Event, replacement assets).

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended by Holdings or a Subsidiary prior to the relevant Reinvestment Prepayment Date (if any) to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets in accordance with the Reinvestment Consent.

“Reinvestment Prepayment Date” means, with respect to (x) any Reinvestment Event (other than any Replacement Asset Reinvestment Event), the date (if any) agreed by Holdings and the Required Lenders in the Reinvestment Consent as the “Reinvestment Prepayment Date” for such Reinvestment Event (as may be extended by the Required Lenders in their sole discretion) and (y) with respect to any Replacement Asset Reinvestment Event the date upon which Holdings or the relevant Subsidiary abandons or is no longer able to pursue the relevant reinvestment.

“Related Parties” means, with respect to any specified Person, (1) such Person’s controlled Affiliates and the respective directors, officers and employees of such Person and such Persons’ controlled Affiliates and (2) the agents, advisors and other representatives of such Person and such Person’s controlled Affiliates in each case acting on behalf of, or at the express instructions of, such Person or such Person’s controlled Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the Environment.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Jurisdiction” means, in relation to a Loan Party:

(a)	the jurisdiction under whose laws that Loan Party is incorporated or organized as at the date of this Agreement or as at the date on which that Loan Party becomes party to this Agreement (as the case may be);

(b)	any jurisdiction where it conducts its business; and

(c)	any jurisdiction where any asset subject to or intended to be subject to the Liens to be created by it is situated.

“Replacement Asset Reinvestment Event” means an Asset Sale resulting from the loss, damage, destruction or condemnation of any asset or assets of Holdings, the Borrowers or any Subsidiary.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Required Lenders” means, at any time, the “Required Consenting Creditors” as defined in the Restructuring Support Agreement.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, vice president, statutory director, secretary, assistant secretary or any Financial Officer of such Loan Party (or any other officer or director with equivalent duties) or any other individual designated in writing to the Administrative Agent by an existing Responsible Officer of such Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder, including any person authorized by a power of attorney. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer will be conclusively presumed to have acted on behalf of such Loan Party. Unless the context requires otherwise, each reference herein and in any other Loan Document to a Responsible Officer of a Borrower means and is a reference to a Responsible Officer of Holdings.

“Restricted Payments” has the meaning assigned to such term in Section 6.06.

“Restructuring Support Agreement” or “RSA” means that certain Restructuring Support Agreement, dated as of May 13, 2023, executed and delivered by the Loan Parties and the other parties thereto, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“S&P” means Standard & Poor’s Ratings Services or any successor entity thereto.

“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by Holdings or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by Holdings or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Sanctioned Country” means a country or territory which is itself the subject or target of a comprehensive economic or financial sanctions program maintained by any Sanctions Authority under any Anti-Terrorism Law, including, without limitation, as of the date of this Agreement, the Crimea region of Ukraine, Cuba (except in respect of Canadian Subsidiaries), Iran, North Korea, Sudan and Syria.

“Sanctioned Person” means (a) any Person listed in any sanctions list maintained by any Sanctions Authority, (b) a Canadian Blocked Person, (c) any Person operating, organized or resident in a Sanctioned Country, or (d) any Person owned or controlled by any such Person set forth in clauses (a), (b) or (c) above.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States, Canada, the United Nations Security Council, the European Union (and its member states), the United Kingdom and the respective governmental institutions of any of the foregoing, including, without limitation, His Majesty’s Treasury, OFAC, the U.S. Department of State, and any other agency of the U.S. or Canadian government.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Day Orders” means all final orders (other than the Final DIP Order) entered in respect of “first day” and “second day” motions and other pleadings the Loan Parties file in the Chapter 11 Cases, including cash management, which shall in each case be consistent with the Approved Budget and otherwise in form and substance reasonably acceptable to the Required Lenders.

“Secured Parties” means the collective reference to the Administrative Agent, the Collateral Agent, and the Lenders.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the collective reference to the US Collateral Agreement, the DIP Financing Orders, the Mortgages, the Intellectual Property Security Agreements, those certain foreign security and pledge agreements entered into following the Closing Date in a manner consistent with the DIP Financing Orders, and each of the security agreements and other instruments and documents executed and delivered by any Loan Party pursuant thereto or pursuant to Section 5.10.

“Senior Secured Notes Indenture” means that certain indenture, dated as of May 22, 2020, between Venator Finance S.à.r.l, as co-issuer, Venator Materials LLC, as co-issuer, and Wilmington Trust, National Association, as trustee, including all amendments, modifications, and supplements thereto.

“Senior Unsecured Notes Indenture” means that certain indenture, dated as of July 14, 2017, between Venator Finance S.à.r.l., as co-issuer, Venator Materials LLC, as co-issuer, and Wilmington Trust, National Association, as trustee, including all amendments, modifications, and supplements thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Term Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (3) of the definition of “ABR”.

“Spain” means the Kingdom of Spain.

“Spanish Civil Code” means the Spanish Civil Code approved by Royal Decree on 24 July 1889, as amended from time to time.

“Spanish Civil Procedure Law” means Law 1/2000 of 7 January (Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil), as amended from time to time.

“Spanish Companies Act” means Royal Legislative Decree 1/2010 (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital), as amended from time to time.

“Spanish Insolvency Law” means the Spanish Insolvency Law 1/2020, dated 5 May (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal), as amended from time to time.

“Spanish Loan Party” means any Loan Party incorporated under the laws of Spain.

“Spanish Public Document” means, a “documento público”, being either an “escritura pública” or a “póliza o efecto intervenido por fedatario público”.

“Spanish Royal Decree 5/2005” means the Royal Decree Law 5/2005 of 11 March 2005 of urgent reforms for the productivity and for the improvement of the public sector contracting (Real Decreto Ley 5/2005, de 11 de marzo, de reformas urgentes para el impulso de la productividad y para la mejora de la contratación piblica), as amended from time to time.

“Spanish Security Documents” means the documents referred to as such in Schedule 1.01(3) and any other Security Document governed by the laws of Spain to be entered into by a Loan Party pursuant to or in connection with this Agreement.

“Specified Foreign Jurisdiction” means Canada, France, Germany, Luxembourg, Spain, the United Kingdom and Finland.

“Specified UK Plans” means the Tioxide Europe Ltd Pension Plan, the Huntsman Global Pension Scheme and the Tioxide Europe Ltd Non-Qualified Plan.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, exempted company or other entity of which (1) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, exempted company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of Holdings.

“Subsidiary Loan Parties” means (1) each Subsidiary Loan Party (as defined in the Prepetition Term Loan Credit Agreement), (2) each other Wholly Owned Subsidiary of Holdings (other than the Borrowers) on the Closing Date (other than any Excluded Subsidiary); and (3) each Wholly Owned Subsidiary (other than any Excluded Subsidiary) of Holdings that becomes, or is required to become, a party to the US Collateral Agreement or any other Security Document after the Closing Date pursuant to Section 5.10.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Facility” has the meaning assigned to such term in the recitals.

“Term Lender Group Advisors” has the meaning assigned to such term in the RSA.

“Term Loan Credit Agreement” has the meaning assigned to such term in the preamble of this Agreement.

“Term Loans” means, individually and collectively, the Interim Order Term Loan and the Final Order Term Loan; for the avoidance of doubt, the principal balance of outstanding Term Loans, as determined from time to time, shall include all capitalized PIK Interest and all Backstop Fees and other fees, in each case, that have been Paid in Kind in accordance with the terms hereof, the terms of the other Loan Documents and the terms of the RSA.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means,

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Commitment” has the meaning assigned to such term in the definition of “Commitment”.

“Trade Date” has the meaning assigned to such term in Section 10.04(8)(a).

“Transactions” means, collectively, the transactions contemplated to occur pursuant to the this Agreement, including:

(1)	the Restructuring Transactions (as defined in the RSA);

(2)	the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the DIP Financing Orders and the Security Documents and the borrowings hereunder; and

(3)	the payment of all fees, costs and expenses in connection with the foregoing.

“Type” means, when used in respect of any Term Loan or Borrowing, the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” means the Term SOFR Rate or ABR, as applicable.

“UK” means the United Kingdom of Great Britain and Northern Ireland.
“UK Loan Party” means any Loan Party incorporated in England and Wales.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Security Documents” means the documents referred to as such in Schedule 1.01(3) and any other Security Document governed by English law to be entered into by a Loan Party pursuant to or in connection with this Agreement.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Trustee” shall have the meaning assigned to such term in Section 5.04(10).

“US Borrower” has the meaning assigned to such term in the recitals hereto.

“US Collateral Agreement” means the Senior Secured Superpriority Debtor-In-Possession Term Loan Collateral Agreement dated as of the Closing Date (or such later date prior to entry of the Final DIP Order), among the Loan Parties that are Domestic Subsidiaries and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“US Excluded Equity Interests” means “Excluded Equity Interests” as defined in the US Collateral Agreement.

“US Loan Parties” means the US Borrower and each Subsidiary Loan Party that is a Domestic Subsidiary.

“US Pledged Collateral” means “Pledged Collateral” as defined in the US Collateral Agreement.

“Variance Report” has the meaning assigned to such term in Section 5.04(13).

“Variance Report Date” has the meaning assigned to such term in Section 5.04(13).

“Variance Testing Period” shall mean the rolling four-week calendar period up to and through the Saturday of the week most recently ended prior to the applicable Variance Report Date (provided that, the first Variance Testing Period shall include the entire period from April 30, 2023 through the Saturday of the week most recently ended prior to the applicable Variance Testing Period (i.e., from April 30, 2023 through May 27, 2023)).

“Voting Stock” means, as of any date, the Capital Stock of any Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means, with respect to any Person, a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Wholly Owned Subsidiaries will mean Wholly Owned Subsidiaries of Holdings.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02      Terms Generally. The definitions set forth or referred to in Section 1.01 will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise,

(1)	the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation;”

(2)	in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including;”

(3)	the word “will” will be construed to have the same meaning and effect as the word “shall;”

(4)	the word “incur” will be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” will have correlative meanings);

(5)	any reference to any Person will be construed to include such Person’s legal successors and permitted assigns; and

(6)	the words “asset” and “property” will be construed to have the same meaning and effect.

All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or organizational document of the Loan Parties means such document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means, unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time. Whenever this Agreement refers to the “knowledge” of any Loan Party, such reference will be construed to mean the knowledge of the chief executive officer, president, chief financial officer, treasurer or controller or other Financial Officer or Responsible Officer of such Person.

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”.

Section 1.03      Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein will be construed, and all financial computations pursuant hereto will be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value,” as defined therein. In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of Holdings or the Administrative Agent (acting upon the request of the Required Lenders), Holdings, the Administrative Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Holdings’ financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change will remain in effect until the effective date of such amendment. “Accounting Change” means (1) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (2) any change in the application of GAAP by Holdings.

Section 1.04      Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.05      Currencies. Unless otherwise specifically set forth in this Agreement, monetary amounts are in Dollars. Notwithstanding anything to the contrary herein, no Default or Event of Default will arise as a result of any limitation or threshold set forth in Dollars being exceeded solely as a result of changes in currency exchange rates.

Section 1.06      [Reserved].

Section 1.07      [Reserved].

Section 1.08      Disqualified Institutions.

Notwithstanding anything in the Loan Documents to the contrary, the Administrative Agent shall not be responsible (or have any liability) for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions thereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (1) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (2) have any liability with respect to or arising out of any assignment or participation of Term Loans or commitments, or disclosure of confidential information, to any Disqualified Institution. The list of Disqualified Institutions shall be available to Lenders upon request.

Section 1.09      Joint and Several Liability; Additional Waivers.

(a)            The obligations of the Borrowers hereunder and under the Loan Documents shall be joint and several, regardless of which of such Persons receives proceeds of any of the Term Loans or the manner in which the Administrative Agent and/or any Lender accounts for such Term Loans or other extensions of credit on its books and records. If the obligations of any Borrower in respect of the other Borrowers pursuant to this Section 1.09 would otherwise be held or determined pursuant to any insolvency proceeding to be avoidable, invalid or unenforceable, the amount of such Borrower’s liability shall, without any further action by such other Borrowers or any of the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such proceeding (the “Maximum Liability”). This Section with respect to the Maximum Liability is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Borrower, nor any Guarantor or any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Borrower hereunder shall not be rendered voidable under applicable law. Each Borrower agrees that its obligations pursuant to this Section 1.09 may at any time and from time to time exceed its Maximum Liability without impairing its obligations hereunder or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Borrower’s obligations hereunder beyond its Maximum Liability.

(b)            To the fullest extent permitted by applicable law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Secured Party to assert any claim or demand or to enforce or exercise any right or remedies against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise or (ii) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Collateral Agent or any other Secured Party for the applicable Obligations.

(c)            To the fullest extent permitted by applicable law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than payment in full of the Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that payment in full has occurred. Pursuant to applicable law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

Section 1.10      Luxembourg terms. In this Agreement, where it relates to a Luxembourg Loan Party, a reference to:

(a)	the articles or certificate of incorporation or formation includes the articles of association (statuts) or the restated articles of association (statuts coordonnés), as the case may be;

(b)	an officer, secretary, manager or director includes a gérant or administrateur;

(c)	a winding-up, dissolution or administration includes a Luxembourg Loan Party:

(i)	being declared bankrupt (faillite déclarée);

(ii)	being subject to a judicial liquidation (liquidation judiciaire);

(iii)	being subject to an administrative dissolution without liquidation (dissolution administrative sans liquidation);

(iv)	having filed for controlled management (gestion contrôlée);

(d)	a moratorium includes a reprieve from payment (sursis de paiement) or a concordat préventif de faillite;

(e)	a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes any:

(i)	juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii)	liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg law dated 10 August 1915 on commercial companies, as amended (the Luxembourg Companies’ Act);

(iii)	juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg Companies’ Act;

(iv)	commissaire appointed under the Grand-Ducal decree of 24 May 1935 on the controlled management regime or under Articles 593 to 614 (inclusive) of the Luxembourg Commercial Code; and

(f)	juge délégué appointed under the Luxembourg act of 14 April 1886 on the composition with creditors to avoid bankruptcy, as amended.

Section 1.11      French terms

In this Agreement, where it relates to a French Loan Party, a reference to:

(a)	an “administration”, “insolvency”, “dissolution” or “winding-up” includes (i) a French Loan Party is unable or admits inability to pay any of its debts (in full or a substantial part) as they fall due or suspends making payments on any of its debts (in full or a substantial part) when they become due, (ii) a French Loan Party is or becomes in cessation des paiements within the meaning of article L.631-1 of the French Code de commerce or encounters difficulties that it is not able to overcome within the meaning of article L.620-1 of the French Code de commerce, or becomes insolvent under any applicable insolvency law or (iii) a moratorium is declared in respect of any indebtedness of a French Loan Party or a French Loan Party is subject to alert procedure (procédure d’alerte) by its statutory auditors in accordance with article L.234-1, L.234-2 or L.612-3 of the French Code de commerce;

(b)	an “attachment” includes a saisie;

(c)	a “consolidation” or an “amalgation” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;

(d)	“financial assistance” has the meaning stated in article L.225-216 of the French Code de commerce or in any other foreign law on financial assistance that is mandatorily applicable to a French Loan Party;

(e)	“gross negligence” means faute lourde;

(f)	a “guarantee” includes, as regards French law, any cautionnement, aval, any garantie which is independent from the debt to which it relates and any type of sûreté personnelle;

(g)	“insolvency proceeding” means (i) any corporate action or legal proceeding is taken by a French Loan Party in relation to (A) the suspension of payments, a moratorium of all or any indebtedness, dissolution, the opening of proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée), redressement judiciaire or liquidation judiciaire or reorganisation (in the context of a mandat ad hoc or of a conciliation or otherwise) of a French Loan Party other than a solvent liquidation or reorganization under Livre Sixieme of the French Code de commerce, (B) the appointment of a liquidator, receiver, administrator, administrative receiver, temporary administrator, mandataire ad-hoc, conciliateur or other person exercising similar functions in respect of a French Loan Party or in respect of all or any of their respective assets, except in relation to the appointment of a liquidator in case of an amicable dissolution (liquidation amiable) of a French Loan Party, or (C) the enforcement of any Lien over any assets of any member of the group occurs and such enforcement is likely to have a Material Adverse Effect, (ii) a French Loan Party commences proceedings for the appointment of a mandataire ad hoc or the opening of a procedure of conciliation in accordance with articles L. 611-3 to L. 611-15 of the French Code de commerce, (iii) a judgment opening proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée), redressement judiciaire or liquidation judiciaire or ordering a cession totale ou partielle de l’entreprise is rendered in relation to a French Loan Party in accordance with articles L.620-1 to L.670-8 of the French Code de commerce, (iv) any procedure, judgment or step is taken, which has effects that are substantially the same as those referred to in paragraphs (i) through (iii) above

(h)	a “matured obligation” means any créance certaine, liquide et exigible;

(i)	“merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;

(j)	a “person being unable to pay its debts” means that person being in a state of cessation des paiements in accordance with the French Code de commerce;

(k)	a “receiver” includes an administrateur judiciaire, a mandataire ad hoc or a conciliateur;

(l)	a security interest” includes any type of security (ûreté réelle) and transfer by way of security and iducie sûreté;.

(m)	“trustee, fiduciary and fiduciary duty” has in each case the meaning given to such term under any applicable law;

(n)	“willful misconduct” means dol.

Section 1.12      Spanish terms.

In this Agreement, where it relates to a Spanish Loan Party or Spanish Security Documents, a reference to:

(a)	a “winding-up”, “administration” or “insolvency” or “dissolution” means a liquidación, disolución, procedimiento concursal, concurso as defined in Spanish Insolvency Law or the declaration of insolvency (déclaración de concurso), including any solicitud de inicio del procedimiento de concurso voluntario, the request of declaration of insolvency by a third party (solicitud de concurso por acreedores) which results in the declaration of insolvency proceedings by the relevant court (déclaración de concurso necesario) and “insolvency proceeding” means a declaración de concurso, necessary or voluntary (necesario o voluntario) and any step or proceeding related to a concurso under the Spanish Insolvency Act in connection with or as a result of any financial difficulty (excluding when such proceeding is made with any Lender) (including, without limitation, any petition filed under article 585 of the Spanish Insolvency Law excluding when such proceeding is made with any Lender);

(b)	“liquidator”, “receiver”, “administrative receiver” or “administrator” means mediador concursal, administrador del concurso, administración concursal or any other person or entity performing the same function;

(c)	a “composition”, “compromise”, “assignment” or similar arrangement with any creditor means a convenio or plan de reestructuración for the purposes of Spanish Insolvency Law;

(d)	a “compulsory manager”, “receiver” or “administrator” means an administrador concursal, liquidador or any other person appointed as a result of any proceedings described in paragraphs (a) to (c) above;

(e)	“financial assistance” has the meaning stated in Chapter VI of Title IV of the Spanish Companies Act or in any other foreign law on financial assistance that is mandatorily applicable to a Spanish Loan Party;

(f)	a “guarantee” means any garantía, aval or garantía a primer requerimiento;

(g)	a “matured obligation” means any crédito líquído, vencido y exigible;

(h)	a “person being unable to pay its debts” means that person being in a state of concurso as defined in Spanish Insolvency Law;

(i)	a grant, creation or transfer of a “security interest” or a “collateral” means any in rem or garantía real and any transfer by way of security (including any financial collateral under Spanish law including the security granted under Spanish Royal Decree 5/2005);

(j)	“trustee”, “fiduciary” and “fiduciary duty” has in each case the meaning given to such term under any applicable law;

(k)	“set-off” would include to the extent legally possible the rights to compensate under Spanish Royal Decree 5/2005; and

(l)	“wilful misconduct” means dolo.

Article II

The Credits

Section 2.01      Term Loans and Borrowings.

(1)	Subject to the terms and conditions set forth herein and in the DIP Financing Orders, the Commitment Lender agrees to make to the Borrowers the Term Loans denominated in Dollars in up to two (2) advances (i) on or about the Closing Date (the Term Loan made on such date, the “Interim Order Term Loan”) and (ii) on or after the Final Order Availability Date (the Term Loan made on such date, the “Final Order Term Loan”), in each case, in an aggregate principal amount not to exceed its Commitment; provided, that:

(a)	the Interim Order Term Loan shall be funded by the Commitment Lender (x) in the amount set forth under the heading “Interim Order Term Loan Commitments – Interim Order Term Loans” on Schedule 2.01, multiplied by (y) a fraction the numerator of which is the amount approved by the Bankruptcy Court in the Interim DIP Financing Order and the denominator of which is $100,000,000; and

(b)	the Final Order Term Loan shall be funded by the Commitment Lender in accordance with its Commitment as set forth under the heading “Final Order Term Loan Commitments – Final Order Term Loans” on Schedule 2.01 and in an amount up to the Final Order Availability Amount.

(2)	The Commitments of the Commitment Lenders shall be reduced dollar for dollar immediately after the funding of any Term Loans thereunder and any unused Commitments shall terminate, upon the earlier of (x) the funding of the Final Order Term Loan and (y) the Commitment Termination Date. Each Borrowing shall be of the same Type made on the same day by the Commitment Lender. Amounts borrowed under Section 2.01(1) and repaid or prepaid may not be reborrowed.

(3)	Proceeds of the Term Loans, net of payment of any amounts required to be paid to other Persons pursuant to the drawing conditions, shall be deposited in the DIP Account and used solely as permitted herein.

(4)	(i) Following the Closing Date and prior to the Final Order Entry Date, the Backstop Parties may deliver to the Administrative Agent certain modifications to Schedule 2.01 as agreed between the Backstop Parties with respect to the Closing Date allocations of Term Loans and Commitments hereunder; provided, that, the aggregate Commitments shall not be less than $275,000,000. The schedule delivered pursuant to the preceding sentence of this Section 2.01(4)(i) shall be deemed to modify Schedule 2.01 for all purposes hereunder and be conclusive and binding absent manifest error. The parties hereto agree that the Administrative Agent may conclusively rely on such schedule and this provision in adjusting the Register to reflect the Term Loans and Commitment of each Lender. In connection with the delivery of such modifications to Schedule 2.01, the Administrative Agent and the Lenders will undertake such reallocations to the Term Loans and Commitments necessary to implement the holdings set forth on the schedule attached to the Allocation Commitment Notice. In connection therewith, certain Lenders may purchase a portion of the Term Loans of, and receive an assignment of unused Commitments from, certain other Lenders, to the extent necessary so that each Lender holds its pro rata share of the unused Commitments and outstanding Term Loans as reflected on such modified schedule.

(ii)	No later than the third (3rd) Business Day after the Final Order Entry Date (inclusive of the Closing Date) (or such other time as reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) and the Backstop Parties) (the “Participation Deadline”), so long as the Borrower shall have received the schedule described in this clause (4) from the Backstop Parties or their respective financial advisors, the Borrower and the Backstop Parties shall deliver to the Administrative Agent a written notice (the “Allocation Commitment Notice”), which shall attach a schedule identifying each Lender and the amount of its Commitment and each Lender that is not a Backstop Party shall deliver to the Administrative Agent a joinder to this Agreement executed by such Lender and the Borrower, pursuant to which, inter alia, such Lender shall have and shall represent and warrant that it has delivered to the Administrative Agent a completed Administrative Questionnaire, such documentation and other information under applicable “know your customer” and anti-money laundering rules and regulations requested by the Administrative Agent and such documentation and other information required under Section 2.14. The schedule delivered pursuant to the preceding sentence of this Section 2.01(4) shall be deemed to modify Schedule 2.01 for all purposes hereunder be conclusive and binding absent manifest error. The parties hereto agree that the Administrative Agent may conclusively rely on the Allocation Commitment Notice and this provision in adjusting the Register to reflect the Term Loans and Commitment of each Lender. In connection with the Allocation Commitment Notice, the Administrative Agent and the Lenders will undertake such reallocations to the Term Loans and Commitments necessary to implement the holdings set forth on the schedule attached to the Allocation Commitment Notice. In connection therewith, new Lenders shall purchase (for cash at face value) a portion of the Term Loans of the initial Lenders, and such new Lenders shall receive an assignment of unused Commitments from such initial Lenders, to the extent necessary so that each Lender holds its pro rata share of the unused Commitments and outstanding Term Loans as of the Participation Deadline; provided that (i) no assignment fee (including any such fee specified in Section 10.04) shall be payable in respect of such purchase and assignment; (ii) each initial Lender shall receive payment on the Participation Deadline of an amount equal to the outstanding principal of the Term Loans purchased from it by new Lenders together with accrued interest, accrued fees and all other amounts payable to it in respect of the Term Loans purchased from it and the Term Loan Commitments assigned by it under this Section 2.01(4), from the relevant new Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts); and (iii) each initial Lender and each relevant new Lender shall be deemed to have executed and delivered an Assignment and Assumption upon the payment to such initial Lender of the amounts contemplated by this Section 2.01(4) in accordance with the wire transfer instructions for such Initial Lender on file with Administrative Agent.

(5)	Subject to Sections 2.04(7) and 2.11, each Borrowing will be comprised entirely of ABR Loans or SOFR Loans as any of the Borrowers may request in accordance herewith. Each Lender at its option may make any ABR Loan or SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option will not affect the obligation of the Borrowers to repay such Term Loan in accordance with the terms of this Agreement, and such Lender will not be entitled to any amounts payable under Section 2.12 or 2.14 solely in respect of increased costs resulting from, and existing at the time of, such exercise.

(6)	Notwithstanding any other provision of this Agreement, the Borrowers will not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(7)	Pursuant to Section 2.09, the RSA and the Interim DIP Financing Order, Borrowers were required to pay the Commitment Fees and the Backstop Fees to the Administrative Agent on the Closing Date. Such fees are deemed fully earned on the Closing Date and Paid in Kind on the Closing Date. Such payment of such fees was effected pursuant to a deemed addition to the outstanding principal amount of Term Loans (without reducing the Commitment Lender’s Term Loan Commitments) on the Closing Date in the aggregate principal amount equal to the amount of the Commitment Fees and the Backstop Fees, which additional Term Loans have the same pricing, rights, privileges, restrictions and other terms as otherwise attach to all other Term Loans (whether or not any Term Loans are outstanding as of such time), and were made automatically and immediately upon and concurrently with the occurrence of the Closing Date, without requirement for any cash to be advanced by any Lender. Borrowers hereby agree that they shall be deemed to have incurred Term Loans in such amount automatically as of the Closing Date by operation of the provisions hereof, without any further action by any Person, and that all Term Loans and Obligations in respect thereof shall be deemed outstanding from such date, and interest shall accrue thereon from such date in the same manner as interest would accrue on the other Term Loans hereunder as if made on such date.

Section 2.02      Request for Borrowing.

Any of the Borrowers will deliver to the Administrative Agent a Borrowing Request not later than: (a) in the case of an ABR Borrowing, 11:00 a.m., New York City time, one (1) Business Day prior to the anticipated date of Borrowing, (b) in the case of a SOFR Borrowing (x) other than on the Closing Date, 11:00 a.m., New York City time, three (3) Business Days prior to the anticipated date of Borrowing or (y) on the Closing Date, 11:00 a.m., New York City time, one (1) Business Day prior to the anticipated date of Borrowing (in each case of these clauses (a) or (b), or such later time as the Administrative Agent may agree in its sole discretion), requesting that the Commitment Lender make Term Loans on such date of Borrowing. The Borrowing Request must specify:

(1)	the principal amount of the Term Loans to be borrowed;

(2)	the requested date of the Borrowing (which will be a Business Day);

(3)	the Type of the Term Loans to be borrowed;

(4)	in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which will be a period contemplated by the definition of the term “Interest Period;” and

(5)	the location and number of the DIP Account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified in the applicable Borrowing Request, then the Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any SOFR Borrowing is specified in the applicable Borrowing Request, then such Borrower will be deemed to have selected an Interest Period of one-month’s duration. Upon receipt of such Borrowing Request, the Administrative Agent will promptly notify the Commitment Lender thereof. The proceeds of the Term Loans requested under this Section 2.02 will be disbursed by the Administrative Agent in immediately available funds by wire transfer to such bank account or accounts as designated by such Borrower in the Borrowing Request.

Section 2.03      Funding of Borrowings.

(1)	The Commitment Lender will make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, on the date of such Borrowing, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Commitment Lender. The Administrative Agent will make such Term Loans available to the Borrower thereunder by promptly crediting the amounts so received, in like funds, to the DIP Account.

(2)	Unless the Administrative Agent has received notice from the Commitment Lender prior to the proposed date of any Borrowing that the Commitment Lender will not make available to the Administrative Agent such Borrowing, the Administrative Agent may assume that the Commitment Lender has made such share available on such date in accordance with paragraph (1) of this Section 2.03 and may, in reliance upon such assumption, make available to such Borrower a corresponding amount. In such event, if the Commitment Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Commitment Lender and such Borrower severally agree to pay to the Administrative Agent, forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent at (a) in the case of the Commitment Lender, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (b) in the case of such Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent then such amount will constitute such Commitment Lender’s Term Loan included in such Borrowing.

(3)	From time to time (but no more than once per calendar week unless otherwise consented to by the Required Lenders) by delivery to the Administrative Agent (by e-mail or facsimile) of a DIP Account Withdrawal Notice executed by a Financial Officer of the US Borrower, the US Borrower may request that the Administrative Agent release funds held in the DIP Account, with the utilization of funds to be consistent with the Approved Budget (subject to Permitted Variances). Any DIP Account Withdrawal Notice shall specify the requested date for the disbursements requested therein, which date shall be the same Business Day for all disbursements requested therein. The US Borrower shall deliver any DIP Account Withdrawal Notice no later than 12:00 p.m. (New York City time) one (1) Business Days prior to the requested funding date; provided that, the Required Lenders in their sole discretion may waive or reduce the foregoing prior notice requirements. Subject to the foregoing prior notice requirements and Section 4.03, the Administrative Agent shall release such funds on the requested date specified in the applicable DIP Account Withdrawal Notice.

Section 2.04      Interest Elections.

(1)	Each Borrowing initially will be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, will have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower thereunder may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. Such Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion will be allocated ratably among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion will be considered a separate Borrowing; provided that the Term Loans comprising any Borrowing will be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000; provided, further, that there shall not be more than four SOFR Borrowings outstanding hereunder at any time.

(2)	To make an election pursuant to this Section 2.04 following the initial date of Borrowing, such Borrower will notify the Administrative Agent of such election by telephone (a) in the case of an election to convert to or continue a SOFR Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the effective date of such election or (b) in the case of an election to convert to or continue an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of such election (provided that, notwithstanding the foregoing, to make an election to convert any SOFR Borrowing to an ABR Borrowing prior to the end of the effective Interest Period of such SOFR Borrowing, such Borrower must notify the Administrative Agent not later than 1:00 p.m., three Business Days before the effective date of such election. Each such telephonic Interest Election Request will be confirmed promptly by hand delivery, facsimile transmission or e-mail to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit D (or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent)) and signed by such Borrower.

(3)	Each telephonic and written Interest Election Request will be irrevocable and will specify the following information:

(a)	the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (c) and (d) below will be specified for each resulting Borrowing);

(b)	the effective date of the election made pursuant to such Interest Election Request, which will be a Business Day;

(c)	whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(d)	if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which will be a period contemplated by the definition of “Interest Period.”

(4)	If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then such Borrower will be deemed to have selected a SOFR Borrowing having an Interest Period of one month’s duration.

(5)	Promptly following receipt of an Interest Election Request, the Administrative Agent will advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(6)	If such Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing will be automatically converted into an ABR Borrowing.

(7)	Any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a SOFR Borrowing.

(8)	Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies such Borrower, then, so long as such Event of Default is continuing, (a) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (b) unless repaid, each SOFR Borrowing will be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05      Promise to Pay; Evidence of Debt.

(1)	Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.06.

(2)	Each Lender will maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(3)	The Administrative Agent will maintain accounts in which it will record (a) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (c) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(4)	The entries made in the accounts maintained pursuant to paragraph (2) or (3) of this Section 2.05 will be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein will not in any manner affect the obligation of each Borrower to repay the Term Loans in accordance with the terms of this Agreement.

(5)	Any Lender may request that Term Loans made by it be evidenced by a promissory note (a “Note”). Upon the written request of any Lender (including a request made through the Administrative Agent), the applicable Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender, which shall evidence such Term Lender’s Loans in addition to such accounts or records. The Term Loans evidenced by such Note and interest thereon will at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

Section 2.06      Repayment of Term Loans.

(1)	To the extent not previously paid, all outstanding Term Loans will be due and payable on the Maturity Date; together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(2)	On the Maturity Date, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations in accordance with the DIP Financing Orders without further application to or order of the Bankruptcy Court.

Section 2.07      Optional Prepayment of Term Loans. Borrowers may at any time and from time to time prepay the Term Loans, in whole or in part, without premium or penalty (except as provided in Section 2.09(3) and subject to Section 2.13), in an aggregate principal amount, (1) in the case of SOFR Loans, that is an integral multiple of $1,000,000 and not less than $5,000,000, and (2) in the case of ABR Loans, that is an integral multiple of $1,000,000 and not less than $5,000,000, or, in each case, if less, the amount outstanding. Each Borrower will notify the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) of such election not later than 11:00 a.m., New York City time, (a) in the case of a SOFR Borrowing, three Business Days before the anticipated date of such prepayment and (b) in the case of an ABR Borrowing, one Business Day before the anticipated date of such prepayment. Each such notice of prepayment will specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid. All prepayments under this Section 2.07 will be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. Any such notice may be revocable or conditioned on a refinancing of all or any portion of the applicable Term Facility.

Section 2.08      Mandatory Prepayment of Term Loans.

(1)	Subject to the priority of Liens and application of funds set forth in the DIP Financing Order with respect to the Collateral (or any other asset of Holdings and its Subsidiaries that is purported to be Collateral pursuant to the DIP Financing Orders) that is sold or otherwise disposed of pursuant to any Asset Sale (other than any Asset Sale made under Section 6.05(2) or (3)), the Borrowers will apply all Net Cash Proceeds received in an Asset Sale to the prepayment of Term Loans within five (5) Business Days following receipt of such Net Cash Proceeds provided that, so long as no Default or Event of Default is then continuing, Holdings shall be entitled to deliver a Reinvestment Notice on or prior to such fifth Business Day; provided further that: (a) pending reinvestment, all such Net Cash Proceeds shall be deposited in the DIP Account; and (b) subject to the other provisions of this Section 2.08(1), on each Reinvestment Prepayment Date the Administrative Agent will apply an amount from the DIP Account equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event to the prepayment of the Term Loans (together with accrued interest thereon).

(2)	[Reserved].

(3)	Subject to the priority of Liens and application of funds set forth in the DIP Financing Orders, the Borrowers will apply 100% of the Net Cash Proceeds received after the Closing Date from the incurrence, issuance or sale by Holdings or any Subsidiary of any Indebtedness that is not Excluded Indebtedness to the prepayment of Term Loans, on or prior to the date that is five (5) Business Days after the receipt of such Net Cash Proceeds.

(4)	All prepayments hereunder will be applied on a pro rata basis to the then outstanding Term Loans of all Classes being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or SOFR Loans; provided that the amount of such mandatory prepayment will be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are SOFR Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.13.

(5)	Notwithstanding anything in this Section 2.08 to the contrary, any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) at least two (2) Business Days prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Term Loans pursuant to this Section 2.08, in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined will be deposited in the DIP Account and applied in accordance with the Approved Budget.

(6)	[Reserved].

(7)	[Reserved].

(8)	The Borrowers will deliver to the Administrative Agent, three (3) Business Days prior to each prepayment required under this Section 2.08, a certificate signed by a Financial Officer of such Borrowers setting forth in reasonable detail the calculation of the amount of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Term Loan being prepaid and the principal amount of each Term Loan (or portion thereof) to be prepaid. Prepayment of the Term Loans pursuant to this Section 2.08 will be made without premium or penalty, accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(9)	With respect to any prepayment required in this Section 2.08, notwithstanding any provisions of this Section 2.08 to the contrary,

(a)	to the extent that any or all of the Net Cash Proceeds giving rise to a prepayment event pursuant to this Section 2.08 is prohibited or delayed by (i) applicable local law (including laws related to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, and in respect of restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the Board of Directors of the applicable Subsidiaries) from being repatriated to the relevant Borrower(s) or (ii) material organizational document restrictions (other than with respect to Wholly-Owned Subsidiaries), the portion of such Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.08, but may be retained by the Borrowers or the applicable Subsidiary for so long, but only so long, as the applicable local law or restriction will not permit repayment or repatriation to the relevant Borrower(s), as applicable. Once such repatriation or repayment of any of such affected Net Cash Proceeds is permitted under the applicable local law or restriction (and the Borrowers hereby agree to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation and/or minimize any such costs of prepayment and/or use the other cash sources of Holdings and its Subsidiaries to make the relevant prepayment), such repatriation or repayment will be effected promptly and such repatriated or repaid Net Cash Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.08 to the extent provided herein; provided that, in the case of a local law restriction on repatriation, each Borrower hereby agrees, and will cause any applicable Subsidiary, to promptly take all commercially reasonable actions required by applicable local law to permit any such repatriation; or

(b)	to the extent that a Responsible Officer of Holdings has reasonably determined in good faith that repatriation or repayment of any of or all the Net Cash Proceeds giving rise to a prepayment event pursuant to this Section 2.08 would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection therewith) or be prohibited due to such material organizational document restrictions as a result of minority ownership or applicable law, the Net Cash Proceeds so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.08, but may be retained by the applicable Borrower or the applicable Subsidiary without being repatriated or repaid, as applicable; provided that, once such repatriation or repayment of any of such affected Net Cash Proceeds would no longer be prohibited or have such adverse tax consequences, such repatriation or repayment will be effected promptly and such repatriated or repaid Net Cash Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.08 to the extent provided herein. Holdings hereby agrees to promptly take and cause such Subsidiaries to promptly take all commercially reasonable actions to eliminate or minimize any such material adverse Tax consequences in furtherance of allowing the repatriation of such Net Cash Proceeds, provided that in no event will Holding be required to undertake any action that would result in any material costs or Taxes payable by the Holding or its Affiliates.

For purposes of this Section 2.08(9), references to “law” mean, with respect to any Person, (1) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (2) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Section 2.09      Fees.

(1)	The Borrowers agree to pay to the Administrative Agent, for its own account, the fees set forth in the applicable fee letter among the Borrowers and the Administrative Agent, at the times and on the terms specified therein (the “Administrative Agent Fees”).

(2)	The Borrowers agree to pay to the Administrative Agent for the ratable account of (x) the Lenders, upfront fees equal to 2.00% of the Total Commitment (the “Commitment Fee”) and (y) each Backstop Party, the Backstop Fee, which Fees shall be earned on the Closing Date and due and payable on (A) the Interim Order Availability Amount on the Closing Date and (B) the Final Order Availability Amount on the Final Order Entry Date, as applicable, upon the funding of the Interim Order Term Loan, and shall be Paid in Kind on such applicable Date.

(3)	The Borrowers agree to pay to the Lenders an exit fee (the “Exit Fee”), which shall be payable ratably to each Lender as follows:

(a)	if the Obligations are satisfied in full in cash (including, without limitation, as a result of an optional or mandatory prepayment pursuant to Section 2.07 or Section 2.08, respectively) , a fee of 2.50% of the aggregate outstanding principal amount of the Term Loans (for the avoidance of doubt, including all capitalized PIK Interest and all fees and other amounts previously Paid in Kind, including the Commitment Fees, Extension Fees and Backstop Fees) and outstanding Commitments, for purposes of the Exit Fee, disregarding any prior optional or mandatory prepayments, which shall be fully earned on the Closing Date and due and payable ratably to each Lender in cash on the earlier of (x) the Original Maturity Date and (y) the date on which the Obligations are paid in full in cash, or

(b)	if the Obligations are satisfied other than in full in cash (including, without limitation, as a result of an optional or mandatory prepayment pursuant to Section 2.07 or Section 2.08, respectively), a fee of 5.00% of the aggregate outstanding principal amount of the Term Loans (for the avoidance of doubt, including all capitalized PIK Interest and all fees and other amounts previously Paid in Kind, including the Commitment Fees, Extension Fees and Backstop Fees) and outstanding Commitments, for purposes of the Exit Fee, disregarding any prior optional or mandatory prepayments, which shall be fully earned on the Closing Date and due and payable ratably to each Lender in cash on the Plan Effective Date.

(4)	The Borrowers agree to pay to the Administrative Agent, for the ratable account of the Lenders, an extension fee in an amount equal to (i) if paid in cash, 1.25%, or (ii) if Paid in Kind, 2.50%, in each case, of the aggregate outstanding principal amount of the Term Loans (for the avoidance of doubt, including all capitalized PIK Interest and all fees and other amounts previously Paid in Kind, including the Commitment Fees, previously paid Extension Fees and Backstop Fees) and outstanding Commitments of such Lender on each of (x) the Original Maturity Date and (y) on the applicable Extended Maturity Date if maturity shall be further extended to the next subsequent Extended Maturity Date (the “Extension Fees”), which fees shall be earned, due and payable in cash on the Original Maturity Date and each Extended Maturity Date, as applicable, subject to the extension under Section 2.18, as applicable, having occurred.

(5)	All Fees (other than those required to be or elected by the relevant receiving party to be Paid in Kind) will be paid on the dates due and payable, in immediately available funds (unless netted or otherwise expressly set forth in this Section 2.09), to the Administrative Agent at the Payment Office for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees will be refundable under any circumstances. No payment of fees will be made by a French Loan Party on an account opened with a financial institution situated in a Non-Cooperative Jurisdiction.

Section 2.10      Interest.

(1)	The Term Loans comprising each ABR Borrowing will bear interest at the ABR plus the Applicable Margin.

(2)	The Term Loans comprising each SOFR Borrowing will bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(3)	Notwithstanding anything to the contrary set forth in this Section 2.10, with respect to any PIK Interest Period for the Term Loans, the Required Lenders may elect (a “PIK Election”) that a portion of the interest for such PIK Interest Period be Paid in Kind by adding the amount of such interest the Required Lenders elect to be Paid in Kind (the “PIK Interest”) to the principal amount of the outstanding Term Loans on each applicable Interest Payment Date for such PIK Interest Period, which shall thereafter constitute Term Loans and Obligations for all purposes of this Agreement and the other Loan Documents and accrue interest in accordance with this Section 2.10; provided, that the amount of such interest included in such PIK Election shall not exceed 8.50%. The Required Lenders shall give the Administrative Agent and the Borrowers notice of any PIK Election indicating the Type of Term Loan applicable to such PIK Interest and the percentage of such interest so elected to be PIK Interest (which notice must be received by the Administrative Agent prior to 3:00 p.m., New York City time (i) three Business Days prior to the first day of such PIK Interest Period, in the case of Term SOFR Rate Loans, or (ii) one Business Day prior to the first day of such PIK Interest Period, in the case of ABR Loans.

(4)	Following the occurrence and during the continuation of an Event of Default, the Borrowers will pay interest on all Obligations hereunder at a rate per annum equal to 2.00% plus the rate applicable to ABR Loans as provided in clause (1) of this Section 2.10, with such additional 2.00% Paid in Kind.

(5)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of article 1343-2 of the French Code civil, such interest is due by a French Loan Party for a period of at least one year.

(6)	Accrued interest on each Term Loan will be payable in arrears (i) on each Interest Payment Date for such Term Loan and (ii) on the applicable Maturity Date; provided that (A) interest accrued pursuant to paragraph (4) of this Section 2.10 will be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid will be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Term Loan will be payable on the effective date of such conversion.

(7)	All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate, will be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, will be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or Term SOFR Rate will be determined by the Administrative Agent (acting at the direction of the Required Lenders), and such determination will be conclusive absent manifest error.

(8)	In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.11      Alternate Rate of Interest. Subject to Section 2.22, if prior to the commencement of any Interest Period for a SOFR Borrowing:

(1)	the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate for such Interest Period; or

(2)	the Administrative Agent is advised by the Required Lenders that the Term SOFR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing for such Interest Period;

then the Administrative Agent will give notice thereof to the Borrowers and the applicable Lenders by telephone, facsimile transmission or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any Interest Election Request that requests the conversion of any applicable Borrowing to, or continuation of any such Borrowing as, a SOFR Borrowing will be ineffective and such Borrowing will be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (b) if any Borrowing Request requests a SOFR Borrowing, such Borrowing will be made as an ABR Borrowing.

Section 2.12      Increased Costs.

(1)	If any Change in Law:

(a)	imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(b)	imposes on any Lender any other condition (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender; or

(c)	subjects any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (2) through (5) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, Letters of Credit, commitments or other obligations, or deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(2)	If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(3)	A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (1) or (2) of this Section 2.12 will be delivered to the Borrowers and will be conclusive absent manifest error. The Borrower will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(4)	Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.12, such Lender will notify the Borrowers thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 will not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers will not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above will be extended to include the period of retroactive effect thereof.

Section 2.13      Break Funding Payments. Except as otherwise set forth herein, the Borrowers will compensate each Lender for the actual out-of-pocket loss, cost and expense (excluding loss of anticipated profits) attributable to the following events:

(1)	the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default);

(2)	the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto;

(3)	the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto; or

(4)	the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.16.

A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 will be delivered to the Borrowers and will be conclusive absent manifest error. The Borrower will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 2.14      Taxes.

(1)	Any and all payments by or on account of any obligation of any Loan Party hereunder will be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if any Taxes are required to be deducted under any applicable law from such payments (as determined in the good faith discretion of the Loan Party or the applicable withholding agent), then (a) such Loan Party (or other applicable withholding agent) will make such deductions; (b) such Loan Party (or other applicable withholding agent) will timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (c) if such Tax is an Indemnified Tax, the sum payable by the Loan Party will be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.14) the Administrative Agent or any Lender, as applicable, receives an amount equal to the amount it would have received had no such deductions been made.

(2)	In addition but without duplication of Section 2.14(1), the Loan Parties will pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of such Other Taxes, except for Other Taxes.

(3)	Without duplication of Section 2.14(1) or 2.14(2), the Loan Parties will indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, will be conclusive absent manifest error. The limitations set out in the Guaranty shall apply mutatis mutandis.

(4)	As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)

(a)	Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document will deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent (and in any event at least 30 days before the payment subject to such withholding is due), such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(5)(b), 2.14(5)(c)(a)-(d), 2.14(5)(d), and 2.14(6) below) will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)	Without limiting the effect of Section 2.14(5)(a) above, each Lender that is a U.S. Person will deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(c)	Without limiting the effect of Section 2.14(5)(a) above, each Foreign Lender will, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), copies of whichever of the following is applicable:

(a)	duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(b)	duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto);

(c)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (A) a certificate substantially in the form of the applicable Exhibit F to the effect that such Foreign Lender is not:

(x)	a “bank” within the meaning of Section 881(c)(3)(A) of the Code;

(y)	a “10-percent shareholder” of the US Borrower within the meaning of Section 871(h)(3)(B) or 881(c) (3)(B) of the Code; or

(z)	a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; and

(B) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto);

(d)	duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and any additional Form W-8IMYs) and, if applicable Internal Revenue Service Form W-9, as may be required; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the benefits of the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; or

(e)	any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

In addition, each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, such Recipient shall, following written request by the relevant Borrower or the Administrative Agent within a reasonable time frame before such an expiration, obsolescence or inaccuracy occurs, will update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(6)	If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient will deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (6), “FATCA” will include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(7)	If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.14, it will pay over promptly an amount equal to such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party pursuant to this Section 2.14(7) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.14(7) will not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith, to be confidential) to the Loan Parties or any other Person.

(8)	Each party’s obligations under this Section 2.14 will survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(9)	For purposes of this Section 2.14, the term “applicable law” includes FATCA.

Section 2.15      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(1)	Unless otherwise specified, (a) the Borrowers will make each payment required to be made by it hereunder (whether of principal, interest, fees or otherwise) prior to 2:00 p.m., New York City time, at the Payment Office, except that payments pursuant to Sections 2.12, 2.14 and 10.05 will be made directly to the Persons entitled thereto; and (b) each such payment will be made, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent will distribute any such payments received by it for the account of any other Person to the appropriate Recipient promptly following receipt thereof and will make settlements with the Lenders with respect to other payments at the times and in the manner provided in this Agreement. Except as otherwise provided herein, if any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder will be deemed to have been made by the time required if the Administrative Agent, at or before such time, has taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. Notwithstanding anything to the contrary in this paragraph (1), no payment under the Loan Documents shall be made by a French Loan Party on an account opened with a financial institution situated in a Non-Cooperative Jurisdiction.

(2)	Except as otherwise provided in this Agreement:

(a)	If (x) at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, interest and fees then due from such Borrower hereunder or (y) at any time an Event of Default shall have occurred and be continuing and the Administrative Agent will receive proceeds of Collateral in connection with the exercise of remedies, such funds will be applied in accordance with the application of proceeds provisions contained in the DIP Financing Orders.

(b)	If any payment to any Secured Party pursuant to this Section 2.15(2) of its pro rata share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Obligations of the other Secured Parties, with each Secured Party whose Obligations have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Obligations of such Secured Party and the denominator of which is the unpaid Obligations of all Secured Parties entitled to such distribution.

(c)	Subject to the terms of the DIP Financing Orders, all payments required to be made pursuant to the Loan Documents shall be made to the Administrative Agent for the account of such Secured Parties or as the Administrative Agent may otherwise direct in accordance with the Loan Documents.

(d)	For purposes of applying payments received in accordance with this Section 2.15(2), the Collateral Agent will be entitled to rely upon information provided by the Administrative Agent (which the Administrative Agent agrees to provide upon request of the Collateral Agent) of the outstanding Obligations owed to the Secured Parties.

(e)	Subject to the other limitations (if any) set forth herein and in the other Loan Documents, it is understood that the Loan Parties will remain liable (as and to the extent set forth in herein except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Collateral Agent’s gross negligence, bad faith or willful misconduct) to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations of the Loan Parties.

(f)	It is understood and agreed by each Loan Party that the Collateral Agent will have no liability for any determinations made by it in this Section 2.15(2) except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its own gross negligence, bad faith or willful misconduct. Each Loan Party also agrees that the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof and of the DIP Financing Orders, and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

(g)	Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Collateral Agent will not be required to marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such Guarantee in any particular order.

(3)	Except as otherwise provided in this Agreement, the DIP Financing Orders or the RSA, if any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans than the proportion received by any other Lender, then the Lender receiving such greater proportion will purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments will be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph (3) will not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), the RSA, or the DIP Financing Orders or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(4)	Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(5)	If any Lender fails to make any payment required to be made by it pursuant to Section 2.03(1) or 2.15(3), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under Section 2.03(1) or 2.15(3), as applicable, until all such unsatisfied obligations are fully paid.

(6)	Any Secured Party is not obliged to share any amount recovered from a Spanish Loan Party which is declared insolvent, with any other Secured Party which is regarded as a Related Party (persona especialmente relacionada) to that Spanish Loan Party under the Spanish Insolvency Law.

Section 2.16      Mitigation Obligations; Replacement of Lenders.

(1)	If any Lender requests compensation under Section 2.12, or if the Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any amount payable under a Loan Document by a French Guarantor on behalf of a Borrower becomes not deductible from that French Guarantor’s taxable income for French tax purposes by reason of that amount being paid or accrued to a Finance Party incorporated, domiciled, established or acting through a facility office situated in a Non-Cooperative Jurisdiction or paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, then such Lender or Finance Party, as the case may be, will, in consultation with the relevant Loan Party, take all reasonable steps to mitigate any such consequences, including, but not limited to, designating a different Lending Office for funding or booking its Term Loans hereunder or assigning its rights and obligations hereunder to another of its offices, branches or Affiliates if such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as applicable, in the future or avoid such non-tax deductibility for French income tax purposes and (b) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Such Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)	If any Lender requests compensation under Section 2.12 or is a Defaulting Lender, or if the Borrowers are required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then each Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, either (a) prepay such Lender’s outstanding Term Loans hereunder in full on a non-pro rata basis without premium or penalty (including with respect to the processing and recordation fee referred to in Section 10.04(2) (b)(ii)) or (b) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that will assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) in the case of clause (b) above, the Borrowers have received the prior written consent of the Administrative Agent, which consent will not unreasonably be withheld, if a consent by the Administrative Agent would be required under Section 10.04 for an assignment of Term Loans to such assignee, (ii) such Lender has received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (in each case, including any amounts Paid in Kind), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter. Nothing in this Section 2.16 will be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender.

(3)	If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that, pursuant to the terms of Section 10.08, requires the consent of such Lender and with respect to which the Required Lenders have granted their consent, then the Borrowers will have the right (unless such Non-Consenting Lender grants such consent) at their sole expense, to either (a) prepay such Lender’s outstanding Term Loans (including any amounts Paid in Kind) hereunder in full on a non-pro rata basis without premium or penalty (including with respect to the processing and recordation fee referred to in Section 10.04(2)(b)(ii)) or (b) replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Term Loans (including any amounts Paid in Kind) and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) if a consent by the Administrative Agent would be required under Section 10.04 for an assignment of Term Loans to such Assignee; provided that (i) all Obligations of the Borrowers owing to such Non-Consenting Lender (including accrued Fees and any amounts due under Section 2.12, 2.13 or 2.14) being removed or replaced will be paid in full to such Non-Consenting Lender concurrently with such removal or assignment and (ii) in the case of clause (b) above, the replacement Lender will purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender will be necessary in connection with such removal or assignment, in the case of clause (b) above, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender will otherwise comply with Section 10.04; provided that if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after such Borrower’s request, compliance with Section 10.04 will not be required to effect such assignment.

Section 2.17      Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or if any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any SOFR Loans, then, upon notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligations of such Lender to make or continue SOFR Loans or to convert ABR Borrowings to SOFR Borrowings will be suspended until such Lender notifies the Administrative Agent and the applicable Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert all SOFR Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Loans. Upon any such prepayment or conversion, the Borrowers will also pay accrued interest on the amount so prepaid or converted.

Section 2.18      Extension of Maturity Date. Upon written request by the Borrowers and written approval by the Required Lenders in their sole discretion, the Original Maturity Date may be extended to the next applicable Extended Maturity Date (the “New Maturity Date”). Thereafter, the term “Original Maturity Date” with respect to the Term Loans and Commitments as used herein and in any Note executed and delivered by the applicable Borrower pursuant to Section 2.05(5), shall at all times refer to the New Maturity Date. In connection with any extension of the then applicable Original Maturity Date to the next applicable Extended Maturity Date, the Borrower shall have paid (or cause to be paid) to the Administrative Agent and the Lenders the fees and expenses then earned, due and payable under the Loan Documents, including the Extension Fee described in Section 2.09(4) (and including, without limitation, the fees and expenses of the Lender Advisors). The Original Maturity Date may be extended to the New Maturity Date, in each case subject to satisfaction (or waiver) of the following conditions precedent:

(1)	On and as of the Original Maturity Date, the representations and warranties of the Loan Parties contained in Article III shall be true and correct in all material respects (except those representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, as though made on and as of such date, except to the extent that any representation or warranty specifically relates only to an earlier date, in which case it shall have been true and correct in all material respects (except those representations and warranties qualified by materiality or Material Adverse Effect, which shall have been true and correct in all respects) as of such earlier date;

(2)	On or prior to the Original Maturity Date, the Borrower shall have paid (or caused to be paid) to the Administrative Agent and Lenders the fees and expenses then earned, due and payable under the Loan Documents, including the Extension Fee described in Section 2.09(4) (and including, without limitation, any applicable fees and expenses of the Lender Advisors);

(3)	On and as of the Original Maturity Date, no Event of Default shall have occurred and be continuing; and

(4)	the Borrower shall have made such request to the Administrative Agent not less than five (5) days (or such later date agreed to by the Required Lenders) and not earlier than twenty (20) days, prior to the Original Maturity Date, by delivering to the Administrative Agent a copy of an irrevocable extension request signed by the Borrower in the form satisfactory to the Administrative Agent.

Section 2.19      Defaulting Lenders.

(1)            Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)            Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.08.

(b)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied at such time or times as may be reasonably determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request, to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans to the Borrowers under this Agreement; fourth, to the payment of any amounts owing to the other Lenders as of a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Term Loans were made at a time when the applicable conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.19(1)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(2)            Notwithstanding anything contained in this Agreement, the Administrative Agent may, and, at the direction of the Required Lenders, shall, reduce the outstanding principal amount of any Defaulting Lender’s Term Loans by such Defaulting Lender’s pro rata share of the Commitment Fee and Backstop Fee (to the extent already paid).

(3)            Upon any Lender becoming a Defaulting Lender, the Administrative Agent will notify the Lenders in writing. If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders and take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held on a pro rata basis by the Lenders based on the outstanding Commitments and Term Loans hereunder, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

Section 2.20      No Discharge; Survival of Claims. Unless in accordance with an Acceptable Plan, each of the Loan Parties agrees that prior to payment in full of the Obligations and termination of the Commitments in accordance herewith, (a) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Plan of Reorganization (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the superiority claims granted to the Agents and the Lenders pursuant to the DIP Financing Orders and the Liens granted to the Agents and the Lenders pursuant to the DIP Financing Orders shall not be affected in any manner by the entry of an order confirming a Plan of Reorganization.

Section 2.21      [Reserved].

Section 2.22      Benchmark Replacement Setting

(1)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(2)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(3)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.22(4) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.22.

(4)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(5)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Article III

Representations and Warranties

(A)            On the Closing Date and on the date of any subsequent Borrowing of Loans (but excluding, for the avoidance of doubt, any continuation of any Interest Period or conversion of any Type of loans hereunder) hereunder, each of the Borrowers, with respect to itself and each of the Subsidiaries, and Holdings hereby represent and warrant to each Agent and to each of the Lenders, that:

Section 3.01      Organization; Powers. Subject to any restrictions arising on account of the Loan Parties’ status as “debtors” under the Bankruptcy Code, each of Holdings, the Borrowers and each Subsidiary:

(1)	is a partnership, limited liability company, unlimited liability company, company, corporation, exempted company or trust duly organized, validly existing or incorporated and in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent such status or an analogous concept applies to such an organization);

(2)	has all requisite power and authority to own its property and assets and to carry on its business as now conducted;

(3)	is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and

(4)	has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.

Section 3.02      Authorization. Subject to any restrictions arising on account of any Loan Party’s status as a “debtor” under the Bankruptcy Code and subject to the entry of, the execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party, the Obligations hereunder and the transactions to be consummated on the Closing Date:

have been duly authorized by all corporate, stockholder, partnership, limited liability company or other applicable action required to be taken by the Loan Parties; and

(a)            will not:

(i)            violate:

(A) any provision (1) of law, statute, rule or regulation, or (2) of the certificate or articles of incorporation or association or other constitutive documents (including any partnership, limited liability company or operating agreement or by-laws) of any Loan Party;

(B) any applicable order of any court or any rule, regulation or order of any Governmental Authority; or

(C) any provision of any post-petition indenture, certificate of designation for preferred stock, agreement or other instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound;

(ii)            be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, certificate of designation for preferred stock, agreement or other instrument; or

(iii)            result in the creation or imposition of any Lien upon any property or assets of any Loan Party, other than the Liens created by the Loan Documents and Permitted Liens;

except with respect to clause (i) (other than subclause (A)(2) thereof) and clause (ii) of this Section 3.02, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.03      Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to any applicable Legal Reservations and any other perfection requirements specifically set out in the Security Documents.

Section 3.04      Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or third party is or will be required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents, the perfection or maintenance of the Liens created under the Security Documents or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for:

(1)	The filings referred to in Section 3.14 and in the Security Documents;

(2)	filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith;

(3)	such as have been made or obtained and are in full force and effect; or

(4)	such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

Section 3.05      Title to Properties; Possession Under Leases.

(1)	Each of Holdings, Borrowers and the Subsidiary Loan Parties has good and valid fee simple title to, or valid leasehold interests in, or easements or licenses or other limited property interests in, all of its Real Properties and valid title to its personal property and assets, in each case, except for Permitted Liens or defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(2)	Neither Holdings, the Borrowers nor any of the Subsidiaries has defaulted under any lease to which it is a party and is material to the business of the Borrowers and the Loan Parties. Each of Holdings’ and the Subsidiaries’ material leases are in full force and effect. Except as set forth on Schedule 3.05(2), on the Closing Date Holdings and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

Section 3.06      Subsidiaries.

(1)	Schedule 3.06(1) of the Prepetition Term Loan Credit Agreement sets forth as of August 8, 2017 the name and jurisdiction of incorporation, formation or organization of Holdings, the Borrowers and each Subsidiary and, as to each Subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any other Subsidiary of Holdings.

(2)	As of August 8, 2017, except as set forth on Schedule 3.06(2) of the Prepetition Term Loan Credit Agreement, there are no outstanding subscriptions, options, warrants, calls, or similar rights, agreements or commitments relating to any Equity Interests owned or held by Holdings, the Borrowers or any Subsidiary.

Section 3.07      Litigation; Compliance with Laws.

(1)	Subject to any Chapter 11 Case, and any litigation that is stayed by operation of the Bankruptcy Code, there are no material actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings or any Borrower, threatened in writing against or affecting Holdings, the Borrowers or any Subsidiary or any business, property or rights of any such Person.

(2)	To the knowledge of Holdings and the Borrowers, none of Holdings, any Subsidiary or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority (other than any default that arises solely as a result of the Chapter 11 Cases), where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08      Federal Reserve Regulations.

(1)	None of Holdings, the Borrowers or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(2)	No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X.

Section 3.09      Investment Company Act. None of Holdings, the Borrowers or any Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.10      Use of Proceeds. The Borrowers shall only use the proceeds of the Term Loans in accordance with Section 5.08.

Section 3.11      Tax Returns.

(1)	Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings, the Borrowers and the Subsidiaries has filed or caused to be filed all federal, state, local and non U.S. Tax returns required to have been filed by it; and

(2)	Each of Holdings, the Borrowers and the Subsidiaries has timely paid or caused to be timely paid (a) all Taxes shown to be due and payable by it (taking into account any applicable extension) on the returns referred to in clause (1) of this Section 3.11 and (b) all Other Taxes or assessments (or made adequate provision (in accordance with GAAP or in the case of any such Subsidiary that is a Foreign Subsidiary, in accordance with generally accepted accounting principles in effect from time to time in such Subsidiary’s jurisdiction of organization) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case except Taxes or assessments (x) that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrowers or any Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP or (y) for which nonpayment is permitted or required by the Bankruptcy Code or for which payment is not otherwise authorized by the Bankruptcy Court.

Section 3.12      No Material Misstatements.

(1)	All written factual information and written factual data (other than the Projections, estimates and information of a general economic or industry specific nature) concerning Holdings, the Borrowers or any Subsidiary that has been made available to the Administrative Agent or the Lenders, directly or indirectly, by or on behalf of Holdings, any Borrower or any Subsidiary in connection with the Transactions, when taken as a whole and after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

(2)	The Projections that have been made available to the Administrative Agent or the Lenders by or on behalf of Holdings or the Borrowers in connection with the Transactions, when taken as a whole, have been prepared in good faith based upon assumptions that are believed by Holdings or the Borrowers to be reasonable at the time made and at the time delivered to the Administrative Agent or the Lenders, it being understood by the Administrative Agent and the Lenders that:

(a)	the Projections are merely a prediction as to future events and are not to be viewed as facts;

(b)	the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrowers or the Subsidiaries;

(c)	no assurance can be given that any particular Projections will be realized; and

(d)	actual results may differ and such differences may be material.

Section 3.13      Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(1)	Holdings, the Borrowers and each of the Subsidiaries are in compliance with all, and have not violated any, Environmental Laws (including having obtained and complied with all permits, licenses, authorizations and other approvals required under any Environmental Law for the operation of its business);

(2)	neither Holdings, the Borrowers nor any Subsidiary has received notice of or is subject to any pending, or to Holdings or any Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, or liability under, any Environmental Law or regarding Hazardous Materials that remains outstanding or unresolved;

(3)	no Hazardous Material is located at, on or under any property currently or, to Holdings or any Borrower’s knowledge, formerly owned, operated or leased by Holdings or any Borrower or any Subsidiary and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by Holdings, any Borrower or any Subsidiary or transported to or Released at any location which, in each case, described in this clause (3), is in violation of Environmental Laws or would reasonably be expected to result in liability to Holdings, any Borrower or any Subsidiary; and

(4)	there are no agreements in which Holdings, any Borrower or any Subsidiary has assumed or undertaken responsibility for any known or reasonably anticipated liability or obligation of any other Person arising under or relating to Environmental Laws or relating to Hazardous Materials.

Section 3.14      Security Documents.

(1)	Subject to the entry of the DIP Financing Orders, the US Collateral Agreement and the DIP Financing Orders are effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid, enforceable and perfected Liens on the Collateral described therein (with such priority as provided for therein); and, with respect to (i) the UK Loan Parties when registration of particulars of each Security Document granted by a UK Loan Party at Companies House in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 (UK) or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 (UK) and payment of associated fees; (ii) [reserved]; (iii) the French Loan Parties, upon execution of the necessary statement of pledge (declaration de nantissement de compte de titres financiers) in respect of any French law pledge over shares, and, upon filling of the share pledge at the relevant company register to the extent necessary depending on the type of shares pledged, and (iv) with respect of the shares of the Spanish Loan Parties or its assets, upon the execution and notarisation by the security provider and the secured parties of the relevant security document (pledge or mortgage) and the transfer of possession of the relevant asset or the filing of the security with the relevant public registry or any other legal requirement under Spanish law (for a pledge over shares, it will be required to register the pledge in the shareholders’ registry book and transfer the shares certificates, depending on the type of company).

(2)	Except for the entry of the DIP Financing Orders and as set forth in clause (1) above with respect to the UK Loan Parties, German Loan Parties, Spanish Loan Parties, Finnish Loan Parties and French Loan Parties, no filing or other action will be necessary to perfect such Liens.

(3)	Notwithstanding anything herein (including this Section 3.14) or in any other Loan Document to the contrary, other than with respect to Equity Interests of a Foreign Subsidiary organized in a Specified Foreign Jurisdiction with respect to which security interest has been granted pursuant to a Security Document, neither Holdings, the Borrowers nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

(4)	The Interim DIP Financing Order is (and the Final DIP Financing Order when entered will be) effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable perfected security interest in the Collateral, with the priorities set forth in the DIP Financing Orders (including Annex B thereto), without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents except to the extent set forth in such orders, except for the assets of, or the shares of the UK Loan Parties, the French Loan Parties, the German Loan Parties, the Spanish Loan Parties and the Finnish Loan Parties.

(5)	Subject to entry of the Interim DIP Financing Order (and the Final DIP Financing Order, as applicable), the Obligations shall have the status and priority set forth in the DIP Financing Orders and, for the avoidance of doubt, are subject to the Carve Out in all respects.

Section 3.15      Location of Real Property.

(1)            Schedule 3.15 of the Prepetition Term Loan Credit Agreement correctly identifies, in all material respects, as of August 8, 2017, all Owned Material Real Property owned in fee by the Loan Parties. As of August 8, 2017, the Loan Parties own in fee all the Real Property set forth on Schedule 3.15 of the Prepetition Term Loan Credit Agreement.

(2)            Upon delivery of Schedule 3.15 to this Agreement in accordance with Section 5.10(2), (a) such Schedule shall correctly identify in all material respects, as of the Closing Date, all Owned Material Real Property owned in fee by the Loan Parties and (b) as of the Closing Date, the Loan Parties own in fee all the Real Property set forth on Schedule 3.15 of this Agreement.

Section 3.16      Approved Budget. The Approved Budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Loan Parties to the best of their knowledge to be reasonable on the date such Approved Budget was delivered, which may or may not prove to be correct.

Section 3.17      No Material Adverse Effect. Since the Petition Date, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.18      Reserved.

Section 3.19      USA PATRIOT Act; FCPA; OFAC; Anti-Terrorism.

(1)	To the extent applicable, each of Holdings, the Borrowers and the Subsidiaries are in compliance, in all material respects, with the USA PATRIOT Act, FCPA and all applicable Anti-Terrorism Laws that are applicable to such Person.

(2)	None of (i) the Loan Parties and their respective Subsidiaries or any director, officer, or employee of the Loan Parties and their respective Subsidiaries, or (ii) to the knowledge of any Loan Party or any Subsidiary thereof, any agent that will act in any capacity in connection with or benefit from the Term Facility established hereby of the Loan Parties is a Person that is: (a) a Sanctioned Person; or (b) located, organized or resident in a Sanctioned Country.

(3)	No part of the proceeds of the Term Loans will be used by Holdings, any Borrower or any of their respective Subsidiaries, directly or, to the knowledge of Holdings, any Borrower or any of their respective Subsidiaries, indirectly, (a) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (“FCPA”), (b) to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Country, or (c) in any manner that would result in a violation of any applicable Anti-Terrorism Law or Sanctions by Holdings, the Borrowers or their respective Subsidiaries.

(4)	(i) Holdings and the Borrowers have implemented and maintain in effect policies and procedures designed to reasonably ensure compliance by Holdings, the Borrowers and their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions in all material respects, (ii) Holdings, the Borrowers and their respective Subsidiaries and their respective officers and directors and to the knowledge of Holdings, its employees and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person, (iii) none of (a) Holdings the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Holdings, any agent of Holdings, the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(5)	The representations and warranties given in this Section 3.19 shall not be made by nor apply to any German Loan Party in so far as they would violate or expose any German Loan Party or any of its Subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung—AWV)).

Section 3.20      Intellectual Property; Licenses, Etc.

(1)	except as would not reasonably be expected to have a Material Adverse Effect, Holdings and each Subsidiary owns, or possesses the right to use, all Intellectual Property Rights that are used in or reasonably necessary for the operation of their respective businesses, free and clear of all Liens except for Permitted Liens, and without conflict with the rights of any other Person;

(2)	except as would not reasonably be expected to have a Material Adverse Effect, neither the operation of the respective businesses of Holdings nor any of the Subsidiaries nor their use of any Intellectual Property Rights, product, process, method, substance, part or other material now held for use, employed, sold or offered by any Borrower or the Subsidiaries is infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any Person;

(3)	except as would not reasonably be expected to have a Material Adverse Effect, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings or any Borrower, threatened; and

(4)	except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of Holdings and the Borrowers, no Person is infringing the Intellectual Property Rights owned by Holdings nor any of the Subsidiaries.

Section 3.21      Employee Benefit Plans. Each Plan is in compliance in all material respects with its terms and the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

Section 3.22      Affected Financial Institution. No Loan Party is an Affected Financial Institution.

Section 3.23      Pensions.

(1)	To the knowledge of Holdings and the Borrowers, any pension schemes operated by or maintained for the benefit of Holdings, the Borrowers and the Subsidiaries and/or any of their employees are to the extent required by applicable law fully funded if failure to do so would reasonably be expected to have a Material Adverse Effect.

(2)	The Canadian Subsidiaries are in compliance with the requirements of the Pension Benefits Act (Ontario) and other federal or provincial laws with respect to each Canadian Pension Plan, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. As of the Closing Date, none of the Canadian Subsidiaries maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plans or, in the last 5 years, have ever contributed, maintained or administered any Canadian Defined Benefit Plan governed by the Pension Benefits Act (Ontario). No lien has arisen, choate or inchoate, in respect of any Canadian Borrower, Canadian Guarantor or their Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(3)	Except with respect to the Specified UK Plans, no UK Loan Party: (a) is or has at any time been an employer (as defined for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme that which is not a money purchase scheme (both terms as defined in the Pensions Scheme Act 1993); or (b) is or has at any time been “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer to the extent that it could result in a Contribution Notice or Financial Support Direction being issued to a UK Loan Party which has a Material Adverse Effect; and no UK Loan Party has been issued with a Financial Support Direction or Contribution Notice in respect of any UK defined benefit pension plan.

Section 3.24      Centre of Main Interests and Establishments. If its jurisdiction of organization is a member of the European Union, its COMI is, for the purposes of the EU Insolvency Regulation, situated in its jurisdiction of organization and it has no “establishment” (as that term is used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction.

Article IV

Conditions of Lending

Section 4.01      Conditions Precedent to Closing Date. The agreement of each Lender to make Term Loans on the Closing Date is subject solely to the satisfaction or waiver by the Administrative Agent and the Required Lenders, prior to or substantially concurrently with the making of the Term Loans on the Closing Date, of the following conditions precedent:

(1)	The Administrative Agent shall have received the following:

(a)	this Agreement, dated as of the Closing Date, duly executed and delivered by Holdings and each Borrower and the other parties party thereto.

(b)	the US Collateral Agreement, the Guaranty, the Intellectual Property Security Agreements and the Fee Letter, in each case, dated as of the Closing Date, duly executed and delivered by each of the Loan Parties party thereto.

(2)	The Chapter 11 Cases shall have been commenced in the Bankruptcy Court and all of the First Day Orders shall have been entered by the Bankruptcy Court and such orders and all related pleadings shall be in form and substance reasonably satisfactory to the Required Lenders and consistent with the Approved Budget.

(3)	The Interim DIP Financing Order shall have been entered by the Bankruptcy Court within three (3) Business Days of the Petition Date and the Administrative Agent shall have received a true and complete copy of such order, and such order shall be in the form of Exhibit B, hereto, be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated absent prior written consent of the Administrative Agent and the Required Lenders.

(4)	No order shall have been entered appointing a trustee, examiner or receiver (or local law equivalent) with respect to any of the Loan Parties’ or their respective Subsidiaries’ business, properties or assets.

(5)	The Borrower shall have paid (a) to the Administrative Agent, all fees required to be paid on the Closing Date pursuant to the Fee Letter, and (b) to the Administrative Agent and the Lenders, the fees, costs and expenses then earned, due and payable under the Loan Documents (including, without limitation, the fees, costs and expenses of the Lender Advisors in connection with the Chapter 11 Cases and the negotiation, preparation, execution and delivery of the Loan Documents and the RSA).

(6)	The Administrative Agent shall have received a certificate of a Responsible Officer of Holdings, dated the Closing Date, and attaching (or referencing resolutions made available to the Agent and Lender Advisors) and certifying true and complete copies of resolutions of each of the Debtors, duly adopted by the Board of Directors (or equivalent body in the Relevant Jurisdiction of such Debtor, including if required by law in any applicable jurisdiction, a copy of the resolutions or its shareholders meeting) of such Debtor authorizing the execution, delivery and performance of the Loan Documents to which it is a party or any other document delivered in connection herewith on the Closing Date and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(7)	[reserved]

(8)	[reserved]

(9)	[reserved]

(10)	[reserved]

(11)	The Administrative Agent, for its benefit and the benefit of each other Secured Party, shall have been granted a perfected lien on the Collateral by the Interim DIP Financing Order on the terms and conditions and, with the requisite priority, set forth herein and in the other Loan Documents. The Security Documents and the Interim DIP Financing Order, upon entry thereof and subject to the terms thereof, shall be effective to create in favor of the Collateral Agents, for the benefit of the Secured Parties, legal, valid, enforceable, perfected and (if applicable) unavoidable Liens on and security interests in the Collateral as set forth in Section 3.14 and Section 20 to the Interim DIP Financing Order. The Loan Parties shall have delivered UCC financing statements (or, where available, local equivalent), in suitable form for filing, and shall have made arrangements for the filing thereof that are reasonably acceptable to the Administrative Agent and the Required Lenders.

(12)	The Borrowers and the Administrative Agent shall have established the DIP Account.

(13)	To the extent included in the Collateral and required to be pledged pursuant to the Security Documents on the Closing Date, the Loan Parties shall have used their commercially reasonable efforts to deliver to the Administrative Agent the certificates representing the Equity Interests (if such Equity Interests are certificated) owned by each Loan Party, in each case together with an undated stock power or stock transfer form for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, to the extent applicable.

(14)	The Administrative Agent shall have received the Approved Budget in form and substance acceptable to the Required Lenders, it being understood that the budget attached to the form of Interim DIP Financing Order attached hereto as Exhibit B is an Approved Budget.

(15)	The Borrowers shall have paid (or caused to be paid) to the Administrative Agent and Lenders the fees, costs and expenses then earned, due and payable under the Loan Documents (including, without limitation, the fees, costs and expenses of the Lender Advisors in connection with the Chapter 11 Cases and the negotiation, preparation, execution and delivery of the Loan Documents and the RSA).

(16)	The RSA shall not have been terminated by all of the applicable parties thereto and shall be in full force and effect and the RSA shall not have been modified, amended, or otherwise changed absent prior written consent of each of the parties thereto required for such modification, amendment or change.

(17)	The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower on behalf of the Loan Parties certifying that (x) the conditions in this Section 4.01 have been satisfied and (y) either (i) all authorizations or approvals of any Governmental Authority and approvals or consents of any other Person, required in connection with the Loan Documents shall have been obtained, or (ii) that no such authorizations, approvals, and consents are so required.

(18)	The Administrative Agent shall have received a customary legal opinion of Kirkland & Ellis LLP, special New York counsel to the Loan Parties and covering such matters customarily covered in opinions of this type as the Required Lenders shall reasonably request.

(19)	Other than as a result of the Chapter 11 Cases or as otherwise disclosed in the first day declaration in the Chapter 11 Cases, since December 31, 2022, there has not occurred any event, occurrence, effect, fact, condition, change or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(20)	There shall exist no action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases and any action, suit, investigation or proceeding arising from the commencement and continuation of the Chapter 11 Cases or the consequences that would normally result from the commencement and continuation of the Chapter 11 Cases) that is not stayed and could reasonably be expected to result in a Material Adverse Effect.

(21)	All necessary governmental and third party consents and approvals necessary in connection with this Agreement and the transactions contemplated hereby shall have been obtained (without the imposition of any materially adverse conditions that are not acceptable to the Required Consenting First Lien Lenders (as defined in the RSA)) and shall remain in effect; and the making of the loans under this Agreement shall not violate any material applicable requirement of law and shall not be enjoined temporarily, preliminarily or permanently.

(22)	The Administrative Agent shall have received at least two (2) Business Days prior to the Closing Date all documentation and other information about the Loan Parties as has been reasonably requested in writing at least three (3) days prior to the Closing Date by the Administrative Agent that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Proceeds of Crime Act.

Section 4.02      Conditions Precedent to each Borrowing. The obligation of each Lender to make Term Loans on each Credit Date (including the Closing Date) is subject to the satisfaction (or waiver) of the following further conditions precedent:

(1)            With respect to any Term Loan (other than the Interim Order Term Loan) that is made after the Closing Date, the Final DIP Financing Order shall have been entered by the Bankruptcy Court, each such order shall be in form and substance satisfactory to the Required Lenders (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent) in their sole discretion and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated absent the prior written consent of the Required Lenders (and with respect to amendments, modifications or supplements that affect the rights or duties of the Administrative Agent, the Administrative Agent).

(2)            The Borrower shall have delivered to the Administrative Agent a duly executed and completed Borrowing Request in accordance with Section 2.02.

(3)            The Collateral Agent, for the benefit of the Secured Parties, shall have valid and perfected Liens on all Collateral, to the extent contemplated hereby (including, but not limited to, as contemplated by Schedule 1.01(3)), and pursuant to the other Loan Documents, including the applicable DIP Financing Order.

(4)            The Loan Parties shall be in compliance in all material respects with the Interim DIP Financing Order and the Final DIP Financing Order, as the case may be.

(5)            The making of such Term Loan shall not violate any material applicable requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(6)            The Loan Parties shall be in compliance in all material respects with each First Day Order and Second Day Order then in effect.

(7)            There shall not have occurred a Material Adverse Effect since the Closing Date.

(8)            The representations and warranties of the Loan Parties contained in Article III or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall be true and correct in all respects) on and as of the Credit Date, both before and immediately after giving effect to the making of the Term Loan on such Credit Date and the application of proceeds therefrom, as though made on such date; provided that to the extent that such representations and warranties specifically refer to an earlier date, then such representations and warranties shall be true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall be true and correct in all respects) as of such earlier date; provided, further, any representations and warranties of the Loan Parties in any Loan Document that refer to any schedule, exhibit or similar annex shall be in each case subject to Schedule 1.01(3).

(9)            As of the applicable Credit Date, (i) no Default or Event of Default shall exist or would result from the making of such Term Loan and the application of proceeds therefrom and (ii) the Borrowers shall be in pro forma compliance with the covenant set forth in Section 6.14.

(10)            The Administrative Agent shall have received a certificate, dated as of applicable Credit Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in this Section 4.02.

(11)            The Borrower shall have paid (or caused to be paid) to the Administrative Agent and Lenders the fees and expenses then earned, due and payable under the Loan Documents (including, without limitation, the fees and expenses of the Lender Advisors required to be paid hereunder and under Section 14.01 of the RSA). For the avoidance of doubt, all prepetition fees of the Lender Advisors shall be paid in full pursuant to the terms of the RSA.

(12)            Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in this Section 4.02.

Section 4.03      Conditions Precedent to Making the Final Order Term Loan. After the Closing Date and the funding of the Interim Order Term Loan, the obligation of each Lender to make the Final Order Term Loan is subject to the satisfaction (or waiver) of the following additional conditions precedent:

(1)            All Second Day Orders approving on a final basis the relief granted under any First Day Orders shall have been entered by the Bankruptcy Court, shall be reasonably satisfactory to the Required Lenders, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as reasonably acceptable to the Required Lenders.

(2)            The RSA shall not have been terminated by any of the applicable parties thereto and shall be in full force and effect and the RSA shall not have been modified, amended, or otherwise changed absent prior written consent of each of the parties thereto required for such modification, amendment or change.

(3)            [reserved].

(4)            With respect to the corporate organizational documents and other attachments that were not able to be delivered on the Closing Date, the applicable Loan Party shall deliver to the Administrative Agent a certificate of a Responsible Officer of such Loan Party certifying and attaching any such remaining items, each of which shall be in form and substance reasonably satisfactory to the Required Lenders.

(5)            Except as otherwise agreed in writing by the Required Lenders, to the extent included in the Collateral and required to be pledged pursuant to the Security Documents on the Closing Date but not delivered on the Closing Date despite the applicable Loan Party using its commercially reasonable efforts, the Administrative Agent shall have received the certificates representing the Equity Interests (if such Equity Interests are certificated) owned by each Loan Party, in each case together with an undated stock power or stock transfer form for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, to the extent applicable.

(6)            The Administrative Agent shall have received customary legal opinions of each counsel set forth on Schedule 4.03(6), covering such matters customarily covered in opinions of the type as the Required Lenders shall reasonably request, in each case in form and substance reasonably satisfactory to the Required Lenders.

(7)            To the extent not delivered by the Loan Parties on the Closing Date, the Loan Parties shall have delivered the applicable Schedules to this Agreement and any other Loan Documents, which shall be in form and substance reasonably satisfactory to the Required Lenders.

(8)            The Loan Parties shall have delivered the foreign law governed Security Documents requested by the Required Lenders in accordance with the DIP Financing Orders, which in each case shall be in form and substance reasonably satisfactory to the Required Lenders.

Section 4.04      Conditions Precedent to each DIP Account Withdrawal. The right of the Borrowers to make a withdrawal of any funds from the DIP Account in accordance with Section 2.02(3) is subject to satisfaction of the following conditions precedent prior to or substantially concurrently with the applicable withdrawal (or waiver):

(1)            The Administrative Agent shall have received a fully executed DIP Account Withdrawal Notice in accordance with Section 2.02(3).

(2)            The Interim DIP Financing Order or, after entry thereof, the Final DIP Financing Order, shall be in full force and effect, and shall not have been (i) vacated, reversed, stayed or terminated, or (ii) except as expressly permitted by the Loan Documents, amended or modified in any manner without the consent of the Administrative Agent (at the direction of the Required Lenders).

(3)

(a)	the representations and warranties of the Loan Parties contained in Article III or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects both before and immediately after giving effect to the incurrence of such withdrawal and the application of proceeds therefrom with the same effect as though such representations and warranties had been made on such date (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (or, with respect to any representation or warranty that is itself modified or qualified by materiality or a “Material Adverse Effect” standard, such representation or warranty shall be true and correct in all respects as of such earlier date)); provided that, any representations and warranties of the Loan Parties in any Loan Document that refer to any schedule, exhibit or similar annex shall be in each case subject to Schedule 1.01(3);

(b)	at the time of, and immediately after, the withdrawal contemplated by such DIP Account Withdrawal Notice and the application of proceeds therefrom, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(c)	before, at the time of, and immediately after, the withdrawal contemplated by such DIP Account Withdrawal Notice and immediately after giving pro forma effect to the contemplated use and application of such withdrawn amounts in accordance with the Approved Budget, the Borrowers shall be in pro forma compliance with the covenant set forth in Section 6.14 (including, for the avoidance of doubt, the requirements with respect to Actual Cash Receipts set forth therein); and

(d)	the amount of the withdrawal contemplated by such DIP Account Withdrawal Notice shall not exceed an amount necessary to pay 100% of the projected total “Disbursements” as set forth in the Approved Budget for the one (1) week period immediately following the week in which the requested withdrawal occurs plus, without duplication, (x) any amount budgeted for prior periods that have not been paid (and with respect to which no amount from prior withdrawals remains outstanding), (y) any amounts for anticipated professional fees and (z) an amount sufficient to maintain the minimum cash balance of $40,000,000.

Notwithstanding anything set forth in this Article IV, amounts shall be funded or withdrawn from the DIP Account to fund the Carve-Out in accordance with the DIP Orders.

Article V

Affirmative Covenants

Holdings and the Borrowers covenant and agree with each Lender that so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of contingent indemnification and reimbursement obligations that are not yet due and payable and for which no Claim has been asserted) have been paid in full, unless the Required Lenders otherwise consent in writing, Holdings and each Borrower will, and will cause its Subsidiaries, to:

Section 5.01      Existence; Businesses and Properties.

(1)	Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except:

(a)	in the case of a Subsidiary (other than a Borrower), where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or

(b)	in connection with a transaction permitted under Section 6.05.

(2)	(a) Do or cause to be done all things necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property Rights, licenses and rights with respect thereto necessary to the normal conduct of its business and (b) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and casualty and condemnation excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times, in each case, except:

(a)	as expressly permitted by this Agreement;

(b)	such as may expire, be abandoned or lapse in the ordinary course of business; or

(c)	where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02      Insurance.

(1)	Maintain, with insurance companies reasonably believed to be financially sound and reputable, or through self-insurance (other than insurance of property loss, damage, and business interruption), insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and cause the Collateral Agent to be listed as a co-loss payee (and mortgagee in the case of owned Real Property) on property policies (including for casualty losses) and as an additional insured on liability policies in each case, with respect to jurisdictions outside of the United States, to the extent available and customary in such jurisdictions. Holdings will furnish to the Administrative Agent or Collateral Agent, upon reasonable request, information in reasonable detail as to the insurance so maintained.

(2)	Use commercially reasonable efforts to: (a) if insurance is procured from insurance companies, obtain certificates and endorsements (or in the case of insurance held by any UK Loan Party, insurance broker’s letters) reasonably acceptable to the Administrative Agent with respect to property and casualty insurance; (b) cause each insurance policy referred to in this Section 5.02 and procured from an insurance company to provide that it shall not be cancelled (x) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (y) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; and (c) deliver to the Administrative Agent, prior to the cancellation of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

Section 5.03      Taxes. Subject to the Approved Budget, pay and discharge promptly when due all federal, state and local Taxes imposed upon it or its income or profits or in respect of its property and arising after the Petition Date, before the same becomes delinquent or in default; provided that such payment and discharge will not be required with respect to any Tax if (1) the validity or amount thereof is being contested in good faith by appropriate proceedings and Holdings, the Borrowers or any affected Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP (or in the case of any such Subsidiary that is a Foreign Subsidiary, in accordance with generally accepted accounting principles in effect from time to time in such Subsidiary’s jurisdiction of organization) with respect thereto, (2) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (3) non-payment thereof is permitted or required under the Bankruptcy Code or such payment is not otherwise authorized by the Bankruptcy Court

Section 5.04      Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders) or, as applicable, to the Lender Advisors (other than any local counsel) (in each case, subject to extension to such later time as agreed to in writing by the Lender Advisors (other than any local counsel) (including via email)):

(1)	As soon as available, and in any event within thirty (30) days following the end of each fiscal month (commencing with the fiscal month ending May 31, 2023) and in each case in a manner consistent with the Debtors’ existing internal monthly reporting practices:

(a)	the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows for Holdings and the Subsidiaries, as of the end of and for such fiscal month and the elapsed portion of the fiscal year;

(b)	a report setting forth, for the most recently ended calendar month and elapsed portion of the fiscal year, a computation of adjusted EBITDA of the Loan Parties and their Subsidiaries determined in a manner consistent with past practice (it being agreed that adjusted EBITDA computed in accordance with the definition of EBITDA in the Prepetition Term Loan Credit Agreement shall satisfy this provision) (the applicable financial statements delivered pursuant to this clause (1) being the “Monthly Financial Statements” and also referred to as the “Required Financial Statements”);

(2)	concurrently with any delivery of Required Financial Statements, a certificate of a Financial Officer of the Company certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(3)	[reserved];

(4)	[reserved];

(5)	[reserved];

(6)	promptly, from time to time, such other information regarding the operations, business affairs, pension profile and financial condition of Holdings, the Borrowers or any Subsidiary, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender) or as may be reasonably requested by the Required Lenders;

(7)	promptly upon the reasonable request of the Administrative Agent (so long as the following are obtainable using commercially reasonable measures), copies of any documents described in Section 101(k)(1) of ERISA that Holdings or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if Holdings or any of its ERISA Affiliates has not requested such documents from the administrator or sponsor of the applicable Multiemployer Plan, Holdings or the applicable ERISA Affiliate shall be in compliance with this Section 5.04(7) by promptly making a request for such documents or notices from such administrator or sponsor and providing copies of such documents and notices to the Administrative Agent promptly after receipt thereof from the applicable administrator or sponsor of the applicable Multiemployer Plan;

(8)	to the Lender Advisors (other than any local counsel), (i) no later than 12:00 p.m. New York City time on the Friday (or such later time as agreed to in writing (including via e-mail) by the Required Lenders in their sole discretion) on the Friday of the third (3rd) full calendar week ending after the Petition Date (which, for the avoidance of doubt, shall be June 9, 2023) and each fourth (4th) calendar week thereafter and (ii) at the option of the Borrowers in good faith in connection with a material change in circumstances (but no more than one (1) time pursuant to this clause (ii) during the term of this Agreement) (the exercise of such option, the “Borrower Supplemental Budget Election”), by 12:00 p.m. New York City time on a Friday (or such later time as agreed to in writing (including via e-mail) by the Required Lenders in their sole discretion) prior to the week in which such supplement is proposed to be effective:

(a)	a supplement to the Approved Budget covering the 13-week period that commences with the beginning of the week immediately following the week in which the supplemental budget is required to be delivered (or in the case of clause (ii) above, is delivered), consistent with the form and level of detail set forth in the initial Approved Budget, including the same line-items provided with the initial Approved Budget, and otherwise in form and substance reasonably acceptable to Required Lenders in their reasonable discretion; and

(b)	upon, and subject to, the approval of any such updated budget by the Required Lenders in their reasonable discretion, such supplemented budget shall constitute the then-approved Approved Budget, effective as of the beginning of the week immediately following the week in which it was delivered; provided that (x) unless and until the Required Lenders approve such supplemental budget in their reasonable discretion or (y) the Borrowers and the Required Lenders agree, the then-current Approved Budget shall remain in effect;

(9)	provide counsel to the Lender Advisors with at least two (2) calendar days (or such shorter review period if necessary in light of exigent circumstances), or as promptly as practicable, with draft copies of all material pleadings, motions, applications, judicial information, financial information and other documents intended to be filed by or on behalf of any Loan Party with the Bankruptcy Court in the Chapter 11 Cases; provided that, the following are not material: ministerial notices and similar ministerial documents; retention applications; fee applications; fee statements; any similar pleadings or motions relating to the retention or fees of any professional; or statements of financial affairs and schedules of assets and liabilities;

(10)	[reserved];

(11)	[reserved];

(12)	by no later than 12:00 p.m. New York City time on the Friday (or such later time as agreed to in writing (including via e-mail) by the Required Lenders in their sole discretion) of each calendar week (x) commencing with the first (1st) full calendar week after the Petition Date (which, for the avoidance of doubt, the first such period commences with the Petition Date with the related report due on June 2, 2023) and (y) following the end of the applicable Variance Testing Period (which, for the avoidance of doubt, the first such Variance Testing Period commences with April 30, 2023 with the related report due on June 2, 2023 (each such Friday or later time, a “Variance Report Date”)), in each case a line-item by line-item variance report (each, a “Variance Report”) setting forth, in reasonable detail:

(a)	any differences between actual amounts for each line item in the Approved Budget for the Variance Testing Period (or prior to the first Variance Report Date, the applicable period) versus projected amounts set forth in the applicable Approved Budget for each line item included therein on a cumulative basis for such period (for the avoidance of doubt, to be prepared by comparing the sum of the figures for the four (4) relevant weeks (or prior to the first Variance Report Date, the applicable number of weeks) for such corresponding line item in the then applicable Approved Budget);

(b)	the computations necessary to determine compliance with Sections 6.10 and 6.14 together with a statement from the Borrower’s Chief Financial Officer certifying the information contained in the report; and

(c)	the Variance Report shall also provide a reasonably detailed explanation for any variance in such Variance Report in excess of 15.0% in Actual Disbursements or, when applicable, 25% in Actual Cash Receipts during the applicable Period as compared to Projections for such corresponding line items during such Period as set forth in the Approved Budget;

(13)	As soon as available and in any event no later than Friday of the immediately following week (commencing with the week ending May 13, 2023 with the first report is due May 19, 2023), reporting of weekly sale volumes versus Holdings and its Subsidiaries’ internal monthly sales forecast;

(14)	as soon as available, and in any event within the same time period as required under the DIP Financing Orders, the monthly Borrowing Base certificate in form and substance consistent with the terms of the ABL Credit Agreement;

(15)	as soon as available, and in any event within thirty (30) days after the end of each fiscal month (commencing with the fiscal month ending May 31, 2023), flash reports in form satisfactory to the Administrative Agent and the Required Lenders that depict monthly financial performance, including sales volumes, average realized pricing, revenues, EBITDA, capital expenditures, operational restructuring expenses, cash flow, and other categories (if any) agreed by the Borrower and the Required Lenders.

Anything to the contrary notwithstanding, the obligations in clauses (1) and (2) of this Section 5.04 may be satisfied with respect to financial information of Holdings and the Subsidiaries by furnishing (1) the applicable financial statements of any other Parent Entity or (2) Holdings’ (or any such other Parent Entity’s), as applicable, Form 10-Q or 8-K, as applicable, filed with the SEC; provided that with respect to each of the foregoing clauses (1) and (2), to the extent such information relates to another Parent Entity, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to Holdings and the Subsidiaries on a standalone basis, on the other hand.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically in accordance with Section 10.01(5).

Section 5.05      Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings obtains actual knowledge thereof:

(1)	any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(2)	the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration (other than in connection with the Chapter 11 Cases), against Holdings or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(3)	the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Section 5.06      Compliance with Laws. Subject to the DIP Financing Orders and other orders entered by the Bankruptcy Court, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA, FCPA, OFAC, the Proceeds of Crime Act and the PATRIOT Act), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that this Section 5.06 will not apply to laws related to Taxes, which are the subject of Section 5.03; provided, further, that the Loan Parties must comply with the DIP Financing Orders in all respects. The Borrower will maintain in effect and enforce policies and procedures designed to reasonably ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

Furthermore, this undertaking shall not apply to any German Loan Party in so far as they would violate or expose any German Loan Party or any of its Subsidiaries or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time and applicable to such entity (including without limitation EU Regulation (EC) 2271/96 and Section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung — AWV)).

Section 5.07      Maintaining Records; Access to Properties and Inspections. (i) Keep proper books of record and account in which full, true and correct entries (in all material respects) are made of all dealings and transactions in relation to its business and activities and (ii) permit any Persons designated by the Administrative Agent or a Lender to visit and inspect the financial records and the properties of Holdings or any Subsidiary at reasonable times, upon reasonable prior notice to Holdings, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or a Lender, upon reasonable prior notice to Holdings to discuss the affairs, finances and condition of Holdings, the Borrowers or any Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures); it being understood that , the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Holdings at any time during normal business hours and upon reasonable advance notice.

Notwithstanding anything to the contrary in this Agreement (including Sections 5.04(7), 5.05, 5.07 and 5.12) or any other Loan Document, none of the Loan Parties or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any competitor to Holdings or any of its Subsidiaries or that (1) constitutes non-financial trade secrets or non-financial proprietary information, (2) in respect of which disclosure is prohibited by law or any binding agreement or is subject to attorney-client or similar privilege or constitutes attorney work product, provided that in the event that any information is not provided in reliance on this clause (2), Holdings shall provide notice to the Administrative Agent that such information is being withheld and Holdings shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable agreement or risk waiver of such privilege or (3) creates an unreasonably excessive expense or burden on Holdings or any of its Subsidiaries.

Section 5.08      Use of Proceeds. Apply the proceeds of the Term Loans in accordance with the Approved Budget (including Permitted Variances thereto) and the DIP Financing Orders, and shall not, directly or indirectly, use the proceeds of the Term Loans or any Collateral (including any Cash Collateral) for any of the following:

(1)            in any manner that causes such Term Loan or the applications of such proceeds to violate the Regulations of the Board, including Regulation T, Regulation U and Regulation X, or any other regulation thereof, or to violate the Securities Exchange Act;

(2)            for any purpose that is prohibited under the Bankruptcy Code or the DIP Financing Orders;

(3)            unless expressly provided in the Approved Budget (subject to Permitted Variances), to make any payment or distribution, directly or indirectly, to any insider of the Borrower or any other Loan Party or Subsidiary or Affiliate that is outside of the ordinary course;

(4)            to make any payment, advance, intercompany advance, or any other remittance or transfer whatsoever (including any intercompany loans and investments (including to and in Foreign Subsidiaries)) that is not in accordance with the Approved Budget (subject to Permitted Variances thereto); or

(5)            to finance or reimburse for expenses incurred or to be incurred, in both instances, directly or directly and in any way in connection with: (i) any adversary action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of any or all of the Administrative Agent, the Collateral Agent, the Lenders, the Prepetition Agents/Trustees, the Prepetition Secured Parties, or their respective rights and remedies under this Agreement and the other Loan Documents (except as provided in the DIP Orders) or (ii) any other action, which with the giving of notice or passing of time, would result in an Event of Default under this Agreement or the other Loan Documents.

Nothing in this Section 5.08 shall in any way prejudice or prevent the Administrative Agent or the Lenders from objecting, for any reason, to any requests, motions or applications made in the Bankruptcy Court, including any application of interim or final allowances of compensation for services rendered or reimbursement of expenses incurred under Sections 105(a), 330 or 331 of the Bankruptcy Code, by any party in interest (and each such order shall preserve the Administrative Agent’s and the Lenders’ right to review and object to any such requests, motions or applications).

Section 5.09      Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other Persons occupying any Real Property to comply, with all Environmental Laws applicable to the operations or the Real Property, and obtain and renew and comply with, and make reasonable efforts to cause all lessees and other Persons occupying any Real Property to obtain and renew and comply with, all authorizations, permits, licenses, and other approvals required pursuant to Environmental Law for the operations or the Real Property, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10      Further Assurances; Additional Security.

(1)	If a Subsidiary (other than an Excluded Subsidiary) of Holdings is formed or acquired after the Closing Date, promptly (and in any event, within five (5) days thereafter) notify the Collateral Agent thereof and, within thirty (30) days after written request of the Administrative Agent (acting at the direction of the Required Lenders) (or such longer period as the Administrative Agent, acting at the direction of the Required Lenders may agree), Holdings will or will cause such Subsidiary to (and in the case of any Foreign Subsidiary, in a manner consistent with the DIP Financing Orders) use commercially reasonably efforts to:

(i)	subject to any relevant guarantee limitation, deliver a joinder to the Guaranty substantially in the form specified therein, duly executed on behalf of such Subsidiary;

(ii)	with respect a Domestic Subsidiary, deliver a joinder to the US Collateral Agreement substantially in the form specified therein, and with respect to any Foreign Subsidiary, appropriate Security Documents (or amendments, supplements or joinders to appropriate Security Documents) substantially similar to other Loan Parties organized in the same jurisdiction, in each case, duly executed on behalf of such Subsidiary;

(2)	Use commercially reasonable efforts (in a manner consistent with the DIP Financings Orders) to (i) cause Subsidiaries that are not Loan Parties to pledge all or substantially all of their assets to secure the Obligations of the Loan Parties, (ii) obtain the consent of third parties with respect to the pledge of Equity Interests of Joint Ventures, including, without limitation, the Lake Charles JV and (iii) cause Loan Parties to pledge any assets to secure the Obligations not previously pledged to secured the Obligations to the extent such pledge is consistent with the DIP Financing Orders.

(3)	Use commercially reasonable efforts to deliver the corporate organizational documents, good standing certificates, incumbency and specimen signatures, foreign legal opinions, and such other documents and deliverables as reasonably requested by the Required Lenders in a manner consistent with the DIP Financing Orders (to the extent such items were not otherwise delivered on the Closing Date) to the Administrative Agent prior to the date of entry of the Final DIP Financing Order.

(4)	Furnish to the Collateral Agent five Business Days prior written notice of any change in any Loan Party’s:

(a)	Corporate, company or organization name;

(b)	organizational structure (including jurisdiction of incorporation);

(c)	location (determined as provided in UCC Section 9-307) (where applicable), registered office address or location of chief executive office; or

(d)	organizational or company identification number (or equivalent) or, solely if required for perfecting a security interest in the applicable jurisdiction, Federal Taxpayer Identification Number.

Holdings and the Borrowers will not effectuate or permit any such change unless all filings have been made, or will be made within any statutory period that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, for the benefit of the applicable Secured Parties, in all Collateral held by such Loan Party.

(5)	As reasonably requested by the Required Lenders in writing, use commercially reasonable efforts to execute any and all other documents, financing statements, agreements and instruments and take all such other actions that are required under any applicable law, to document the requirements set forth in the DIP Financing Orders with respect to the creation and perfection of the Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, contemplated herein and in the Security Documents and to cause such requirement to be and remain satisfied, all at the expense of the Borrowers.

(6)	Notwithstanding anything to the contrary,

(a)	the other provisions of this Section 5.10 need not be satisfied with respect to any (i) Excluded Collateral or US Excluded Equity Interests or any exclusions and carve-outs from the perfection requirements set forth in the US Collateral Agreement and (ii) any assets or other exclusions and carve-outs from grant of security and perfection requirements set forth in the Security Documents, to the extent not conflicting, or otherwise inconsistent, with the DIP Financings Orders;

(b)	no actions will be required with respect to the grant and perfection of security interests that are granted and perfected pursuant to the DIP Financing Orders according to the applicable law and in accordance with the Lien priorities set forth in the DIP Financing Orders;

(c)	without limitation of clause (ii) above, no actions will be required outside of the United States or any Specified Foreign Jurisdiction in order to create or perfect any security interest in any assets located outside of the United States or any Specified Foreign Jurisdiction and no security or pledge agreements, mortgages or deeds governed by the laws of any jurisdiction other than the United States or any Specified Foreign Jurisdiction, or any intellectual property filings or searches in any jurisdiction other than the United States or any Specified Foreign Jurisdiction will be required; and

(d)	the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date until the date that is (a) if such Mortgaged Property relates to a property not located in a Flood Zone, ten (10) Business Days or (b) if such Mortgaged Property relates to a property located in a Flood Zone, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a Flood Certificate a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Program, evidence of required flood insurance.

Section 5.11      Ratings. Use commercially reasonable efforts to (a) obtain a credit rating by S&P, Moody’s and/or Fitch in respect of the Term Facility within ninety (90) days of the Petition Date and (b) maintain a public corporate rating by S&P and a public corporate family rating by Moody’s for Holdings, in each case with no requirement to maintain any specific rating.

Section 5.12      Lender Calls. The Loan Parties and/or their advisors, as applicable (including appropriate senior members of management), shall, at reasonable times to be mutually agreed from time to time by the Borrower and Administrative Agent or Lender Advisors (other than any local counsel), as applicable, host the following telephonic conference calls with the Administrative Agent, the Lenders and/or their advisors, as applicable:

(1)            A weekly call with the Lenders and the Lender Advisors to provide a status update on the following topics, with additional topics as requested by the Term Loan Lenders or their advisors (with questions provided in advance of such call if practical): (i) general business update; (ii) the Variance Report; and (iii) status of the Chapter 11 Cases and foreign operations.

Section 5.13      Pensions.

(1)	Ensure that any pension schemes operated by or maintained for the benefit of Holdings, the Borrowers and the Subsidiaries and/or any of their employees are fully funded to the extent required by applicable law where failure to do so would reasonably be expected to have a Material Adverse Effect.

(2)	Ensure that none of the Canadian Subsidiaries shall maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plan; provided that nothing in this clause (2) shall restrict Holdings or any Subsidiary from acquiring an interest in any Person in a transaction otherwise permitted hereunder notwithstanding that such Person sponsors, maintains, administers or contributes to, or has any liability in respect of, any Canadian Defined Benefit Plan governed by Pension Benefits Act (Ontario).

(3)	Except with respect to the Specified UK Plans, ensure that, where required by applicable law, all pension schemes operated by or maintained for its benefit and/or any of the employees of any UK Loan Party are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 or have a recovery plan in place with the intention of reaching fully funded status (and will make such contributions in full as they fall due under such recovery plan), and that no action or omission is taken by any UK Loan Party in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme or a UK Loan Party ceasing to employ any member of such a pension scheme).

(4)	Deliver to the Administrative Agent: (i) at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the UK Loan Parties) and (ii) at any other time if the Administrative Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in paragraph (3) above.

(5)	Promptly notify the Administrative Agent of any material change in the rate of contributions to any pension scheme mentioned in paragraph (3) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

Section 5.14      Centre of Main Interests and Establishments. If its jurisdiction of organization or incorporation is a member of the European Union, ensure that its COMI is, at all times, situated in its jurisdiction of organization or incorporation and that it does not have an “establishment” (as that term is used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction and it shall not, and it shall ensure that none of its Subsidiaries will, do anything to change the location of its COMI.

Section 5.15      People with Significant Control regime. Each Loan Party shall (and shall ensure that each of its Subsidiaries will) (i) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the UK whose shares are the subject of a Lien in favor of the Collateral Agent and (ii) promptly provide the Administrative Agent with a copy of that notice.

Section 5.16      RSA; Milestones. The Loan Parties shall comply in all material respects with the RSA (so long as the RSA is in effect with respect to the Loan Parties) and shall achieve the following milestones (the “Milestones”) (in each case as may be extended in accordance with the RSA):

(1)            by no later than May 14, 2023, the Loan Parties shall have commenced the Chapter 11 Cases in the Bankruptcy Court and shall have filed the Plan;

(2)            if the Debtors (as defined in the RSA) do not commence solicitation prior to the Petition Date, within five (5) Business Days after the Petition Date, the Debtors shall file a motion seeking conditional approval of the Disclosure Statement (as defined in the RSA);

(3)            no later than (3) Business Days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Financing Order and the interim Cash Collateral Order;

(4)            no later than thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Financing Order and the final Cash Collateral Order;

(5)            no later than sixty (60) days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order (as defined in the RSA); and

(6)            no later than sixty-five (65) days after the Petition Date, the Plan Effective Date shall have occurred.

Section 5.17      Certain Bankruptcy Matters. The Loan Parties shall and shall cause their Subsidiaries to:

(1)            cause all proposed (i) First and Second Day Orders, (ii) orders otherwise related to or affecting the Term Loans and other Obligations and the Loan Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, any cash management, any adequate protection, any Plan of Reorganization (including the Chapter 11 Plan) and/or any disclosure statement related thereto, (iii) orders concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Loan Parties or seeking relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or Rule 9019 of the Federal Rules of Bankruptcy Procedure, or other material relief, and (iv) orders establishing procedures for administration of the Chapter 11 Cases or approving significant transactions submitted to the Bankruptcy Court, in each case, proposed by the Loan Parties, to be in accordance with and permitted by the terms of this Agreement and acceptable to the Required Lenders in their reasonable discretion in all respects, it being understood and agreed that the forms of First Day Orders, including the form of Interim DIP Financing Order, approved by the Required Lenders (and with respect to any provision that affects the rights, obligations, liabilities or duties of any Agent, the Administrative Agent) prior to the Petition Date are in accordance with and permitted by the terms of this Agreement and are reasonably acceptable in all respects; provided that the foregoing shall not apply to any Professional Retention Applications; and

(2)            comply in a timely manner with their obligations and responsibilities as debtors in possession under the Bankruptcy Code, the Bankruptcy Rules, the Interim DIP Financing Order and the Final DIP Financing Order, as applicable, and any other order of the Bankruptcy Court.

Section 5.18      Cash Management.

The Loan Parties shall maintain cash management systems in a manner reasonably acceptable to the Required Lenders (which shall be deemed satisfied if the cash management system is substantially the same as the cash management system in existence on the Petition Date, which such modifications as permitted under the cash management order, as entered). In connection with the forgoing, in the event that any cash balances in excess of $40,000,000 are held in accounts outside the DIP Account as of 5:00 p.m. New York City time on Friday of each week, the U.S. Borrower will deposit an amount equal to such excess in the DIP Account by no later than 5:00 p.m. New York City time on the first Business Day of the following week, in each case (i) to the extent feasible without resulting in material adverse Tax consequences and (ii) unless such amounts are expected to be utilized during such week in accordance with the Budget (subject to Permitted Variances) and, if a DIP Account Withdrawal Notice was delivered for such week, such amounts were included in the “Opening Available Cash Balance” line item in the applicable DIP Account Withdrawal Notice.

Section 5.19      Post Closing Matters.

Deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, such other documents and deliverables (including, without limitation, foreign-law governed Security Documents) as reasonably requested by the Required Lenders in a manner consistent with the DIP Financing Orders, on or before the applicable dates for delivery as mutually agreed with the Required Lenders (or, in each case, such later date as may be agreed by the Administrative Agent acting at the direction of the Required Lenders). All representations and warranties contained in this Agreement and the other Loan Documents will be deemed modified to the extent necessary to effect the foregoing (and permit the taking of the actions described therein within the time periods specified thereon, rather than as elsewhere provided in the Loan Documents).

Article VI

Negative Covenants

Holdings and each Borrower covenants and agrees with each Lender that, so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations (other than Obligations in respect of contingent indemnification and reimbursement obligations that are not yet due and payable and for which no Claim has been asserted) have been paid in full, unless the Required Lenders otherwise consent in writing, it will not and will not permit any of its Subsidiaries to:

Section 6.01      Indebtedness. Issue, incur, permit to exist or assume any Indebtedness.

The foregoing limitation will not apply to (collectively, “Permitted Debt”):

(1)	Indebtedness created under the Loan Documents (including, for the avoidance of doubt, the Carve Out);

(2)	Indebtedness incurred pursuant to (a) the ABL Credit Agreement as in existence on the Petition Date; (b) the Prepetition Term Loan Credit Agreement as in existence on the Petition Date; (c) the Senior Secured Notes Indenture as in existence on the Petition Date and (d) the Senior Unsecured Notes Indenture as in existence on the Petition Date;

(3)	customer deposits and advance payments received in the ordinary course of business and consistent with past practices from customers for goods purchased in the ordinary course of business and consistent with past practices;

(4)	Indebtedness outstanding on the Petition Date (other than Indebtedness described in clause (1) or (2) above);

(5)	Capital Lease Obligations, Indebtedness with respect to mortgage financings and purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of Holdings, the Borrowers or any Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of Holdings, the Borrowers or such Subsidiary, in an aggregate outstanding principal amount, including all refinancing Indebtedness incurred to refinance any Indebtedness originally incurred pursuant to this clause (5) (and any successive refinancing Indebtedness), not to exceed $1,000,000; provided that such Indebtedness is incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(6)	Indebtedness owed to (including obligations in respect of Letters of Credit or bank Guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance; provided that upon the incurrence of any Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 45 days following such incurrence;

(7)	[reserved];

(8)	Intercompany Indebtedness between or among Holdings, the Borrowers and the Subsidiaries; provided, that, except as set forth in the Approved Budget (including Permitted Variances thereto), no such Indebtedness shall be advanced by any Loan Party to any Subsidiary that is not a Loan Party without the prior written consent of the Required Lenders;

(9)	[reserved];

(10)	Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion Guarantees and similar obligations, in each case, provided in the ordinary course of business and consistent with past practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and consistent with past practices;

(11)	[reserved];

(12)	[reserved];

(13)	[reserved];

(14)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and consistent with past practices, so long as such Indebtedness (other than credit or purchase cards) is extinguished within 10 Business Days after notification received by Holdings of its incurrence;

(15)	[reserved];

(16)	[reserved];

(17)	Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business and consistent with past practices;

(18)	[reserved];

(19)	Cash Management Obligations (as defined in the ABL Credit Agreement), obligations owed by Holdings or any Subsidiary in respect of or in connection with any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P card”), debit card, credit card, cash management (including in respect of the DIP Account), supply chain finance services (including, without limitation, trade payable services and supplier accounts receivables purchases) and similar services and any automated clearing house transfer of funds, and other Indebtedness in respect thereof, in each case entered into in the ordinary course of business and not constituting debt for borrowed money;

(20)	[reserved];

(21)	[reserved];

(22)	[reserved];

(23)	(i) unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and consistent with past practices and not in connection with the borrowing of money and (ii) customer deposits and advance payments received in the ordinary course of business and consistent with past practices from customers for goods purchased in the ordinary course of business and consistent with past practices;

(24)	Indebtedness representing deferred compensation or other similar arrangements incurred by Holdings or any Subsidiary in the ordinary course of business and consistent with past practice;

(25)	[reserved];

(26)	[reserved];

(27)	Indebtedness incurred by Holdings or any Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business and consistent with past practices;

(28)	[reserved]; and

(29)	Letters of Credit to the extent cash collateralized and included in the Approved Budget.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt, the Borrowers may, in their sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01. Guarantees of, or obligations in respect of Letters of Credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such Guarantee or Letter of Credit, as the case may be, was in compliance with this Section 6.01.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, original issue discount, defeasance costs, fees, commissions and expenses in connection therewith).

Section 6.02      Liens. Create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on any property or assets at the time owned by it, except the following (collectively, “Permitted Liens”):

(1)	Liens securing the Obligations pursuant to the Loan Documents and Liens granted as adequate protection on account of the secured Prepetition Indebtedness pursuant to the DIP Financing Orders;

(2)	Liens securing Indebtedness existing on the Closing Date; provided that such Liens only secure the obligations that they secure on the Closing Date and do not apply to any other property or assets of Holdings or any Subsidiary other than replacements, additions, accessions and improvements thereto;

(3)	Liens securing Indebtedness incurred in accordance with Section 6.01(5); provided that, such Liens only extend to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements thereto);

(4)	[reserved];

(5)	[reserved];

(6)	[reserved];

(7)	[reserved];

(8)	[reserved];

(9)	Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03 or to the extent such Taxes are excused or prohibited by the Bankruptcy Code or not otherwise authorized by the Bankruptcy Court with respect to periods prior to the Closing Date;

(10)	[reserved];

(11)	Liens securing judgments that do not constitute an Event of Default under Section 8.01(10) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which Holdings or any affected Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;

(12)	Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or a Subsidiary has set aside on its books reserves in accordance with GAAP;

(13)	(a) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other similar laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (b) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of Letters of Credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Subsidiary, in each case for clauses (a) and (b), so long as such pledges, deposits and Liens are made in the ordinary course of business;

(14)	deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including Letters of Credit in lieu of any such bonds or to support the issuance thereof) in each case, incurred by Holdings or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(15)	survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and title defects or irregularities and other similar encumbrances incurred in the ordinary course of business in each case that are of a minor nature and that, individually and in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings or any Subsidiary;

(16)	any interest or title of a lessor or sublessor under any leases or subleases entered into by Holdings or any Subsidiary in the ordinary course of business;

(17)	Liens that are contractual rights of set-off (a) relating to pooled deposit or sweep accounts of Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Subsidiary or (b) relating to purchase orders and other agreements entered into with customers of Holdings or any Subsidiary in the ordinary course of business;

(18)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(19)	leases or subleases, non-exclusive licenses or sublicenses (including with respect to Intellectual Property Rights and software) granted to others in the ordinary course of business that do not interfere in any material respect with the business of Holdings and the Subsidiaries, taken as a whole;

(20)	[reserved];

(21)	the prior rights of consignees and their Lenders under consignment arrangements entered into in the ordinary course of business;

(22)	Liens arising from precautionary Uniform Commercial Code or PPSA financing statements or equivalent statements in any other jurisdiction, so long as entered into in the ordinary course of business;

(23)	[reserved];

(24)	[reserved];

(25)	[reserved];

(26)	[reserved];

(27)	Liens on vehicles or equipment of Holdings or any of the Subsidiaries granted in the ordinary course of business;

(28)	[reserved];

(29)	so long as entered into in the ordinary course of business, consistent with past practices and not securing debt for borrowed money, Liens:

(a)	of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection;

(b)	attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or

(c)	in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry (including, in relation to bank accounts held in Germany, Liens arising under the general terms and conditions of banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen));

(30)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or Letters of Credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(31)	Liens on cash collateral securing Indebtedness incurred in accordance with Section 6.01(29);

(32)	[reserved];

(33)	[reserved];

(34)	[reserved];

(35)	Liens on amounts deposited to secure any Loan Party’s and its Subsidiaries’ obligations in connection with pension liabilities (Altersteilzeitverpflichtungen) pursuant to § 8a German Partial Retirement Act (Altersteilzeitgesetz) or in connection with time credits (Wertguthaben) pursuant to § 7e German Social Code IV (Sozialgesetzbuch IV);

(36)	Liens securing the Carve Out; and

(37)	“Replacement Liens” set forth and as defined in the DIP Financing Orders.

For purposes of this Section 6.02, Indebtedness will not be considered incurred under a subsection or clause of Section 6.01 if it is later reclassified as outstanding under another subsection or clause of Section 6.01 (in which event, and at which time, same will be deemed incurred under the subsection or clause to which reclassified).

Section 6.03      [Reserved].

Section 6.04      Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, a “Investment”), any other Person, except the following (collectively, “Permitted Investments”):

(1)	[reserved];

(2)	[reserved];

(3)	[reserved];

(4)	[reserved];

(5)	intercompany Investments among Holdings and the Subsidiaries (including intercompany Indebtedness), provided that, except as set forth in the Approved Budget (including Permitted Variances thereto), no Debtor shall make an Investment in a Subsidiary that is not a Debtor without the prior written consent of the Required Lenders; provided further that if such Investments (including intercompany Indebtedness) are not ordinary course payroll and cash management amounts consistent with past practice, they shall be set forth expressly in the Approved Budget as a line item disbursement (or otherwise specifically described in the Approved Budget to identify as an expenditure of a non-Debtor);

(6)	[reserved];

(7)	Cash Equivalents and, to the extent not made for speculative purposes, Investment Grade Securities; so long as subject to super-priority Liens in favor of the Administrative Agent in accordance with the DIP Financing Orders;

(8)	[reserved];

(9)	accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(10)	[reserved];

(11)	Hedge Agreements entered into the ordinary course of business and not for speculative purposes;

(12)	Investments existing on the Closing Date;

(13)	Investments resulting from pledges and deposits that are Permitted Liens;

(14)	[reserved];

(15)	[reserved];

(16)	Guarantees of operating leases (for the avoidance of doubt, excluding Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by Holdings or any Subsidiary in the ordinary course of business;

(17)	[reserved];

(18)	[reserved];

(19)	Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20)	Guarantees permitted under Section 6.01;

(21)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Holdings or any Subsidiary, in each case, subject to the Approved Budget (including Permitted Variances thereto);

(22)	[reserved];

(23)	[reserved];

(24)	purchases or acquisitions of inventory, supplies, materials and equipment or purchases or acquisitions of contract rights or Intellectual Property Rights in each case in the ordinary course of business;

(25)	[reserved];

(26)	[reserved]; and

(27)	Intercompany current liabilities owed to Subsidiaries or Joint Ventures incurred in the ordinary course of business and consistent with past practices in connection with the cash management operations of Holdings and its Subsidiaries, in each case subject to the Approved Budget (subject to Permitted Variances thereto).

Section 6.05      Mergers, Consolidations, Amalgamations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with, any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, license, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets, or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary (or the Equity Interests of the Lake Charles JV or any other Joint Venture), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or any division, unit or business of any other Person, except that this Section 6.05 will not prohibit:

(1)	Asset Sales approved by an order of the Bankruptcy Court that is in form and substance acceptable to the Required Lenders;

(2)	Asset Sales in the ordinary course of business and consistent with past practice; and

(3)	the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business and consistent with past practices.

To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 6.05 to any Person other than the Borrower or any Guarantor, such Collateral will be free and clear of the Liens created by the Loan Documents, and the Administrative Agent will take, and each Lender hereby authorizes the Administrative Agent to take, any actions reasonably requested by Holdings in order to evidence the foregoing, in each case, in accordance with Section 10.18.

Section 6.06      Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), directly or indirectly, whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”) other than, in each case, consistent with the Approved Budget (including Permitted Variances thereto) and any applicable order of the Bankruptcy Court:

(1)	[reserved];

(2)	Restricted Payments to Holdings or any Subsidiary (or, in the case of non-Wholly Owned Subsidiaries, to Holdings and to each other owner of Equity Interests of such Subsidiary) on a pro rata basis (or more favorable basis from the perspective of Holdings or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a Person that is not Holdings or a Subsidiary is permitted under Section 6.04);

(3)	Restricted Payments in the form of cash distributions with respect to any taxable period in which any Subsidiary or Holdings is treated as a disregarded entity, partnership or S corporation for U.S. federal income tax purposes or is a member of a consolidated, combined, unitary or similar tax group with any equityholders, to enable any equityholders to pay any Taxes attributable solely to the income, operations and ownership of Holdings and/or its Subsidiaries, as applicable;

(4)	any payments (x) required under the Tax Matters Agreement entered into with the Huntsman Corporation or (y) by Holdings or any of its Subsidiaries pursuant to tax sharing agreements among Holdings and any of its Subsidiaries to the extent such payment is attributable to the ownership or operation of Holdings and its Subsidiaries and permitted by Section 6.06(3); and

(5)	Restricted Payments to permit any Parent Entity to pay franchise taxes and other similar taxes and expenses, in each case, in connection with the maintenance of its legal existence.

Section 6.07      Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) expressly permitted (or required) under this Agreement or (ii) upon terms no less favorable to Holdings and the Subsidiaries, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, except that this Section 6.07 will not prohibit:

(1)	transactions between or among (a) Holdings and the Subsidiaries or (b) Holdings and any Person that becomes a Subsidiary as a result of such transaction (including by way of a merger, consolidation or amalgamation in which a Loan Party is the surviving entity);

(2)	[reserved];

(3)	[reserved];

(4)	[reserved];

(5)	the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, Holdings or any of the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity (other than Holdings), to the portion of such fees and expenses that are allocable to Holdings and the Subsidiaries (which shall be 100% for so long as such Parent Entity owns no assets other than the Equity Interests in Holdings and assets incidental to the ownership of Holdings and its Subsidiaries));

(6)	[reserved];

(7)	(a) any employment agreements entered into by Holdings or any of the Subsidiaries in the ordinary course of business and consistent with past practices, (b) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors entered into in the ordinary course of business and consistent with past practices and (c) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto, in each case entered into in the ordinary course of business and consistent with past practices;

(8)	Restricted Payments permitted under Section 6.06, including applicable payments to any Parent Entity;

(9)	[reserved];

(10)	[reserved];

(11)	transactions with Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business and consistent with past practices;

(12)	[reserved];

(13)	transactions with Joint Ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and consistent with past practice;

(14)	[reserved];

(15)	[reserved];

(16)	[reserved];

(17)	[reserved];

(18)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business, consistent with past practices and otherwise in compliance with the terms of this Agreement, that are fair to Holdings and the Subsidiaries;

(19)	[reserved];

(20)	transactions pursuant to, and complying with, the provisions of Section 6.01 or Section 6.04, in each case that are expressly contemplated to be undertaken with Affiliates under such Sections;

(21)	[reserved];

(22)	intercompany transactions undertaken in good faith (as certified by a Responsible Officer of Holdings) for the purpose of improving the consolidated tax efficiency of Holdings and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein;

(23)	[reserved];

(24)	[reserved]; and

(25)	[reserved].

Section 6.08      Business of Holdings and its Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by Holdings and the Subsidiaries on the Closing Date and any similar, corollary, related, ancillary, incidental or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 6.09      Limitation on Payments and Modifications of Prepetition Indebtedness and Material Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc.

(1)	amend or modify in any manner the articles or certificate of incorporation (or similar document), by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of Holdings or any Subsidiary other than:

(a)	immaterial amendments of an administrative, ministerial or technical nature may be made so long as contemporaneous written notice thereof is provided to the Administrative Agent;

(b)	as required by the Bankruptcy Code or a Plan of Reorganization materially consistent with the RSA;

(c)	in a manner that is not materially adverse to the Lenders; or

(d)	with the prior written consent of the Required Lenders;

(2)	make any cash payment or other distribution in cash in respect of, or amend or modify, or permit the amendment or modification of, any provision of, any Prepetition Indebtedness, any Material Indebtedness or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposits, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Prepetition Indebtedness or other Material Indebtedness, except to the extent permitted by the DIP Financing Orders, the First and Second Day Orders and adequate protection payments as set forth in the Interim DIP Financing Order.

Section 6.10      Compliance with the Approved Budget. Except as otherwise provided herein or approved in advance in writing by the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), directly or indirectly:

(1)	use any cash or the proceeds of any Term Loans in a manner or for a purpose other than those consistent with this Agreement, the DIP Financing Orders and the Approved Budget (other than a Permitted Variance);

(2)	permit a disbursement causing any variance from the Approved Budget other than a Permitted Variance;

(3)	make any payment (as adequate protection or otherwise), or application for authority to pay, on account of any claim or Indebtedness arising prior to the Petition Date other than payments consistent with the Approved Budget (or any Permitted Variance) and approved by the Bankruptcy Court; or

(4)	transfer cash or Cash Equivalents to a Subsidiary or Affiliate that is not a Loan Party other than payments consistent with and contemplated by (x) the Approved Budget (or any Permitted Variance) and (y) a DIP Account Withdrawal Notice and, in the case of this clause (y), reasonably satisfactory to the Required Lenders.

It is understood and agreed, for the avoidance of doubt, that Permitted Variances under this Agreement shall be limited to variances in excess of aggregate disbursements of items contemplated by the Approved Budget and not for the purposes of additional categories of expenditures or disbursements not (x) contemplated in the Approved Budget or (y) otherwise expressly contemplated by a DIP Account Withdrawal Notice and reasonably satisfactory to the Required Lenders.

Section 6.11      Chapter 11 Modifications. Without the prior written consent of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders):  (a) make or permit to be made any change, amendment or modification, to the DIP Financing Orders or (b) incur, create, assume or suffer to exist or permit any Claim or Lien against any Loan Party ranking pari passu with or senior to the Claims and Liens of the Administrative Agent and the other Secured Parties hereunder, except as expressly permitted under the Interim DIP Financing Order approved by the Bankruptcy Court (including the Carve Out) as of the Closing Date or under the Final DIP Financing Order, as applicable.

Section 6.12      [Reserved].

Section 6.13      Additional Bankruptcy Matters. Do any of the following other than as expressly permitted by the DIP Financing Orders:

(1)            enter into any agreement to return any of its inventory to any of its creditors for application against any Prepetition Indebtedness, prepetition trade payables or other prepetition Claims under Section 546(c) of the Bankruptcy Code or agree that any creditor may take any set-off or recoupment against any of its Prepetition Indebtedness, prepetition trade payables or other prepetition Claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, set-off or recoupment, the aggregate amount applied to Prepetition Indebtedness, prepetition trade payables and other prepetition Claims subject to all such agreements, set-offs and recoupments since the Petition Date would exceed $1,000,000;

(2)            seek, consent to, or permit to exist, without timely filing an objection, without the prior written consent of the Administrative Agent, at the direction of the Required Lenders, any order granting authority to take any action that is prohibited by the terms of this Agreement, the DIP Financing Orders or the other Loan Documents or refrain from taking any action that is expressly required to be taken by the terms of this Agreement, the DIP Financing Orders or any of the other Loan Documents;

(3)            assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against any of the Secured Parties; provided that nothing contained in this clause 6.13(3) shall prohibit the Loan Parties from responding to or complying with discovery requests of any statutory committee appointed or appearing in the Chapter 11 Cases;

(4)            subject to the terms of the DIP Financing Orders and subject to Article VIII, object to, contest, prevent or interfere with in any manner the exercise of rights and remedies by the Agents, the Lenders or other Secured Parties with respect to the Collateral following the occurrence of an Event of Default, including, without limitation, a motion or petition by any Secured Party to lift an applicable stay of proceedings to do the foregoing (provided that any Loan Party may contest or dispute whether an Event of Default has occurred in accordance with the terms of the DIP Financing Orders);

(5)            hold any proceeds of the Term Loans in any account other than the DIP Account, pending withdrawal and application thereof in accordance with this agreement;

(6)            without the consent of the Required Lenders, move to assume or reject any material lease, license, or other material contract of any Loan Party pursuant to Section 365 of the Bankruptcy Code;

(7)            except as expressly provided or permitted hereunder (including, without limitation, to the extent pursuant to any First and Second Day Orders) and as otherwise contemplated in the then Approved Budget (including Permitted Variances thereto), make any payment or distribution to any non-Subsidiary Affiliate or insider of any debtor outside of the ordinary course of business and consistent with past practices; or

(8)            assert any right of subrogation or contribution against any other Loan Party.

Section 6.14      Budget Covenant. Permit, as of any Variance Report Date (commencing with the report delivered on June 2, 2023 with regard to the period ending May 27, 2023), either:

(1)	the Actual Disbursements of the Loan Parties for any Variance Testing Period in the aggregate on a cumulative basis for such Variance Testing Period to exceed 115% of the disbursements (excluding professional fees) for such period set forth in the Approved Budget in the aggregate; and

(2)	commencing with any Variance Report Date that occurs sixty (60) days after the Petition Date and for each Variance Report Date thereafter (which, for the avoidance of doubt, shall begin with the Variance Report Date on July 21, 2023 with regard to the period ending July 15, 2023), the Actual Cash Receipts for any Variance Testing Period in the aggregate on a cumulative basis for such Variance Testing Period to be less than 75% of the receipts for such period set forth in the Approved Budget in the aggregate.

Article VII

[Reserved]

Article VIII

Events of Default

Section 8.01      Events of Default. In case of the happening of any of the following events on or after the Closing Date (each, an “Event of Default”):

(1)	any representation or warranty made by Holdings, the Borrowers or any other Loan Party herein or in any other Loan Document or any certificate or document required to be delivered pursuant hereto or thereto shall be incorrect or misleading in any material respect (or in any respect if any such representation or warranty is already qualified by materiality) when made or deemed made;

(2)	default is made in the payment of any principal of any Term Loan when and as the same becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(3)	(x) default is made in the payment of any interest on any Term Loan or in the payment of any Fee due under any Loan Document (other than an amount referred to in clause (2) of this Section 8.01), when and as the same becomes due and payable, and such default continues unremedied for a period of three (3) Business Days or (y) default is made in the payment of any other amount due under any Loan Document (other than an amount referred to in clause (2) of this Section 8.01), when and as the same becomes due and payable, and such default continues unremedied for a period of five (5) Business Days;

(4)	default is made in the due observance or performance by Holdings or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(1), Section 5.04(8), (11), (12) or (13), Section 5.05(1), Section 5.08, Section 5.16, Section 5.17 or the final sentence of Section 5.18 or in Article VI of this Agreement or in any provision of the DIP Financing Orders; provided that, a breach in the observance of Section 6.14(2) for such period shall not constitute an Event of Default hereunder;

(5)	default is made in the due observance or performance by Holdings or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (2), (3) and (4) of this Section 8.01), in each case solely to the extent applicable to such Person, and such default continues unremedied for a period of fifteen (15) days after notice thereof from the Administrative Agent to Holdings;

(6)	except as a result of commencement of the Chapter 11 Cases or entry into this Agreement, unless the payment, acceleration and/or the exercise of remedies with respect to any such Indebtedness is stayed by the Bankruptcy Court or unless any of the following results from obligations with respect to which the Bankruptcy Court prohibits or does not permit any Loan Party from applicable compliance, (a) any event or condition occurs that (i) results in any Material Indebtedness (other than the Term Loans but including the ABL Obligations) becoming due prior to its scheduled maturity or (ii) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness (other than the Term Loans but including the ABL Obligations) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than the Term Loans but including the ABL Obligations) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (b) Holdings or any Subsidiary fails to pay the principal of any Material Indebtedness (other than the Term Loans but including the ABL Obligations) at the stated final maturity thereof; provided that this clause (6) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such event or condition is unremedied and is not waived or cured by the holders of such Indebtedness prior to any acceleration of the Term Loans pursuant to this Section 8.01;

(7)	a Change in Control occurs;

(8)	an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(a)            relief in respect of Holdings, a Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of Holdings, a Borrower or any Subsidiary, under any Debtor Relief Law;

(b)            the appointment of a receiver, trustee, custodian, interim receiver, administrator, monitor, sequestrator, conservator or similar official for Holdings, a Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, a Borrower or any Subsidiary; or

(c)            the winding up or liquidation of Holdings, a Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05) and, in any of clauses (a), (b) or (c), such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is entered;

(9)            Holdings, a Borrower or any Subsidiary:

(a)            voluntarily commences any proceeding, insolvency proceeding or files any petition seeking relief under any Debtor Relief Law;

(b)            consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (8) of this Section 8.01 unless it is mandatory by applicable local law;

(c)            applies for or consents to the appointment of a receiver, trustee, custodian, interim receiver, administrator, monitor, sequestrator, conservator or similar official for Holdings, a Borrower or any of the Subsidiaries or for a substantial part of the property or assets of Holdings, a Borrower or any Subsidiary;

(d)            files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(e)            makes a general assignment for the benefit of creditors; or

(f)            if incorporated in France, (i) becomes in cessation des paiements within the meaning or article L.631-1 of the French Code de commerce, (ii) encounters difficulties that it is not able to overcome within the meaning of article L.620-1 of the French Code de commerce, (iii) is subject to a procedure d’alerte by its statutory auditors in accordance with article L.234-1, L.234-2 or L.612-3 of the French Code de commerce, or (iv) is subject to a declared moratorium in respect of any of its indebtedness; or

provided, however, that an Event of Default under any clause of this Section 8.01 shall not result solely as a result of filing by the Loan Parties or their Subsidiaries of the Chapter 11 Cases so long as the Interim DIP Financing Order has been approved and entered within three (3) Business Days after the Petition Date and has not, at any time thereafter, been (i) stayed, vacated, reversed or rescinded, and any appeal of such order shall not have been timely filed and a stay of such order pending appeal shall not be presently effective or (ii) without the prior written consent of the Administrative Agent (at the direction of the Required Lenders), revised, amended or modified;

(10)	any Loan Party or any Subsidiary that is not a Loan Party fails to preserve, renew and keep in full force and effect its legal existence;

(11)	Holdings, the Borrowers or any Subsidiary is (i) enjoined from conducting any material portion of its business or (ii) has any material damage to or loss of material assets of its business operations;

(12)	except for any order fixing the amount of any Claim in the Chapter 11 Cases, there is entered against Holdings or any Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) equal to or greater than $1,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action is legally taken by a judgment creditor to levy upon assets or properties of Holdings or any other Loan Party to enforce any such judgment;

(13)	an ERISA Event or ERISA Events occurs with respect to any Plan or Multiemployer Plan, which, together with all other ERISA Events, if any, is reasonably expected to have a Material Adverse Effect; or

(14)	(a) any material provision of any Loan Document ceases to be, or is asserted in writing by Holdings or any Subsidiary not to be, for any reason, a legal, valid and binding obligation of any party thereto, (b) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings and the Subsidiaries on a consolidated basis ceases to be, or is asserted in writing by Holdings or any other Loan Party not to be, a valid and perfected security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of validity, perfection or priority results from the limitations of laws, rules and regulations of any jurisdiction other than the United States or any Specified Foreign Jurisdiction as they apply to pledges of Equity Interests or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under a Security Document or to file Uniform Commercial Code continuation statements or take any other action and except to the extent that such loss is covered by a Lender’s title insurance policy and the Collateral Agent, acting at the direction of the Required Lenders, is reasonably satisfied with the credit of such insurer or (c) the Guarantees pursuant to the Security Documents by any Loan Party of any of the Obligations cease to be in full force and effect (other than in accordance with the terms thereof) or are asserted in writing by Holdings, a Borrower or any other Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations, except in the cases of clauses (a) and (b), in connection with an Asset Sale permitted by this Agreement;

(15)	any Loan Party shall file a motion in the Chapter 11 Cases without the prior express written consent of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), to obtain additional financing from a party other than the Lenders under Section 364(d) of the Bankruptcy Code or to use Cash Collateral of a Lender under Section 363(c) of the Bankruptcy Code;

(16)	the Bankruptcy Court shall enter an order (i) approving payment of any prepetition Claim other than (x) as provided for in the First and Second Day Orders, (y) as otherwise contemplated hereunder and by the Approved Budget (including Permitted Variances thereto) or (z) as otherwise consented to by the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) in writing in their reasonable discretion, (ii) granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to any holder of any security interest to permit foreclosure on any assets having a book value in excess of $1,000,000 in the aggregate, or (iii) except as expressly provided in the DIP Financing Orders, approving any settlement or other stipulation not approved by the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) with any prepetition secured creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor;

(17)	an order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court (i) appointing a trustee under Section 1104, (ii) appointing an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code, or (iii) converting any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code.

(18)	an order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases which does not contain a provision for termination of all Commitments, and payment in full in cash of all Obligations upon entry thereof;

(19)	an order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of the Required Lenders (and with respect to any provisions that affect the rights or duties of the Administrative Agent, the Administrative Agent, not to be unreasonably withheld, conditioned or delayed), (i) to revoke, reverse, stay, modify, supplement or amend any of the DIP Financing Orders or (ii) to permit, unless otherwise contemplated by the DIP Financing Orders, any administrative expense or any Claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority equal or superior to the administrative priority of the Loan Parties’ Claims in respect of the Obligations (other than the Carve Out);

(20)	(i) an application for any of the orders described in clause (17) above shall be made by a Loan Party or any such application shall be made by a Person other than the Loan Parties and such application is not contested by the Loan Parties in good faith or the relief requested is not withdrawn, dismissed or denied within forty-five (45) days after the filing or (ii) any Loan Party shall file motion seeking (or shall not object to any other Person seeking), or any other Person shall obtain an order authorizing, any of the Collateral or Prepetition Collateral to be surcharged pursuant to Section 506(c) of the Bankruptcy Code;

(21)	the entry of an order by the Bankruptcy Court terminating or modifying the exclusive right of any Loan Party to file a Plan of Reorganization pursuant to Section 1121 of the Bankruptcy Code, without the prior written consent of the Required Lenders;

(22)	any Loan Party shall seek to, or shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of such Loan Party) any other Person’s motion to, avoid or disallow in whole or in part the Lenders’ Claims or Liens in respect of the Obligations or contest any provision of any Loan Document or any provision of any Loan Document shall cease to be effective (other than in accordance with its terms or as a result of the action or inaction of the Administrative Agent);

(23)	any Loan Party shall fail to comply with the Interim DIP Financing Order or the Final DIP Financing Order;

(24)	any order by the Bankruptcy Court is entered granting any superpriority claim that is pari passu with or senior to those of the Secured Parties or any Lien that is senior to the Liens securing the Obligations, other than in accordance with the DIP Financing Orders;

(25)	without the Required Lenders’ consent, the filing by any Loan Party or any of its Subsidiaries of any motion or other request with the Bankruptcy Court seeking authority to consummate a sale of material assets constituting Collateral outside the ordinary course of business;

(26)	the Loan Parties or any of their Subsidiaries, or any person claiming by or through the Loan Parties or any of their Subsidiaries, obtain court authorization to commence, or commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any of the Administrative Agent, the Collateral Agent or the Lenders in each case relating to this Agreement or Prepetition Indebtedness, in each case other than as permitted by the DIP Financing Orders; or

(27)	the filing by any of the Loan Parties of a Plan of Reorganization other than an Acceptable Plan;

then, notwithstanding anything in Section 362 of the Bankruptcy Code, but subject to the applicable DIP Financing Order, (i) upon the occurrence of any such Event of Default, and at any time thereafter during the continuance of such Event of Default, the Administrative Agent shall, at the request of the Required Lenders, by notice to Holdings, take any or all of the following actions, at the same or different times: (A) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, will become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (B) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity; provided that with respect to this clause (B), the Administrative Agent (at the direction of the Required Lenders) shall first file a motion with the Bankruptcy Court seeking relief from the automatic stay to exercise such rights and remedies, and an emergency hearing before the Bankruptcy Court for authorization of such relief, on at least five (5) Business Days’ written notice of an Event of Default.

Article IX

The Agents

Section 9.01      Authorization and Action.

(1)	Each Lender hereby irrevocably appoints the entity named as Administrative Agent (which shall not be incorporated, domiciled or acting from an office situated in a Non-Cooperative Jurisdiction) in the heading of this Agreement and its successors (which shall not be incorporated, domiciled or acting from an office situated in a Non-Cooperative Jurisdiction) to serve as the administrative agent and collateral agent (except in respect of the French Security Documents) under the Loan Documents and each Lender authorizes the Administrative Agent and the Collateral Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States and France, each of the Lenders hereby grants to the Administrative Agent and the Collateral Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent and/or the Collateral Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent and/or the Collateral Agent may have under such Loan Documents.

(2)	Without limiting the powers of the Collateral Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Loan Party, each of the Secured Parties party to this Agreement hereby irrevocably appoints and authorizes the Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent, to act as the hypothecary representative of the present and future Secured Parties as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under this Agreement and any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Loan Parties. Any person who becomes a Secured Party shall be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Article 9 also constitute the substitution of the Attorney. The execution by the Attorney of any hypothecary or other agreements or instruments prior to the date of this Agreement is hereby ratified and confirmed.

(3)	As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or directions from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or directions have been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrowers, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(4)	In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(a)	the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duties other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(b)	where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of Luxembourg, Canada, England and Wales, Germany, France, Spain, Cayman Islands or Finland, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(c)	to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 (UK) shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Agreement or the other Loan Documents, where there are inconsistencies or conflict between the Trustee Act 1925 or the Trustee Act 2000 (UK) and the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 (UK), the provisions of this Agreement or such other Loan Document shall constitute a restriction or exclusion for the purposes of that Act; and

(d)	nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(5)	The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(6)	[Reserved].

(7)	In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, including during the pendency of the Chapter 11 Cases, the Administrative Agent (irrespective of whether the principal of any Term Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)	to file and prove a Claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.09 (“Fees”), 2.10 (“Interest”), 2.12 (“Increased Costs”), 2.14 (“Taxes”) and 9.02 (“Administrative Agent’s Reliance, Indemnification, Etc.”)) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.02 (“Administrative Agent’s Reliance, Indemnification, Etc.”))

(8)	The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of Holdings, the Borrowers or any Subsidiary shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 9.02      Administrative Agent’s Reliance, Indemnification, Etc.

(1)	Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.

(2)	The Lenders agree to indemnify the Administrative Agent and its Related Parties (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective applicable percentage of the Commitments and/or Term Loans in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such applicable percentage of the Commitments and/or Term Loans immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(3)	The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by Holdings, the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by Holdings, the Borrowers, any Subsidiary or any Lender as a result of, any determination of any exchange rate or Dollar equivalent.

(4)	Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.04, (ii) may rely on the Register to the extent set forth in Section 10.04, (iii) may consult with legal counsel (including counsel to Holdings and the Borrowers, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Term Loan and (vi) shall be entitled to rely on and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 9.03      Posting of Communications.

(1)	Holdings and the Borrowers hereby acknowledge and agree that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”).

(2)	Although the Approved Electronic Platform and its primary web portal are secured with generally applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization meth-od whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each of Holdings and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and each of Holdings and the Borrowers hereby approves distribution of the communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(3)	THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(4)	Each Lender agrees that notice to it (as provided in the next sentence) specifying that communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(5)	Each of the Lenders and each of Holdings and the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies

(6)	Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that:

(a)	all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof;

(b)	by marking Borrower Materials “PUBLIC,” such Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to any Borrower or its securities for purposes of United States Federal and state securities laws;

(c)	all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Investor;” and

(d)	the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Investor.”.

Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless Holdings notifies the Administrative Agent that any such document contains MNPI: (1) the Loan Documents, (2) any notification of changes in the terms of the Term Loans, (3) any notification of the identity of Disqualified Institutions and (4) all information delivered pursuant to clauses (1), (2) and (3) of Section 5.04.

(7)	Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.04      The Administrative Agent Individually. With respect to its Commitment and Term Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, Holdings, the Borrowers or any Subsidiary or any other Affiliate of any of the foregoing as if such Person were not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

Section 9.05      Successor Administrative Agent.

(1)	The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrowers, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent (which shall not be incorporated, domiciled or acting from an office situated in a Non-Cooperative Jurisdiction). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank selected from among the Lenders and which shall not be incorporated, domiciled or acting from an office situated in a Non-Cooperative Jurisdiction. In either case, such appointment shall be subject to the prior written approval of the Borrowers (which approval may not be unreasonably withheld and shall not be required while an Event of Default under Section 8.01(2) or 8.01(3) has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(2)	Notwithstanding paragraph (1) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Documents for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as Collateral Agent for the benefit of the Secured Parties, and continue to be entitled to the rights and bound to the obligations set forth in such Security Documents and any other Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and 9.02 (“Administrative Agent’s Reliance, Indemnification, Etc.”), as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the resigned Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

Section 9.06      Acknowledgements of Lenders.

(1)	Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(2)	Each Lender, by delivering its signature page to this Agreement on the Closing Date and by funding its Term Loans on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

Section 9.07      Collateral Matters.

(1)	Except with respect to the exercise of setoff rights in accordance with Section 10.06 (“Right of Set-off) or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(2)	[Reserved].

(3)	The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 9.08      [Reserved].

Section 9.09      Intercreditor Agreement. The Administrative Agent, and the Collateral Agent are authorized by the Lenders and each other Secured Party to, to the extent required by the terms of the Loan Documents and the DIP Financing Order, (i) enter into any intercreditor agreement contemplated by this Agreement, (ii) enter into any Security Document, or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 6.01 and 6.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement, Security Document, consent, filing or other action will be binding upon them. Each Lender and each other Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement (if entered into) and (b) hereby authorizes and instructs, to the extent required by the terms of the Loan Documents and the DIP Financing Orders, the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement contemplated by this Agreement or Security Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 6.01 and 6.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 9.10      Collateral Agent as UK Security Trustee.

(1)	For the purposes of any Liens created under the UK Security Documents, the following additional provisions shall apply, in addition to the provisions set out in this Article IX or otherwise in this Agreement.

(2)	In this Section 9.10, the following expressions have the following meanings:

Appointee means any receiver, administrator or other insolvency officer appointed in respect of any Loan Party or its assets.

Charged Property means the assets of the Loan Parties subject to a security interest under the UK Security Documents.

Delegate means any delegate, agent, attorney or co-trustee appointed by the Collateral Agent (in its capacity as security trustee).

(3)	The Secured Parties appoint the Collateral Agent to hold the security interests constituted by the UK Security Documents on trust for the Secured Parties on the terms of the Loan Documents and the Collateral Agent accepts that appointment.

(4)	The Collateral Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Secured Party.

(5)	Nothing in this Agreement constitutes the Collateral Agent as a trustee or fiduciary of, nor shall the Collateral Agent have any duty or responsibility to, any Secured Party.

(6)	The Collateral Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(7)	The Collateral Agent, in consultation with Holdings, may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the UK Security Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(8)	The Collateral Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Collateral Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Collateral Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Collateral Agent by the UK Security Documents as may be conferred by the instrument of appointment of that person.

(9)	The Collateral Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(10)	The Collateral Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Collateral Agent.

(11)	Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Collateral Agent (in its capacity as security trustee) under the UK Security Documents, and each reference to the Collateral Agent (where the context requires that such reference is to the Collateral Agent in its capacity as security trustee) in the provisions of the UK Security Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(12)	Each Secured Party confirms its approval of the UK Security Documents and authorizes and instructs the Collateral Agent: (i) to execute and deliver the UK Security Documents; (ii) to exercise the rights, powers and discretions given to the Collateral Agent (in its capacity as security trustee) under or in connection with the UK Security Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Collateral Agent (in its capacity as security trustee) on behalf of the Secured Parties under the UK Security Documents.

(13)	The Collateral Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(14)	Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Security Document and accordingly authorizes: (a) the Collateral Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the Land Registry (or other relevant registry) to register the Collateral Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(15)	On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Collateral Agent shall (at the cost of the Loan Parties) execute any release of the UK Security Documents or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Collateral Agent considers desirable and/or as requested by Holdings or the Secured Parties.

(16)	The Collateral Agent shall not be liable for: (i) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a UK Security Document; (ii) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a UK Security Document; (iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or (iv) any shortfall which arises on enforcing a UK Security Document.

(17)	The Collateral Agent shall not be obligated to: (i) obtain any authorization or environmental permit in respect of any of the Charged Property or a UK Security Document; (ii) perfect, protect, register, make any filing or give any notice in respect of a UK Security Document (or the order of ranking of a UK Security Document); or (iii) require any further assurances in relation to a UK Security Document.

(18)	In respect of any UK Security Document, the Collateral Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(19)	In respect of any UK Security Document, the Collateral Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack of inadequacy of any insurance; or (ii) the failure of the Collateral Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless the Lenders have requested it to do so in writing and the Collateral Agent has failed to do so within fourteen (14) days after receipt of that request.

(20)	Every appointment of a successor Collateral Agent under a UK Security Document shall be by deed.

(21)	Section 1 of the Trustee Act 2000 shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Agreement or the other Loan Documents.

(22)	In the case of any inconsistencies or conflict between the Trustee Act 1925 or the Trustee Act 2000 (UK) and the provisions of this Agreement or any other Loan Document, the provisions of this Agreement or such other Loan Document shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 (UK), the provisions of this Agreement or such other Loan Document shall constitute a restriction or exclusion for the purposes of that Act.

(23)	The perpetuity period under the rule against perpetuities if applicable to this Agreement and any UK Security Document shall be 80 years from the date of this Agreement.

Section 9.11      Special Provisions Relating To the Agents for Spain.

(1)	Subject to the relevant compliance with the Spanish applicable laws and notarization formalities, each Secured Party hereby grants full power to the Agents so that each of the Agents (joint and severally-solidariamente), acting through a duly appointed representative, may execute on behalf of itself and each other party all the necessary grantings, releases or confirmations of any Lien created under the Spanish Security Documents agreed upon in accordance with the Loan Documents. In particular:

(a)	notarize or raise into the status of Spanish Public Document any Loan Document or Spanish Security Document;

(b)	appear before a Notary Public and accept any type of guarantee or security, whether personal or real, granted in favor of the Secured Parties (whether in its own capacity or as agents for other parties) over any and all shares, rights, receivables, goods and chattels, fixing their price for the purposes of an auction and the address for serving of notices and submitting to the jurisdiction of law courts by waiving its own forum, and release such guarantees or security, all of the foregoing under the terms and conditions which the attorney may freely agree, signing the notarial deeds (escrituras públicas) or intervened policies (póliza intervenidas) that the attorney may deem fit;

(c)	ratify, if necessary or convenient, any such escrituras públicas or pólizas intervenidas executed by an orally appointed representative in the name or on behalf of the Secured Parties;

(d)	execute and/or deliver any and all deeds, documents and do any and all acts and things required in connection with the execution of the Spanish Security Documents, and/or the execution of any further notarial deed of amendment (escritura pública de rectificación o subsanación) that may be required for the purpose of or in connection with the powers granted in this clause;

(e)	execute in the name of any of the Secured Parties (whether in its own capacity or as agent for other parties) any novation, amendment or ratification to any Loan Document or Spanish Security Documents and appear before a Notary Public and raise any document into the status of a public document;

(f)	appoint a Spanish Notary as the Agents deem convenient, for the formalization of whichever public documents that may be necessary in relation to the enforcement of the relevant Spanish Security Documents and formalize them in the name of the relevant Secured Party;

(g)	request and obtain the copy issued for enforcement purposes (copia ejecutiva) of the notarial deed by virtue of which the Lien was created and to such effect, follow the instructions received from the Agents;

(h)	take any action or appear in any proceeding in Spain, as may be required by the Agents, as applicable, to enforce the Spanish Lien and Spanish Security Documents; and

(i)	grant any documents or carry out actions necessary or convenient for the enforcement of the Lien and the Spanish Security Documents under the instructions received from the Agents under this Agreement.

(2)	It is hereby agreed that, in relation to the Spanish jurisdiction, the relationship of the Secured Parties, as secured parties under the Spanish Security Documents and as parties to the Loan Documents, to the Agents in relation to any Spanish Security Documents shall be construed as one of principal (comitente) and agent (comisionista). The Agents shall not have, or be deemed to have, assumed any obligations to or fiduciary relationship with, any party to this Agreement other than those for which specific provision is made by the Spanish Security Documents, the Loan Documents and this Agreement.

(3)	As an exception to the above, to the extent any Secured Party is unable to grant such powers referred to in paragraph (1) above to the Agents or such powers of attorney are not recognized, each such Secured Party undertakes to (i) exercise in conjunction with the Agents and in the same act those powers which otherwise would have been conferred on the Agents or (ii) grant a notarial power of attorney duly notarized and apostilled or legalized (as the case may be) empowering the Agents (or its successor as a result of a change of any Agent) to carry out any of the actions referred to above that may be required in Spain. Such power of attorney shall be granted at the request of the Agents.

(4)	The guarantees and Liens may be granted under the Spanish Security Documents in favor of each and every Secured Party to secure the Obligations (expressly excluding the Parallel Debt Obligations (as defined in the Prepetition Intercreditor Agreement)) and shall not be held on trust by the Agents unless expressly permitted by law. Nevertheless, and subject to paragraph (3) above, the Agents shall be entitled to accept the Lien granted under the Spanish Security Documents in the name and behalf of the Secured Parties by virtue of the powers granted in this section 9.11.

(5)	In the event that, in accordance with the rules referred to in this Section or in the relevant Spanish Security Document, the relevant Secured Parties decided to enforce any Lien the following shall apply:

(a)	The Agents shall give the Secured Parties a written notice of the decision to enforce any Lien.

(b)	If necessary, the relevant Secured Parties will grant a notarial power-of-attorney in favor of the Agents to carry out the actions necessary for such enforcement in accordance with the provisions of this Agreement. Should any of the relevant Secured Parties not be able to grant such powers of attorney, it undertakes to appear together with the Agents to formalize any required actions or measures or to ratify as soon as possible the actions performed by the Agents.

(c)	The Secured Parties undertake to cooperate with the Agents whenever necessary to ensure that enforcement of the Lien is successful.

(6)	Each Secured Parties empower (including the power of self-contract (subcontratar), the power of substitution and sub-empowering (sustitución y subapoderamiento)) and authorises the Agents to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agents under or in connection with the Spanish Security Documents together with any other incidental rights, powers, authorities and discretions expressly including appearing before a Spanish public notary to grant or execute any public or private deed related to this mandate and, specifically, those deemed necessary or appropriate according to the mandate received (including, but not limited to, documents of formalization, acknowledgement, confirmation, modification or release, acceptance of any security). Specifically, the Secured Parties hereby empower the Agents to enforce any guarantee or Lien granted in relation to this Agreement in relation to any Spanish Loan Party or any Spanish Security Documents.

(7)	Each of the Secured Parties undertake to the Agents that, promptly upon request, such Secured Party will ratify and confirm all transactions entered into and other actions by the Agents (or any of its substitutes or delegates) in the proper exercise of the power granted to it hereunder.

(8)	At the request of the Agents, the Secured Parties undertake to: (i) grant a notarial power of attorney in favor of the Agents for any action to be carried out by the Agents in Spain under the instructions received in accordance with this Agreement; and/or (ii) take any action or appear in any proceeding in Spain, as may be required by the Agents and, to such effect, follow the instructions received from any Agents.

Article X

Miscellaneous

Section 10.01      Notices; Communications.

(1)	Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(2)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(a)	if to any Loan Party or the Administrative Agent, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.01; and

(b)	if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

(2)	Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Holdings may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(3)	Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent and confirmation of transmission received (except that, if not given during normal business hours for the Recipient, shall be deemed to have been given at the opening of business on the next Business Day for the Recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(2) shall be effective as provided in such Section 10.01(2).

(4)	Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Any party hereto may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Holdings and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Approved Electronic Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Approved Electronic Platform and that may contain material non-public information with respect to Holdings or its securities for purposes of United States federal or state securities laws.

(5)	Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (a) on which Holdings posts such documents or provides a link thereto on Holdings’ website on the Internet at the website address listed on Schedule 10.01 or (b) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that Holdings shall notify the Administrative Agent (by facsimile or e-mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that, upon reasonable request by the Administrative Agent, Holdings shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the Recipient shall be deemed to have been given at the opening of business on the next Business Day for such Recipient. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 10.02      Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document will be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.12, 2.14 and 10.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

Section 10.03      [Reserved].

Section 10.04      Successors and Assigns.

(1)	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void), and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04 (and any attempted assignment, transfer or delegation in contravention with this Section 10.04 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (3) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or Claim under or by reason of this Agreement or the other Loan Documents.

(2)	(a) Subject to the conditions set forth in paragraph (2)(b) of this Section 10.04, any Lender may assign to one or more assignees (other than a natural person, the Loan Parties or any Subsidiary or Affiliate thereof, a Defaulting Lender or (to the extent the list thereof is provided to all Lenders) a Disqualified Institution) (each such non-excluded Person, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(a)	the Borrowers; provided that no consent of any Borrower shall be required for an assignment (x) in connection with the reallocations contemplated under Section 2.01(4), (y) to a Lender, an Affiliate of a Lender, an Approved Fund or (z) if an Event of Default shall have occurred and be continuing, any other Person; provided, further, that such consent shall be deemed to have been given if the Borrowers have not responded within five (5) Business Days after delivery of a written request therefor by the Administrative Agent; and

(b)	the Administrative Agent; provided that no consent of the Administrative Agent shall be required (x) for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (y) for an assignment pursuant to Section 2.16(2) or (z) in connection with the reallocations contemplated under Section 2.01(4).

Notwithstanding anything herein to the contrary, any assignment by the Commitment Lender of Term Loans will be exclusive of, and will not contain any portion of, any unfunded Commitment held by the Commitment Lender at the time of assignment of such Term Loans.

(b)	Assignments (other than any assignment pursuant to Section 2.16(2)) shall be subject to the following additional conditions:

(a)	except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $250,000, unless each of the Borrowers and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds being treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(b)	except in connection with the reallocations contemplated under Section 2.01(4), the assignee or assigning Lender to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent and which fee has been waived in connection with the allocations on the Closing Date);

(c)	the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.14;

(d)	the assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Term Loan; and

(e)	the Assignee shall be or become a party to the RSA.

For the purposes of this Section 10.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(c)	Subject to acceptance and recording thereof pursuant to paragraph (2)(e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Acceptance). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (4) of this Section 10.04 to the extent such participation would be permitted by such Section 10.04(4).

(d)	The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount (and stated interest with respect thereto) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Holdings and any Lender (solely with respect to such Lender’s Term Loans) at any reasonable time and from time to time upon reasonable prior written notice. The parties hereto acknowledge and agree that this Section 10.04 (including the Register and the Participant Register) shall be interpreted such that the Obligations are at all times maintained in “registered form” within the meaning of the Code (including, but not limited to, Sections 163(f), 871(h)(2), and 881(c)(2) of the Code).

(e)	Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, any Note outstanding with respect to the assigned Term Loan, the processing and recordation fee referred to in paragraph (2)(b)(ii) of this Section 10.04 and any written consent to such assignment required by paragraph (2) of this Section 10.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (2)(e).

(3)	By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

(a)	such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim;

(b)	except as set forth in clause (a) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, any Borrower or any Subsidiary or the performance or observance by Holdings, any Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

(c)	the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;

(d)	the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Required Financial Statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(e)	the Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(f)	the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and

(g)	the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(4)	(a) Any Lender may, without the consent of the Administrative Agent or, subject to Section 10.04(8), the Borrowers, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that

(a)	such Lender’s obligations under this Agreement shall remain unchanged;

(b)	such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and

(c)	the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(d)	Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (A) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(1)(a) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 10.08(2) and (2) directly affects such Participant and (B) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (4)(b) of this Section 10.04, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14 (it being understood that the documentation required under Section 2.14 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section 10.04, provided that such Participant agrees to be subject to the provisions of Sections 2.16(2) as if it were an assignee pursuant to paragraph (2) of this Section 10.04. Each Lender that sells a participation agrees, at such Borrower’s request and expense, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 2.16(2) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.15(3) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of such Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b)	A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any requirement of law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation, or unless the sale of the participation to such Participant is made with such Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.14 to the extent such Participant fails to comply with Section 2.14(5) as though it were a Lender.

(5)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(6)	Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (5) of this Section 10.04.

(7)	[Reserved].

(8)	No assignment or participation shall be made to any Person that was a Disqualified Institution to the extent the list thereof has been provided to all Lenders as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrowers have consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Assignee that becomes a Disqualified Institution after the applicable Trade Date, (x) such Assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the applicable Borrower of an Assignment and Acceptance with respect to such Assignee will not by itself result in such Assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (8)(a) shall not be void, but the other provisions of this clause (8) shall apply.

(a)	If any assignment or participation is made to any Disqualified Institution without the Borrowers’ prior written consent in violation of clause (a) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such Term Loans and (z) the market price of such Term Loans (as reasonably determined by Borrowers), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.04), all of its interest, rights and obligations under this Agreement to one or more Assignees at the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations and (z) the market price of such Term Loans (as reasonably determined by the Borrowers), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(b)	Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by Holdings or any other Loan Party, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan of Reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(c)	The Administrative Agent shall have the right, and each Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to each Lender requesting the same (and each Borrower hereby agrees that any such requesting Lender may share the list of Disqualified Institutions with any potential assignee, transferee or participant); provided that the Lenders shall not be restricted from participating their obligations in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it) to Disqualified Institutions if the Administrative Agent has not posted the list of Disqualified Institutions to the Approved Electronic Platform.

(d)	In case any transfer or transfer made under this Section in respect of the Term Loan Facility is made by way of novation, the transferring Lender maintains all its rights and privileges arising under any Security Documents and any Guarantee securing the obligations of any French Loan Party under this Agreement for the benefit of the transferee, in accordance with Article 1334 of the French Civil Code.

(9)	[Reserved].

(10)	[Reserved].

(11)	Specific provisions relating to Spain

(a)	The Spanish Loan Parties and the other Secured Parties irrevocably agree that, in the event of any transfer and/or assignment pursuant to this agreement the Liens created by, together with all rights and remedies arising under, the Spanish Security Documents entered into by each Spanish Loan Party shall be maintained in full force and effect.

(b)	For the purposes of article 1,528 of the Spanish Civil Code, the parties agree that, upon the Assignee becoming a Secured Party pursuant to this Agreement, any Spanish Security Documents shall be deemed to have been automatically assigned to the Assignee.

(c)	At the request and cost of the Assignee, the Assignee, the Secured Party and the Agents (if applicable) shall promptly notarize in Spain the duly completed assignment agreement in a Spanish Public Document and all the powers of attorney granted to the Agents shall be duly ratified. Any tax and cost (including, but not limited to, notarial and registry costs) triggered as result of such will be borne by the Assignee.

Section 10.05      Expenses; Indemnity.

(1)	Subject to and in accordance with the terms of the DIP Financing Orders, the Borrowers agree to pay all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, the Lenders (including, without limitation, the reasonable documented and invoiced out-of-pocket fees and expenses of the Lender Advisors), the Backstop Parties and, with respect to enforcement of the Loan Documents incurred by any Lender, in connection with (i) the preparation of this Agreement and the other Loan Documents, (ii) the preparation, execution and delivery, administration, amendment, modification, waiver or enforcement of this Agreement (including expenses incurred in connection with due diligence (including third party expenses) and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrowers or provided for in this Agreement) or (iii) otherwise in connection with the Chapter 11 Cases, the monitoring and administration thereof, the negotiation and implementation of an Acceptable Plan and any other matter, motion or order bearing on the validity, priority and/or repayment of the Obligations in accordance with the terms hereof, including the reasonable, documented and invoiced fees, charges and disbursements of the Lender Advisors and a single counsel and one firm of local counsel for the Administrative Agent, and, in the case of any actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrowers of such conflict, one additional firm of counsel for the Administrative Agent, the Lenders, the Backstop Parties and, in the case of enforcement of this Agreement, the Lenders (in the aggregate). In relation to any Spanish Loan Party and any Loan Documents or Spanish Security Documents they incorporate or sign subject to the laws of Spain, the Borrowers and/or the corresponding Spanish Loan Party shall also pay the applicable notary public fees and registry fees whenever due. For the sake of clarity, notwithstanding the foregoing, as set out in Section 10.04(11), any taxes or costs (including, but not limited to, notarial or registry fees) arising from any transfer or assignment from the Lenders or Secured Parties shall be borne by the relevant Lender or Secured Party but not by the Loan Parties.

(2)	The Borrowers agree to indemnify the Administrative Agent, each Lender, each Backstop Party, each of their respective Affiliates and each of their respective directors, officers, employees, agents, attorneys, accountants, advisors, controlling Persons, equityholders, partners, members and other representatives and each of their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of the Lender Advisors and a single firm of counsel for the Indemnitees related to the Administrative Agent (including the Administrative Agent) and one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the indemnitees related to the Administrative Agent (including the Administrative Agent) and a single firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all other Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of an additional counsel for each group of affected Indemnitees similarly situated, taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(a)	the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby;

(b)	the use of the proceeds of the Term Loans;

(c)	the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents; or

(d)	any Claim, litigation, investigation or proceeding relating to the Transactions or any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by Holdings, any Borrower or any of their Subsidiaries or Affiliates or creditors or any other Person;

provided that no Indemnitee will be indemnified for any loss, Claim, damage, liability, cost or expense to the extent it (i) has been determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (B) a material breach of the obligations of such Indemnitee or Related Parties under the Loan Documents or (ii) relates to any proceeding between or among Indemnitees other than (A) claims against Administrative Agent or their Affiliates, in each case, in their capacity or in fulfilling their role as the agent or any other similar role under the Term Facility (excluding their role as a Lender) to the extent such Persons are otherwise entitled to receive indemnification under this paragraph (2) or (B) Claims arising out of any act or omission on the part of Holdings, any Borrower or any of their Subsidiaries.

(3)	Subject to and without limiting the generality of the foregoing sentence, the Borrowers agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, Claims, damages, liabilities and related expenses, including reasonable, documented and invoiced fees, charges and disbursements of one firm of counsel for the Indemnitees related to the Administrative Agent (including the Administrative Agent) and one firm of counsel for all other Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for the Indemnitees related to the Administrative Agent (including the Administrative Agent) and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all other Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel for each group of so conflicted Indemnitees similarly situated) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of any Claim related in any way to Environmental Laws against Holdings, any Borrower or any of the Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which Holdings, any Borrower or any Subsidiaries would reasonably be expected to be liable under Environmental Laws, regardless of whether such matter is initiated by Holdings, any Borrower or any of their Subsidiaries or Affiliates or creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, Claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(4)	Any indemnification or payments required by the Loan Parties under this Section 10.05 shall not apply with respect to (a) Taxes other than any Taxes that represent losses, Claims, damages, etc. arising from any non-Tax claim or (b) Taxes that are duplicative of any indemnification or payments required by the Loan Parties under Section 2.14.

(5)	To the fullest extent permitted by applicable law, no Indemnitee, nor any Loan Party shall assert, and hereby waives, any Claim against the Loan Parties or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Chapter 11 Cases, any Term Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the indemnity and reimbursement obligations set forth in clauses (1) through (3) of this Section 10.05. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(6)	The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

Section 10.06      Right of Set-off. Notwithstanding anything to the contrary in Section 362 of the Bankruptcy Code, but subject to the DIP Financing Orders (including the Carve Out), if an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any payroll, trust, tax and petty cash accounts) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of Holdings or any Subsidiary Loan Party against any of and all the Obligations of Holdings or any Subsidiary Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the Obligations may be unmatured. Notwithstanding the foregoing, in the event that any Defaulting Lender shall exercise such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have and may be exercised only at the direction of the Administrative Agent or the Required Lenders.

Section 10.07      Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS, INCLUDING THOSE FOREIGN SECURITY AND PLEDGE AGREEMENTS LISTED ON SCHEDULE 1.01(3)) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION OR TO THE EXTENT GOVERNED OR SUPERSEDED BY THE BANKRUPTCY CODE).

Section 10.08      Waivers; Amendment.

(1)	No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (2) of this Section 10.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, any Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(2)	Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except

(a)	[reserved];

(b)	in the case of the Fee Letter, pursuant to an agreement or agreements in writing entered into by each party thereto;

(c)	in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrowers and the Required Lenders, a copy of which shall be promptly provided to the Administrative Agent (provided that any failure to deliver such copy shall not invalidate such waiver, amendment or modification); and

(d)	in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders;

provided, however, that no such agreement shall:

(a)	except as provided in Section 2.19(2), decrease, forgive, waive or excuse the principal amount of, or any interest (other than default interest) on, or except as provided in Section 2.18 of this Agreement, extend the final maturity of, or decrease the rate of interest on, any Term Loan beyond the Maturity Date, without the prior written consent of each Lender directly affected thereby (it being acknowledged and agreed that any amendments to or waivers of conditions precedent, Defaults or Events of Default or mandatory prepayments shall not constitute a decrease, forgiveness, waiver or excuse of a principal payment under this clause (i));

(b)	increase or extend the Commitment of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of mandatory prepayments, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender);

(c)	except as provided in Section 2.19(2), increase, decrease, forgive, waive or excuse any Fees without the prior written consent of each Lender, and with respect to the Administrative Agent Fees, the Agents;

(d)	except with respect to the extension of the Maturity Date pursuant to Section 2.18 of this Agreement, extend any date on which payment of principal or interest (other than default interest) on any Term Loan or any fee is due (it being acknowledged and agreed that any amendments or waivers of conditions precedent, Defaults or Events of Default or mandatory prepayments shall not constitute an extension of a date on which a payment is due for purposes of this clause (iv)), without the prior written consent of each Lender adversely affected thereby;

(e)	amend the provisions of Section 2.15(2) or (3) of this Agreement or any analogous provision of any other Loan Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(f)	amend or modify the provisions of this Section 10.08 or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans are included on the Closing Date);

(g)	release all or substantially all of the Collateral, or release all or substantially all of the value of the Guarantee of the Obligations, without the prior written consent of each Lender; or

(h)	contractually subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document (other than pursuant to the terms of the DIP Financing Orders), without the prior written consent of each Lender;

provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(3)	Without the consent of the Administrative Agent or any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(4)	This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrowers to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect.

(5)	Notwithstanding anything herein, no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than the Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(6)	[Reserved].

(7)	[Reserved].

(8)	[Reserved].

(9)	Notwithstanding the foregoing, no MIRE Event may be closed until the date that is (a) if there are no Mortgaged Properties in a Flood Zone, ten (10) Business Days or (b) if there are any Mortgaged Properties in a Flood Zone, thirty (30) days (in each case, the “Notice Period”), after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed Flood Certificate from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the Notice Period if the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

Section 10.09      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation. In no event will the total interest received by any Lender exceed the amount which it could lawfully have received and any such excess amount received by any Lender will be applied to reduce the principal balance of the Term Loans or to other amounts (other than interest) payable hereunder to such Lender, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining will be paid to the applicable Borrower.

Section 10.10      Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12      Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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Section 10.13      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be as effective as delivery of a manually signed original.

Section 10.14      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15      Jurisdiction; Consent to Service of Process.

(1)	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court, and if the Bankruptcy Court does not have (or abstains from) jurisdiction, non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the borough of Manhattan in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents (other than with respect to actions in respect of rights under any Security Document governed by laws other than the laws of the State of New York or with respect to any Collateral subject thereto), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in the Bankruptcy Court (or, as applicable, such New York Court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and the parties hereto agree that the Agents and Lenders retain the right to serve process in any other manner permitted by law and to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Documents or the enforcement of any judgment. Each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than the Bankruptcy Court, and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or set-off, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the Bankruptcy Court.

(2)	Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in the Bankruptcy Court or any New York Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of Holdings, the Borrowers and the Subsidiaries hereby irrevocably designates, appoints and empowers the US Borrower (including any replacement process agent reasonably acceptable to the Administrative Agent, the “Process Agent”) (and the US Borrower hereby accepts and agrees to serve as Process Agent), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such person in care of the Process Agent at the Process Agent’s address, and each of Holdings, the Borrowers and the Subsidiaries hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.16      Confidentiality. Each of the Lenders and each of the Agents agrees (and agrees to cause each of its Affiliates) to use all information provided to it by or on behalf of Holdings or its Subsidiaries under the Loan Documents or otherwise in connection with the Transactions and the Chapter 11 Cases solely for the purposes of the transactions contemplated by this Agreement and the other Loan Documents and shall not publish, disclose or otherwise divulge such information, (other than information that:

(1)	has become generally available to the public other than as a result of a disclosure by such party;

(2)	has been independently developed by such Lender or the Administrative Agent without violating this Section 10.16; or

(3)	was available to such Lender or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to Holdings or any other Loan Party);

and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Term Loans on behalf of such Lender or any numbering, administration or settlement service providers (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16), except:

(a)	to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, in which case (except with respect to any audit or examination conducted by any bank accountant or any governmental or regulatory authority exercising examination or regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform Holdings promptly thereof prior to disclosure;

(b)	as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or any bank accountants or any governmental or regulatory authority exercising examination or regulatory authority, in which case (except with respect to any audit or examination conducted by any bank accountant or any governmental or regulatory authority exercising examination or regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform Holdings promptly thereof prior to disclosure;

(c)	to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16);

(d)	in order to enforce its rights under any Loan Document in a legal proceeding;

(e)	to any pledgee or assignee under Section 10.04(5) or any other prospective or actual Assignee of, or prospective or actual Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16); and

(f)	to ratings agencies or the CUSIP Service Bureau on a confidential basis.

Notwithstanding the foregoing, (i) no such information shall be disclosed to a Disqualified Institution that constitutes a Disqualified Institution at the time of such disclosure without Holdings’ prior written consent and (ii) no Agent or Lender may, without the Borrower’s consent, at its own expense and in the ordinary course of its respective business, issue customary news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals, and other appropriate media (which may include use of logos of one or more of the Loan Parties) (collectively, “Trade Announcements”), until such time as the Loan Parties revoke such authorization granted in this clause (ii) in writing to such Agent or such Lender, as applicable. With respect to any such Trade Announcements, such Agent or such Lender shall provide a draft reasonably in advance of any Trade Announcement to the Borrowers for review and comment prior to the publication thereof.

Section 10.17      [Reserved]

Section 10.18      Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Loan Party (other than Equity Interests of the Borrowers) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents or any Loan Party becomes an Excluded Subsidiary or ceases to be a Subsidiary as a result of a transaction permitted hereunder, at the request of Holdings, any Liens created by any Loan Document in respect of such Equity Interests or assets shall, to the extent permitted under any applicable law, be automatically be released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrowers and at the Borrowers’ expense in connection with such release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party (other than the Borrowers) in a transaction permitted by the Loan Documents (including through merger, consolidation, amalgamation or otherwise) and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, such Subsidiary Loan Party’s obligations under the applicable Security Documents shall, to the extent permitted under any applicable law, be automatically terminated and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) and at the Borrowers’ expense take such action and execute any such documents as may be reasonably requested by Holdings or the Borrowers to terminate such Subsidiary Loan Party’s obligations under the applicable Security Documents; provided, that notwithstanding the foregoing, in connection with the release of any Guarantor pursuant this Section 10.18, after giving pro forma effect to such release, the Borrower (or any applicable Guarantor owning such applicable Subsidiary) shall be automatically and immediately deemed to have made an Investment in such Subsidiary on the date of such release in an amount equal to the portion of the fair market value of the Borrower’s (or such Loan Party’s) retained interest in such Subsidiary; provided, further, that notwithstanding the foregoing, in connection with the release of any Guarantor pursuant to this Section 10.18 triggered solely as a result of such Guarantor no longer constituting a Wholly Owned Subsidiary, such release shall be effective only to the extent that such Guarantor became a Subsidiary no longer constituting a Wholly Owned Subsidiary pursuant to a transaction that either (x) has a bona fide business purpose or (y) was not undertaken for the primary purpose of effecting such release pursuant to this Section 10.18. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrowers and at the Borrowers’ expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than Obligations in respect of contingent indemnification and reimbursement obligations that are not yet due and payable and for which no Claim has been asserted) are paid in full and the Commitments are terminated.

Section 10.19      USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 10.20      Canadian Anti-Money Laundering Legislation.

(1)	Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(2)	If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(a)	shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(b)	shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

Section 10.21      [Reserved].

Section 10.22      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and the Borrowers acknowledge and agree that: (1) (a) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between Holdings and the Borrowers, on the one hand, and the Agents and the Lenders, on the other hand; (b) the Borrowers and Holdings have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate; and (c) the Borrowers and Holdings are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (2) (a) each Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower, Holdings or any other Person and (b) none of the Agents or the Lenders has any obligation to any Borrower, Holdings or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (3) the Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Borrower, Holdings and their respective Affiliates, and none of the Agents or any Lender has any obligation to disclose any of such interests to any Borrower, Holdings or any of their respective Affiliates.

Section 10.23      Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Term Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

Section 10.24      Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section 10.24 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

Section 10.25      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(1)	the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(2)	the effects of any Bail-In Action on any such liability, including, if applicable:

(a)	a reduction in full or in part or cancellation of any such liability;

(b)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its Parent Entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.26      Holdings as Agent for Borrowers. Each Borrower hereby irrevocably appoints Holdings as the borrowing agent and attorney-in-fact for all Borrowers which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Loan Party has been appointed in such role. Each Borrower hereby irrevocably appoints and authorizes Holdings (a) to provide Administrative Agent with all notices with respect to all notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided Holdings shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from the Administrative Agent and Lenders (and any notice or instruction provided by Administrative Agent or any Lender to Holdings in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as Holdings deems appropriate on its behalf to obtain Term Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the loan accounts and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

Section 10.27      Conflicts. In the event of a conflict between, or inconsistency among, the Interim DIP Financing Order and the Final DIP Financing Order, on the one hand, and any Loan Document, on the other hand, the Interim DIP Financing Order or the Final DIP Financing Order, as the case may be, shall control.

Section 10.28      Erroneous Payments.

(1)	Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 10.28 shall be conclusive, absent manifest error.

(2)	Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(3)	The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower.

(4)	Each party’s obligations under this Section 10.28 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

VENATOR MATERIALS PLC, as Holdings

By	/s/ Kurt D. Ogden
Name: Kurt D. Ogden
Title: Executive Vice President and Chief Financial Officer

VENATOR FINANCE S.A R.L., as the Lux Borrower

By	/s/ Kurt D. Ogden
Name: Kurt D. Ogden
Title: Manager and Authorized Signatory

VENATOR MATERIALS LLC, as the US Borrower

By	/s/ Kurt D. Ogden
Name: Kurt D. Ogden
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Term Loan Credit Agreement]

WILMINGTON SAVINGS FUND SOCIETY, FSB as Administrative Agent and Collateral Agent

By	/s/ John McNichol
Name: John McNichol
Title: Assistant Vice President

[Signature Page to Term Loan Credit Agreement]

JEFFERIES CAPITAL SERVICES, LLC as a Lender

By	/s/ Mark Sahler
Name: Mark Sahler
Title: Managing Director

[Signature Page to Term Loan Credit Agreement]